Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

January 16, 2020

by and among

SL GLOBETROTTER, L.P.

(in its capacity as a Seller Party and as the GB Shareholders’ Representative)

GLOBAL BLUE GROUP HOLDING AG

GLOBAL BLUE US HOLDCO LLC

GLOBAL BLUE US MERGER SUB INC.

GLOBAL BLUE HOLDING L.P.

THE MANAGEMENT SELLERS

FAR POINT ACQUISITION CORPORATION

GLOBAL BLUE GROUP AG

THOMAS W. FARLEY

(solely in his capacity as the FPAC Shareholders’ Representative)

FAR POINT LLC

(solely for purposes of Sections 2.20 and 8.01 hereof)

and

JACQUES STERN

(solely in his capacity as the Management Representative)

i

3.03	Due Authorization	42

3.04	No Conflict	42

3.05	Governmental Authorities; Consents	43

3.06	Capitalization	43

3.07	Financial Statements	44

3.08	Undisclosed Liabilities	45

3.09	Litigation and Proceedings	45

3.10	Compliance with Laws	45

3.11	Intellectual Property	47

3.12	Contracts; No Defaults	50

3.13	Employees and Labor	52

3.14	Pensions.	53

3.15	Data Privacy	54

3.16	Taxes	54

3.17	Brokers’ Fees	56

3.18	Insurance	56

3.19	Real Property; Assets	56

3.20	Environmental Matters	58

3.21	Absence of Changes	59

3.22	Affiliate Agreements	59

3.23	Proxy Statement/Prospectus	60

3.24	Independent Investigation	60

3.25	Stock Ownership	60

3.26	No Additional Representations and Warranties	60

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NEW TOPCO, US HOLDCO AND US MERGER SUB		61

4.01	Organization and Power	61

4.02	Due Authorization	61

4.03	No Conflict	61

4.04	Governmental Authorities; Consents	62

4.05	Litigation and Proceedings	62

4.06	Capitalization	62

4.07	Certain Business Activities	64

4.08	Proxy Statement/Prospectus	64

4.09	Brokers’ Fees	64

4.10	Stock Ownership	64

4.11	Independent Investigation	64

4.12	No Additional Representations and Warranties	65

ARTICLE V REPRESENTATIONS AND WARRANTIES OF FPAC		65

5.01	Corporate Organization	65

5.02	Due Authorization	66

5.03	No Conflict	66

5.04	Litigation and Proceedings	67

5.05	Compliance with Laws	67

5.06	Employee Benefit Plans	68

5.07	Governmental Authorities; Consents	68

5.08	Financial Ability; Trust Account	69

5.09	Taxes	70

5.10	Brokers’ Fees	71

5.11	FPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act	71

5.12	Business Activities; Absence of Changes	72

5.13	Interest in Competitors	72

5.14	No Undisclosed Liabilities	72

5.15	Absence of Changes	73

5.16	Form F-4 and Proxy Statement/Prospectus	73

5.17	Independent Investigation	73

5.18	Capitalization	74

5.19	NYSE Stock Market Quotation	74

5.20	Contracts; No Defaults	75

5.21	Title to Property	75

5.22	Investment Company Act	75

5.23	Affiliate Agreements	75

5.24	Forward Purchase Agreement	76

5.25	Takeover Statute	76

5.26	No Additional Representations and Warranties	77

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES		77

6.01	Organization and Power	77

6.02	Due Authorization	77

6.03	No Conflict	77

6.04	Litigation and Proceedings	78

6.05	Shares	78

6.06	Brokers’ Fees	78

6.07	Stock Ownership	78

6.08	Proxy Statement/Prospectus	78

6.09	Independent Investigation	79

6.10	No Additional Representations and Warranties	79

ARTICLE VII COVENANTS OF THE COMPANY, SELLER PARTIES, US HOLDCO, US MERGER SUB AND NEW TOPCO		79

7.01	Conduct of Business	79

7.02	Access	83

7.03	Regulatory Approvals	83

7.04	Termination of Certain Agreements	84

7.05	No Claim Against the Trust Account	85

7.06	Proxy Solicitation; Other Actions	85

7.07	Financing Agreement	86

7.08	New Topco NYSE Listing	86

7.09	Incentive Equity Plan	86

7.10	Management Rollup	86

ARTICLE VIII COVENANTS OF FPAC		87

8.01	Regulatory Approvals	87

8.02	Conduct of FPAC During the Interim Period	88

8.03	Trust Account	91

8.04	Access	91

8.05	FPAC NYSE Listing	91

8.06	FPAC Public Filings	91

8.07	Forward Purchase Agreement	91

8.08	Termination of FPAC Affiliate Agreements	91

8.09	Management Shareholders Agreement	92

8.10	FPAC Registration Rights Agreement	92

ARTICLE IX JOINT COVENANTS		92

9.01	Support of Transaction	92

9.02	Preparation of Form F-4 and Proxy Statement; Special Meeting	92

9.03	Exclusivity	94

9.04	Tax Matters	95

9.05	Confidentiality; Publicity	96

9.06	Director Appointments	97

9.07	Indemnification and Insurance	97

9.08	R&W Policy	98

9.09	Post-Closing Cooperation; Further Assurances	98

9.10	Registration Rights Agreement	98

ARTICLE X CONDITIONS TO OBLIGATIONS		99

10.01	Conditions to Obligations of All Parties	99

10.02	Additional Conditions to Obligations of FPAC	100

10.03	Additional Conditions to the Obligations of the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub	101

10.04	Frustration of Closing Conditions	102

ARTICLE XI TERMINATION/EFFECTIVENESS		102

11.01	Termination	102

11.02	Effect of Termination	103

ARTICLE XII MISCELLANEOUS		104

12.01	Waiver	104

12.02	Notices	104

12.03	Assignment	106

12.04	Rights of Third Parties	106

12.05	Expenses	106

12.06	Governing Law	106

12.07	Captions; Counterparts	106

12.08	Schedules and Exhibits	107

12.09	Entire Agreement	107

12.10	Amendments	107

12.11	Severability	107

12.12	Jurisdiction; WAIVER OF TRIAL BY JURY	107

12.13	Enforcement	108

12.14	Non-Recourse	109

12.15	Nonsurvival of Representations, Warranties and Covenants	109

12.16	GB Shareholders’ Representative	109

12.17	FPAC Shareholders’ Representative	110

12.18	Management Representative	111

v

Annex A – Accounting Principles, Policies and Procedures

Exhibit A - Conversion Agreement

Exhibit B - Swiss Step Plan for Per Share Merger Consideration

Exhibit C - Form of Registration Rights Agreement

Exhibit D - New Topco Amended and Restated Articles of Association

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 16, 2020, is entered into by and among SL Globetrotter, L.P., a Cayman Islands exempted limited partnership (“Globetrotter” and, in its capacity as a representative of the Company and its shareholders on the date hereof and immediately prior to the Closing, the “GB Shareholders’ Representative”), Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in 38, Zürichstrasse, CH-8306 Brüttisellen, Switzerland (“New Topco”), Global Blue US Holdco LLC, a Delaware limited liability company (“US Holdco”), Global Blue US Merger Sub Inc., a Delaware corporation (“US Merger Sub”), Global Blue Holding L.P., a Cayman Islands exempted limited partnership (“Cayman Holdings”), the individuals listed on Section 1.01(a) of the Company Disclosure Schedules (the “Management Sellers” and, together with Globetrotter and Cayman Holdings, the “Seller Parties”), Global Blue Group AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in 38, Zürichstrasse, CH-8306 Brüttisellen, Switzerland (the “Company”), Far Point Acquisition Corporation, a Delaware corporation (“FPAC”), Thomas W. Farley, solely in his capacity as the FPAC Shareholders’ Representative (“FPAC Shareholders’ Representative”), solely for purposes of Sections 2.20 and 8.01 hereof, Far Point LLC, a Delaware limited liability company (“Founder”), and Jacques Stern, solely in his capacity as the Management Representative (“Management Representative”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

1.	FPAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

2.

New Topco is a newly formed entity, wholly owned by Globetrotter, and was formed for the purpose of the Transactions, including to act as the publicly traded holding company for the Group and its businesses after the Closing;

3.

US Holdco is a newly formed, wholly-owned, direct subsidiary of New Topco, and US Merger Sub is a newly formed, wholly-owned direct subsidiary of US Holdco, and each of them was formed for the sole purpose of the Merger;

4.	Prior to the Closing, New Topco will form a new, wholly-owned Subsidiary under the laws of Switzerland as a GmbH (“New GmbH”);

5.

On the date hereof, Cayman Holdings holds 40,000,000 Company Shares and, immediately prior to the Closing, shall distribute to Globetrotter its pro rata share of the Company Shares held by Cayman Holdings as of the date hereof (the “Globetrotter Distribution”);

6.

Contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, New Topco, FPAC and certain third-party investors (the “Primary PIPE Investors”) have entered into certain share subscription agreements, dated on or around the date hereof (as amended or modified from time to time, the “Primary PIPE Agreements”), pursuant to which the Primary PIPE Investors have committed (the “Primary PIPE Investment”), on the terms and subject to the conditions of the Primary PIPE Agreements, to subscribe for and purchase 12,500,000 New Topco Shares from New Topco for consideration in an aggregate amount of $125,000,000 (such amount, as expressed in Euros based on the Exchange Rate, the “Primary PIPE Investment Amount”);

7.

Contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Globetrotter, Cayman Holdings, New Topco and certain third-party investors (the “Secondary PIPE Investors” and, together with the Primary PIPE Investors, the “PIPE Investors”) have entered into certain share purchase and contribution agreements, dated on or around the date hereof (as amended or modified from time to time, the “Secondary PIPE Agreements” and, together with the Primary PIPE Agreements, the “PIPE Agreements”), pursuant to which the Secondary PIPE Investors have committed, on the terms and subject to the conditions of the Secondary PIPE Agreements, to purchase a certain amount of Company Shares from Globetrotter (and from Cayman Holdings to the extent Globetrotter assigns and delegates its rights and obligations under the Secondary PIPE Agreements to Cayman Holdings or enters into its own Secondary PIPE Agreements) for consideration in an aggregate amount of $225,000,000 (such amount, as expressed in Euros based on the Exchange Rate, the “Secondary PIPE Investment Amount” and, together with the Primary PIPE Investment Amount, the “PIPE Investment Amount”) and to immediately contribute pursuant to the terms of contribution in kind agreements under Swiss law and approved as to form by the Commercial Register (the “Contribution Agreements”), to be entered into between each contributor and New Topco, such Company Shares to New Topco for the subsequent issue of New Topco Shares in accordance with Swiss law requirements (together (including such contribution), the “Secondary PIPE Investment” and, together with the Primary PIPE Investment, the “PIPE Investment”);

8.

Prior to the Closing, pursuant to the Management Shareholders Agreement, the Management Sellers will become shareholders of the Company through a series of exchange and contribution transactions involving Subsidiaries of the Company (the “Management Rollup”);

9.

Subject to the terms and conditions hereof, prior to the Merger Effective Time, (i) concurrently with the closing of the PIPE Investment pursuant to the PIPE Agreements and the Contribution Agreements, each of Globetrotter (and from Cayman Holdings to the extent Globetrotter assigns and delegates its rights and obligations under the Secondary PIPE Agreements to Cayman Holdings or enters into its own Secondary PIPE Agreements) and the Management Sellers will contribute pursuant to the Contribution Agreements a portion (determined as provided herein) of the Company Shares that each respectively owns to New Topco, in exchange for New Topco Shares and the Convertible Preferred Shares; (ii) immediately following the consummation of the transactions in the foregoing clause (i), New Topco will use the Primary PIPE Investment Amount to purchase a portion of the issued and outstanding Company Shares held by Globetrotter, Cayman Holdings and the Management Sellers; and (iii) immediately following the consummation of the transactions in the foregoing clause (ii), New GmbH and New Topco will acquire the remaining issued and outstanding Company Shares held by Globetrotter, Cayman Holdings and the Management Sellers, with the consideration to be paid to Globetrotter, Cayman Holdings and the Management Sellers as described in recital 13 below (the “Outstanding Consideration”);

10.

Subject to the terms and conditions hereof, at the Merger Effective Time, and following the consummation of the transactions in the foregoing recital 9, US Merger Sub will merge with and into FPAC pursuant to the Delaware General Corporation Law (the “DGCL”), with FPAC surviving as the surviving corporation and upon consummation of the Merger, all of the issued and outstanding shares of FPAC Common Stock will be converted into the right to receive New Topco Shares, other than certain shares held by the Founder, which will be exchanged for FPAC Founder Contingent Shares;

11.

Following the Merger, New Topco will contribute the Company Shares acquired in clauses (i), (ii) and (iii) of recital 9 to New GmbH, and the Company will become a wholly-owned Subsidiary of New GmbH (the transactions described in this recital 11 and clauses (i) through (iii) of recital 9, the “Restructuring”);

12.	Following the consummation of the Merger, US Holdco will liquidate;

13.

Immediately following the liquidation described in recital 12 above, (i) FPAC (as the surviving corporation) will enter into a loan agreement with New GmbH, pursuant to which New GmbH will borrow funds from FPAC; (ii) FPAC will make a cash distribution to New Topco; and (iii) immediately following the consummation of the transactions contemplated in the foregoing clauses (i) and (ii), using the proceeds received thereunder, New GmbH and New Topco will pay the Outstanding Consideration to Globetrotter, Cayman Holdings and the Management Sellers;

14.

Cloudbreak Aggregator LP, a Cayman Islands exempted limited partnership (the “Backstop Subscriber”), is a party to the Forward Purchase Agreement, pursuant to which it has agreed to purchase and subscribe for shares of FPAC Common Stock in connection with a Business Combination Closing (as defined in the Forward Purchase Agreement) and, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, the Backstop Subscriber, Third Point, the GB Shareholders’ Representative and New Topco have entered into that certain letter agreement, dated as of the date hereof (as amended or modified from time to time, the “Third-Party Beneficiary Letter Agreement”), pursuant to which, among other things, the Backstop Subscriber has made the GB Shareholders’ Representative a third party beneficiary of its obligations under the Forward Purchase Agreement and agreed that the Transactions are a Business Combination (as defined in the Forward Purchase Agreement) for purposes thereof and the Third Point have made the GB Shareholders’ Representative a third party beneficiary of their obligations under the equity commitment letter dated January 16, 2020 (the “TP ECL”) between Third Point and the Backstop Subscriber;

15.	In connection with the Transactions, the Company has entered into the Financing Agreement;

16.

Contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company, Globetrotter, New Topco, FPAC, the Backstop Subscriber and the Founder have entered into one or more Voting and Support Agreements, dated as of the date hereof (each a “Voting and Support Agreement”);

17.

Contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, New Topco and certain persons who will be shareholders of New Topco after Closing have entered into that certain Relationship Agreement, dated as of the date hereof (the “Relationship Agreement”), to be effective upon the Closing;

18.

Contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, New Topco and certain persons who will be shareholders of New Topco after Closing have entered into that certain Shareholders Agreement, dated as of the date hereof (the “Shareholders Agreement”), to be effective upon the Closing;

19.

Pursuant to the FPAC Organizational Documents, FPAC shall provide an opportunity to its stockholders to have their FPAC Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the FPAC Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with, among other things, obtaining approval from the stockholders of FPAC for the Business Combination (the “Offer”);

20.

In connection with the transactions contemplated by this Agreement, the Founder and FPAC have entered into a letter agreement with Globetrotter and New Topco (the “Founder Shares Surrender Agreement”) pursuant to which Founder, for the purpose of funding the equity incentive arrangements to be made available to management and certain key employees of New Topco and/or its Subsidiaries, agreed, effective upon the Closing, to surrender to New Topco, for no consideration and as a contribution to the capital of New Topco, 2.5 million shares of FPAC Class B common stock as set forth therein (the “Surrendered Shares”);

21.

In connection with the transactions contemplated by this Agreement, the Company intends to make a distribution to the Company Shareholders prior to the Closing such that the Net Debt of the Company and its Subsidiaries as of the Closing will be an amount no greater than the Target Net Debt Amount; and

22.

Each of the parties intend that, for U.S. federal income tax purposes, the transactions described in clauses (i)-(iii) of recital 9 (except to the extent Company Shares are acquired by New GmbH) and recitals 12 and 13(iii) (except to the extent of payment by New GmbH), and the contributions by the Primary PIPE Investors described in recital 6 above, together with the Merger, shall qualify as a transaction under Section 351 of the Code and shall not subject shareholders of FPAC or of the Company to tax under Section 367 of the Code (subject to the entry into gain recognition agreements by any such shareholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code) (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Firm” has the meaning specified in Section 2.19(b).

“Accounting Principles Annex” means Annex A hereto, which includes the accounting principles, policies and procedures to be used for purposes of certain determinations hereunder.

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 9.02(c).

“Adjustment Cash” has the meaning specified in Section 2.19(d)(i).

“Adjustment Date” means March 31, 2020.

“Adjustment Shares for Consideration Adjustment” has the meaning specified in Section 2.19(d)(ii).

“Adjustment Shares for Net Debt Adjustment” has the meaning specified in Section 2.19(d)(i).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person, through one or more intermediaries or otherwise.

“Agreed Exchange Rate” means, for the relevant amounts specified herein that need to be converted or expressed as converted from Euro to Dollars or vice versa, the exchange rate equal to $1.1089/Euro.

“Agreement” has the meaning specified in the preamble hereto.

“Allocable Share” means, as may be adjusted pursuant to the terms and conditions of that certain Management Shareholders Agreement to be entered into at Closing, for each Company Shareholder at any time, (a) the number of Company Shares held by such Company Shareholder divided by (b) the number of Company Shares issued and outstanding at such time. For the avoidance of doubt, except as expressly provided otherwise herein, the Allocable Share for each Company Shareholder shall be determined prior to giving effect to the Secondary PIPE Investment and after giving effect to the Management Rollup and the Globetrotter Distribution.

“Anti-Money Laundering Laws” has the meaning specified in Section 3.10(d).

“Antitrust Law” means any applicable antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” has the meaning specified in Section 3.06(b).

“Backstop Subscriber” has the meaning specified in the recitals hereto.

“Backstop Subscriber Amount” means the aggregate amount payable in cash by the Backstop Subscriber to purchase shares of FPAC Common Stock under the Forward Purchase Agreement as a result of the number of Redeemed Shares being in excess of 20,000,000, which aggregate amount payable by the Backstop Subscriber shall be expressed in Euros in an amount equal to the product of (i) the aggregate number of shares of FPAC Common Stock purchased under the Forward Purchase Agreement multiplied by (ii) the Value Per New Topco Share.

“Base Transaction Expenses” means an amount equal to €33,000,000.

“Business Combination” means any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination involving FPAC and one or more businesses.

“Business Combination Proposal” has the meaning set forth in Section 9.03(b).

“Business Day” means any day of the year on which national banking institutions in New York, New York, London, England, Luxembourg City, Luxembourg and Zurich, Switzerland are open to the public for conducting business and are not required or authorized to be closed.

“Capital Contribution Reserves” means capital contribution reserves (Kapitaleinlagereserven) within the meaning of Article 20 Section 3 of the Federal Law on Direct Taxes (Bundesgesetz über die direkten Steuern, DGB) and Article 5 Section 1bis of the Federal Law on Withholding Tax (Verrechnungssteuergesetz, VStG).

“Cash” means, as of the Adjustment Date, all cash and cash equivalents of the Group (including marketable securities and short term investments able to be converted to cash within 90 days, issued but uncleared checks made to the account of the Group as of such time, bank deposits and deposits in transit), in each case determined in accordance with the Accounting Principles Annex and on a pro-forma basis as if the Pre-Deal Dividend had been paid as of the Adjustment Date.

“Cash Consideration” means an amount equal to the sum of (a) FPAC Cash, plus (b) the Primary PIPE Investment Amount, plus (c) the Secondary PIPE Investment Amount, plus (d) the Paid Fees Adjustment, plus (e) the Redemptions Adjustment, minus (f) the Base Transaction Expenses, minus (g), if applicable, the Transaction Bonuses Adjustment.

“Cash Flow Adjustment” means, (i) if the Closing Date occurs on or prior to April 30, 2020, then an amount equal to €0 or (ii) if the Closing Date occurs on or after May 1, 2020, then an amount equal to €83,333 per day for each day (including the Closing Date) from May 1, 2020 until the Closing occurs pursuant to the terms and conditions of this Agreement.

“Cayman Holdings” has the meaning specified in the preamble hereto.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of FPAC, filed with the Secretary of State of the State of Delaware on June 11, 2018.

“Certificate of Merger” has the meaning specified in Section 2.03.

“Certificates” means any and all certificates representing FPAC Common Stock.

“Change in Recommendation” has the meaning specified in Section 9.02(d).

“CHF” means the lawful currency of Switzerland.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.08.

“Closing Company Transaction Expenses” means, as of 12:01 a.m. Swiss time on the Closing Date, the Company Transaction Expenses.

“Closing Date” has the meaning specified in Section 2.08.

“Closing Statement” has the meaning specified in Section 2.19(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Register” has the meaning specified in Section 2.01(a).

“Communications Plan” has the meaning specified in Section 9.05(b).

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 3.22.

“Company Audited Financial Statements” has the meaning specified in Section 3.07(a).

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Schedules” means the disclosure schedules of the Company and the Company Subsidiaries delivered to FPAC in connection with this Agreement.

“Company Equity Value Per Share” means (a) the Total Consideration, divided by (b) the number of Company Shares issued and outstanding, at 12:01 a.m. Swiss time on the Closing Date. For the avoidance of doubt, except as expressly provided otherwise herein, the Company Equity Value Per Share shall be determined prior to giving effect to the PIPE Investment and after giving effect to the Management Rollup.

“Company Intellectual Property” means Owned Intellectual Property and Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any of the Company Subsidiaries.

“Company Product(s)” means any and all products and service offerings of the Company and the Company Subsidiaries that exist as of the date hereof, including Software of the Company and the Company Subsidiaries.

“Company Registered Intellectual Property” means all Owned Intellectual Property that is registered, filed, issued or granted under the authority of, with or by, any Governmental Authority (or registrar in the case of domain names), including all issued patents, registered copyrights, registered trademarks, domain names and all pending applications for any of the foregoing.

“Company Share Capital Increase” has the meaning specified in Section 2.01(a).

“Company Shareholders” means (a) prior to the Closing, the shareholders of the Company and (b) following the Closing, the holders of New Topco Shares issued as Stock Consideration at Closing.

“Company Shares” means the ordinary shares of the Company.

“Company Source Code” means any human readable Software source code, or any material portion or aspect of the Software source code, in each case for any Company Product.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Transaction Expenses” means (other than Paid Company Transaction Expenses) without duplication, the aggregate amount of all legal, accounting, broker’s, financial advisory and any other advisory, transaction or consulting fees and expenses incurred and/or payable by the Group Companies, the Seller Parties or the Company Shareholders (or any of their respective Affiliates) (but, with respect to the Seller Parties or the Company Shareholders (or any of their respective Affiliates), only to the extent a Group Company is obligated to pay or pays or reimburses such fees or expenses) arising out of or in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement and/or any sale process and/or initial public offering conducted prior to pursuing the transactions contemplated by this Agreement, whether accrued for or not, financing fees, costs and expenses and the Transaction Bonuses. Notwithstanding measurement of Closing Company Transaction Expenses as of immediately prior to Closing, such computations shall include any of the foregoing to the extent triggered, in whole or in part, by consummation of the Closing.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Consideration Adjustment Amount” has the meaning specified in Section 2.19(d)(ii).

“Contracts” means any legally binding written contracts, agreements, subcontracts, leases, and purchase orders.

“Contribution Agreements” has the meaning specified in the recitals hereto.

“Control” means the power to direct the management and policies of a specified Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise.

“Conversion Agreement” means the conversion agreement in the form of Exhibit A to be entered into prior to the issuance of Convertible Preferred Shares between New Topco, Cayman Holdings, Globetrotter and those holders (as defined therein) who execute a joinder agreement thereto as set out in Schedule 1 of the Conversion Agreement.

“Convertible Preferred Shares” means convertible preferred shares of New Topco, having the terms set forth in the organizational documents of New Topco and the Conversion Agreement, calculated as (a) the Convertible Preferred Shares Value divided by (b) the Value Per New Topco Share.

“Convertible Preferred Shares Maximum” means €200,000,000.

“Convertible Preferred Shares Value” means the product of (i) the number of Redeemed Shares in excess of 5,000,000 (if any) multiplied by (ii) the Redemption Price Value; provided that the Convertible Preferred Shares Value shall not exceed the Convertible Preferred Shares Maximum.

“Credit Facility” means the €710,000,000 senior facilities agreement dated 26 July 2012 (as amended and restated on 16 October 2017) between, inter alia, Global Blue Finance S.à r.l., as parent, Global Blue Acquisition B.V., as a borrower, and RBC Europe Limited, as agent and as security agent.

“D&O Indemnified Party” has the meaning specified in Section 9.07(a).

“Data Protection Legislation” has the meaning specified in Section 3.15(a).

“Data Room” means the on-line data room virtually held by Merrill Corp. and entitled “Project Globetrotter”, an electronic copy of which has been provided to FPAC on a CD/DVD or USB Thumb Drive prior to the date hereof, which includes only the information in the Data Room as of 6:00 pm EST on January 14, 2020.

“DGCL” has the meaning specified in the recitals hereto.

“Disclosed Material” means (a) with respect to the Seller Parties, New Topco and the Company (i) the materials and information available to FPAC and its Representatives in the Data Room as of 6:00 pm EST on January 14, 2020, (ii) the materials and information in or annexed to the Schedules, including any general or deemed disclosures, and (iii) the contents of the Transaction Documents, and (b) with respect to FPAC (i) in the FPAC SEC Reports filed or furnished by FPAC prior to the date hereof (excluding any disclosures in such FPAC SEC Reports under the headings “Risk Factors” or “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), (ii) the materials and information in or annexed to the Schedules, including any general or deemed disclosures, and (iii) the contents of the Transaction Documents.

“Dollars” or “$” means the lawful currency of the United States of America.

“Environmental Laws” means any and all applicable Laws in force or enacted as of the date hereof or which were in force at an earlier date, are no longer in force but under which a Group member still has obligations and liabilities, and which relate to the protection of the environment or to environmental matters, including the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Substances, but excluding Laws relating to town and country planning or zoning.

“Environmental Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority in relation to the environment or to environmental matters, including the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Substances, but excluding those in relation to town and country planning or zoning, in each case which is materially necessary for the lawful operation of the business of any Group member, the ownership, possession, occupation or use of any asset of any Group member.

“Equity Investments” means €3,500,000.

“Estimated Closing Statement” has the meaning specified in Section 2.18.

“Estimated Net Debt Difference” has the meaning specified in Section 2.18.

“Euro” or “€” means the lawful currency of certain participating member states of the European Union.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 2.12(a).

“Exchange Rate” means, for any amounts under this Agreement that need to be converted or expressed as converted from one currency into another currency, the average of the spot exchange rate as at 5:00 pm, New York time, on the five (5) Business Days ending five (5) Business Days before the Closing Date, as published by Bloomberg (through its EURUSD CURNCY function), or any other rate as agreed in writing between the GB Shareholders’ Representative and FPAC.

“Excluded Founder Shares” means 2,500,000 shares of FPAC Class B common stock owned by the Founder, which will be exchanged for FPAC Founder Contingent Shares pursuant to Section 2.20(a).

“Excluded Shares” means, without duplication, (a) shares of FPAC Common Stock (if any), that, at the Merger Effective Time, are held in the treasury of FPAC, (b) the Redeemed Shares, (c) the Surrendered Shares and (d) the Excluded Founder Shares.

“Fairly Disclosed” means, in respect of any fact, matter or circumstance, that it is fairly and reasonably disclosed (whether disclosed as a Disclosed Material or under this Agreement (including any Schedules, Exhibits or appendices hereto)) with sufficient detail to allow a reasonable party to identify the existence and nature of a risk and to make a reasonable assessment of the magnitude of any such risk.

“FATA” mean the Australia Foreign Acquisitions Takeover Act of 1975, as amended.

“Final Closing Statement” means the Closing Statement as determined in accordance with Section 2.19(c).

“Final Net Debt Difference” means the Net Debt Difference as determined in accordance with Section 2.18(a).

“Final Total Consideration” has the meaning specified in Section 2.19(a).

“Financing Agreement” means the €730,000,000 IPO Facilities Agreement dated 25 October 2019 (as amended and restated on each of the Effective Date and the Second Effective Date by an amendment letter dated January 14, 2020) between the Company and, inter alia, the mandated lead arrangers named therein and RBC Europe Limited as agent.

“First Value Achievement Date” has the meaning specified in Section 2.20(b)(i).

“Form F-4” means the registration statement on Form F-4 of New Topco with respect to the registration of the New Topco Shares to be issued in connection with the Transactions.

“Forward Purchase Agreement” means that certain Forward Purchase Agreement, dated as of May 18, 2018, by and among FPAC and the Backstop Subscriber, as amended or modified from time to time in accordance with the Third-Party Beneficiary Letter Agreement.

“Founder” has the meaning specified in the preamble hereto.

“Founder Shares” means the shares of Class B common stock, par value $0.0001 per share, of FPAC owned by the Founder other than the Surrendered Shares.

“Founder Shares Surrender Agreement” has the meaning set forth in the recitals.

“FPAC” has the meaning specified in the preamble hereto.

“FPAC Affiliate Agreement” has the meaning specified in Section 5.23.

“FPAC Benefit Plans” has the meaning specified in Section 5.06.

“FPAC Board” means the board of directors of FPAC.

“FPAC Board Recommendation” has the meaning specified in Section 9.02(d).

“FPAC Cash” means the amount expressed in Euros equal to the product of (a) the amount on deposit in the Trust Account as of the Closing Date, divided by (b) the Exchange Rate.

“FPAC Common Share” has the meaning specified in Section 2.11(a).

“FPAC Common Stock” means the Class A common stock and Class B common stock, each of par value $0.0001 per share, of FPAC.

“FPAC Cure Period” has the meaning specified in Section 11.01(c).

“FPAC Disclosure Schedules” means the disclosure schedules of FPAC delivered to the Company in connection with this Agreement.

“FPAC Exchange Fund” has the meaning specified in Section 2.12(a).

“FPAC Financing” means the equity financing to be provided pursuant to the Forward Purchase Agreement.

“FPAC Founder Contingent Share” has the meaning specified in Section 2.20(a).

“FPAC Interest” means the amount expressed in Euros equal to the product of (a) the amount of interest accrued on the amount on deposit in the Trust Account since the initial public offering of FPAC, divided by (b) the Exchange Rate.

“FPAC Organizational Documents” means the Certificate of Incorporation and FPAC’s bylaws.

“FPAC SEC Reports” has the meaning specified in Section 5.11(a).

“FPAC Shareholders’ Representative” has the meaning specified in the preamble hereto.

“FPAC Stockholder” means a holder of FPAC Common Stock.

“FPAC Stockholder Approval” has the meaning specified in Section 5.02(b).

“FPAC Transaction Expenses” means (in each case, to the extent not paid at or prior to the Closing), without duplication, the aggregate amount of all legal, accounting, broker’s, financial advisory and any other advisory, transaction or consulting fees and expenses incurred and/or payable by FPAC or its Affiliates or the FPAC Shareholders’ Representative, in each case, incurred prior to and through the Closing Date. Notwithstanding measurement of FPAC Transaction Expenses as of immediately prior to Closing, such computations shall include any of the foregoing to the extent triggered, in whole or in part, by consummation of the Closing.

“FPAC Warrant” means a warrant issued pursuant to the Warrant Agreement entitling the holder to purchase one share of FPAC Common Stock per warrant.

“Fraud” means fraud in the making of a representation or warranty contained in Article III, Article IV, Article V or Article VI of this Agreement or any “bringdown” or other confirmation with respect to any such representation or warranty, and requires that: (i) a party to this Agreement made a false representation of material fact in Article III, Article IV, Article V or Article VI of this Agreement or in any “bringdown” or other confirmation with respect to any such representation or warranty; (ii) such party had actual knowledge that such representation was false when made and acted with scienter; (iii) the false representation caused the party to whom it was made, in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action; and (iv) the party to whom the false representation was made suffered damage by reason of such reliance. “Fraud” expressly excludes legal theories such as equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, and other fraud-based claims.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GB Shareholders’ Representative” has the meaning specified in the preamble hereto.

“Globetrotter” has the meaning specified in the preamble hereto.

“Globetrotter Distribution” has the meaning specified in the recitals hereto.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency or authority, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, notice, decision, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Substance” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, or words of similar import, under any applicable Environmental Law; and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any relevant Governmental Authority.

“Headline Adjustment” means an amount equal to the sum of (a) the product of (i) the number of shares of Class B common stock of FPAC issued and outstanding as of the Closing Date, excluding the Surrendered Shares and the FPAC Founder Contingent Shares, multiplied by (ii) the Value Per New Topco Share, plus (b) Base Transaction Expenses, minus (c) the FPAC Interest. For purposes of solely calculating the Headline Adjustment, all components of the Headline Adjustment shall be calculated in Euros at the Agreed Exchange Rate; provided that such components for all other purposes of this Agreement shall be calculated in Euros at the Exchange Rate.

“Headline Enterprise Value” means €2,300,000,000.

“HMT” has the meaning specified in Section 3.10(e).

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the European Union.

“Indebtedness” means (a) the unpaid principal and accrued interest with respect to the indebtedness of the Group for borrowed money (excluding intercompany balances), (b) all obligations of any member of the Group evidenced by bonds, notes, debentures or similar debt instruments and (c) all obligations under leases required to be capitalized in accordance with IFRS, in each case as determined in a manner consistent with the Company Audited Financial Statements and the Accounting Principles Annex.

“Indebtedness at Adjustment Date” means, as of the Adjustment Date, the Indebtedness of the Group, determined on a pro-forma basis as if the Pre-Deal Dividend had been paid as of the Adjustment Date.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby.

“Intellectual Property” means patents, inventions (whether patentable or not), utility models, registered and unregistered designs, copyrights, Software database rights, trademarks and trade names (together with all good will of the business appurtenant thereto), domain names, moral rights, confidential information, know how, trade secrets and other rights of the same or similar effect as any of the foregoing anywhere in the world, in each case whether registered or not, including pending applications for registration of such rights.

“Intended Swiss Tax Treatment” means that the transactions contemplated under this Agreement (with the exception of the Primary PIPE Investment) shall (i) qualify as a quasi-merger under Article 6 Section 1 Sub-Section. abis of the Federal Law on Stamp Duty (Bundesgesetz über die Stempelabgaben, StG) and shall not be subject to the Swiss stamp issuance duty, (ii) shall not trigger Swiss withholding tax under the Federal Law on Withholding Tax (Verrechnungssteuergesetz, VStG), (iii) and shall not lead to the creation or increase of a latent Swiss withholding tax liability on any future dividend distributions by the Company or its Affiliates.

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” has the meaning specified in Section 3.11(e).

“Law” means any statute, law, ordinance, rule, regulation, directive, common law or civil code or Governmental Order of any Governmental Authority.

“Lease” means all leases, subleases, licenses and other occupancy agreements relating to real property to which any member of the Group is a party as lessee, sublessee, licensee or occupant.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries under a Material Lease.

“Letter of Transmittal” has the meaning specified in Section 2.12(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Management Representative” has the meaning specified in the preamble hereto.

“Management Rollup” has the meaning specified in the recitals hereto.

“Management Sellers” has the meaning specified in the preamble hereto.

“Management Shareholders Agreement” means the Management Shareholders Agreement dated as of the date hereof among Cayman Holdings, Globetrotter, the Management Representative, New Topco, Partners Group Private Equity (Master Fund), LLC, Partners Group Barrier Reef, L.P. and Partners Group Client Access 5, L.P. Inc.

“Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with all other events, changes, circumstances or effects, has had, or would reasonably be expected to have, a material adverse effect on (a) the assets, business, results of operations or financial condition of the Group, taken as a whole; provided, however, that the following (or the effect of any of the following), alone or in combination, shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (i) any change in applicable Laws or IFRS or any official interpretation thereof, (ii) any change in currency exchange rates, interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, vendors, licensors, partners, providers and employees, (iv) any change generally affecting any of the industries or markets in which the Group operates or the economy as a whole, (v) the compliance with the terms of the Refinancing or this Agreement or the taking of any action required or contemplated by the Refinancing or this Agreement, any action or failure to act, or other change or event, in each case with the prior written consent of FPAC or at the request of FPAC, (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which the Group operates or from or to which the Group’s customers travel, including the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any cyberterrorism), (viii) any conditions affecting the travel or traveller shopping industries generally or in countries in which, or in the proximate geographic region of which, the Company or any of its Subsidiaries operates or from or to which the Company’s or any of its Subsidiaries’ customers travel, including labor strikes, civil unrest, hostilities, terrorist attacks, contagious disease outbreaks or other similar events, conditions in the airline industry, reduced access to discount airfares, travel restrictions or any change in currency exchange rates, or (ix) any failure of the Group, taken as a whole, to meet any projections, forecasts or budgets (provided, that this clause (ix) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), except in the case of foregoing clauses (i), (ii), (iv), (vi), (vii) and (viii) to the extent that such event, change, circumstance or effect has had, or would reasonably be expected to have, a disproportionate impact on the Group, taken as a whole, as compared to other participants in the industries in which the Group conducts business or (b) the ability of the Company to consummate the Transactions.

“Material Contracts” has the meaning specified in Section 3.12(a).

“Material Lease” has the meaning specified in Section 3.19(d).

“Material Permits” means any material license, sub-license, certificate, permit, consent, order, approval or other authorization granted by or obtained from any Governmental Authority.

“Merger” has the meaning specified in Section 2.03.

“Merger Effective Time” has the meaning specified in Section 2.03.

“Net Adjustment Shares” has the meaning specified in Section 2.18(e).

“Net Debt” means, as of the Adjustment Date, an amount equal to (i) Indebtedness at Adjustment Date minus (ii) Cash.

“Net Debt Adjustment Amount” has the meaning specified Section 2.19(d)(i).

“Net Debt Difference” means Net Debt minus the Target Net Debt Amount. For the avoidance of doubt, the Net Debt Difference can be a positive number (Net Debt is greater than the Target Net Debt Amount) or a negative number (Net Debt is less than the Target Net Debt Amount).

“New GmbH” has the meaning specified in the recitals hereto.

“New Topco” has the meaning specified in the preamble hereto.

“New Topco Formation Expenses” means all fees, costs and expenses, and an initial share capital contribution in the amount of CHF 100,000, paid by Globetrotter or its Affiliates (other than the Group) in connection with the formation of New Topco.

“New Topco Share” means a registered common share of CHF 0.01 of New Topco.

“Nominal Capital Expenses” means an aggregate amount equal to the aggregate nominal amount of the New Topco Shares to be issued to the Primary Pipe Investors, but only to the extent such amount was paid by Globetrotter or an Affiliate prior to the Closing Date.

“Nominee” has the meaning specified in Section 2.20(b).

“Nominee Agreement” has the meaning specified in Section 2.20(b).

“Non-Third Point PIPE” means the PIPE Investment Amount to be funded by PIPE Investors pursuant to the PIPE Agreements, other than from Third Point.

“Notice of Disagreement” has the meaning specified in Section 2.19(a).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in Section 3.10(e).

“Offer” has the meaning specified in the recitals hereto.

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or other similar licensing or distribution models, including Software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or any similar license or distribution model.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, articles and memorandum of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Other Condition Satisfaction Date” has the meaning specified in Section 2.08.

“Other Net Debt Adjustments” means, as detailed in the Accounting Principles Annex and determined as of the Adjustment Date, (a) provisions related to the French and Italian tax audits determined in a manner consistent with the Company Audited Financial Statements, minus (b) any management reserves in an amount equal to (i) the provisions related to the French and Italian tax audits (pursuant to clause (a) of this definition) minus (ii) management’s good faith estimate of the expected payment amount to the French and Italian tax authorities as at the Closing Date, minus (c) the tax value of the loss carry-forwards recognized, minus (d) the Equity Investments.

“Outstanding Consideration” has the meaning specified in the recitals hereto. For the avoidance of doubt, Outstanding Consideration shall equal Cash Consideration minus PIPE Investment Amount.

“Overdraft Facility” means any other bank overdraft facility determined as of the Adjustment Date and in a manner consistent with the Company Audited Financial Statements and as detailed in the Accounting Principles Annex.

“Owned Intellectual Property” means all Intellectual Property used or held for use by any of the Group members and owned or purported to be owned by any of the Group members.

“Paid Company Transaction Expenses” means (to the extent paid before the Closing) without duplication, the aggregate amount of all legal, accounting, broker’s, financial advisory, and any other advisory, regulatory filing, transaction or consulting fees and expenses incurred by the Group Companies, the Seller Parties or the Company Shareholders (or any of their respective Affiliates) (but, with respect to the Seller Parties or the Company Shareholders (or any of their respective Affiliates), only to the extent a Group Company was obligated to pay or reimburse such fees or expenses) arising out of or in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement and/or any sale process and/or initial public offering conducted prior to pursuing the transactions contemplated by this Agreement, whether accrued for or not.

“Paid Fees Adjustment” means the Paid Company Transaction Expenses (expressed as a positive number), the New Topco Formation Expenses (expressed as a positive number) and the Nominal Capital Expenses (expressed as a positive number).

“Payoff Amount” means the amount necessary at the Closing to fully discharge the Indebtedness under the Credit Facility outstanding immediately prior to the Closing, as set forth in payoff letters obtained by the Company from the lenders thereto prior to the Closing.

“PCAOB Financial Statements” has the meaning set forth in Section 7.06.

“Pension Scheme” means each defined benefit and defined contribution scheme of the Group.

“Per Share Merger Consideration” has the meaning specified in Section 2.11(a).

“Permitted Financing” has the meaning specified in Section 7.01(j)

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business consistent with past practices, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with IFRS; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices; (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with IFRS; (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practices; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements; (g) in the case of Leased Real Property, matters that would be disclosed by a current, accurate survey; (h) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities; (i) statutory Liens of landlords for amounts not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty; (j) Liens arising under the Credit Facility, which Liens will be released in connection with the Closing of the transactions contemplated by this Agreement; and (k) Liens described in Section 1.01(b) of the Company Disclosure Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information that specifically identifies any individual.

“PIPE Agreements” has the meaning specified in the recitals hereto.

“PIPE Investment” has the meaning specified in the recitals hereto.

“PIPE Investment Amount” has the meaning specified in the recitals hereto.

“PIPE Investors” has the meaning specified in the recitals hereto.

“Planning Acts” means applicable Law governing or regulating the use of and/or the development of real property applicable in the jurisdiction in which the relevant real property is located.

“Policies” has the meaning specified in Section 3.18.

“Pre-Closing Notice of Disagreement” has the meaning specified in Section 2.18.

“Pre-Deal Dividend” means the cash dividend determined as at the Adjustment Date (and independent of the Closing Date) to be distributed by the Company upon approval by the general meeting to the Company Shareholders with effect before 12:01 a.m. Swiss Time on the Closing Date, the intent of which is to achieve the Target Net Debt Amount on the Company’s balance sheet on a pro-forma basis after giving effect to such cash dividend as if it had been paid as at the Adjustment Date.

“Predecessor” has the meaning specified in Section 3.07(a).

“Predecessor Audited Financial Statements” has the meaning specified in Section 3.07(a).

“Preferred Stock” has the meaning specified in Section 5.18(a).

“Primary PIPE Agreements” has the meaning specified in the recitals hereto.

“Primary PIPE Investment” has the meaning specified in the recitals hereto.

“Primary PIPE Investment Amount” has the meaning specified in the recitals hereto.

“Primary PIPE Investors” has the meaning specified in the recitals hereto.

“Proceedings” has the meaning specified in Section 3.13(d).

“Proposals” has the meaning specified in Section 9.02(c).

“Proprietary Rights Agreement” has the meaning specified in Section 3.11(d).

“Proxy Statement” means the proxy statement filed by FPAC on Schedule 14A with respect to the Special Meeting to approve the Proposals.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form F-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of FPAC to be used for the Special Meeting to approve the Proposals (which shall also provide the FPAC Stockholders with the opportunity to redeem their shares of FPAC Common Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the New Topco Shares to be offered and issued to the FPAC Stockholders and the effect of the Transactions on the FPAC Warrants, in all cases in accordance with and as required by the FPAC Organizational Documents, applicable Law, and the rules and regulations of the NYSE.

“R&W Policy” means the Buyer-Side Representations and Warranties Insurance Policy (including any declarations, exhibits, attachments or endorsements attached thereto) issued by AIG Specialty Insurance Company.

“Redeemed Share Amount” means the aggregate amount in cash payable to redeem the Redeemed Shares, which aggregate amount shall be expressed in Euros in the amount equal to the product of (a) the number of Redeemed Shares multiplied by (b) the Redemption Price Value.

“Redeemed Shares” means all shares of FPAC Common Stock which FPAC Stockholders properly demand to be redeemed, and which are redeemed, pursuant to the Offer.

“Redeeming Stockholder” means a FPAC Stockholder who demands that FPAC redeem its FPAC Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the FPAC Organizational Documents.

“Redemption Limitation” means the failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or any successor rule) in excess of $5 million.

“Redemption Price Value” means the amount equal to (a) FPAC Cash divided by (b) total number of issued and outstanding shares of FPAC Common Stock.

“Redemptions Adjustment” means the amount (expressed as a negative number) equal to the aggregate amount of (a) the Redeemed Share Amount plus (b) the Third Point PIPE Reduction minus (c) the Backstop Subscriber Amount.

“Refinancing” means the refinancing of the Credit Facilities pursuant to the Financing Agreements.

“Registration Rights Agreement” has the meaning specified in Section 9.10.

“Regulatory Consent Authorities” means the Governmental Authorities with jurisdiction over enforcement of any applicable Antitrust Law.

“Related Parties” has the meaning specified in Section 3.24.

“Relationship Agreement” has the meaning specified in the recitals hereto.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Relevant Employee” has the meaning specified in Section 3.14(a).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Restructuring” has the meaning set forth in the recitals hereto.

“Sanctioned Country” has the meaning specified in Section 3.10(e).

“Sanctions” has the meaning specified in Section 3.10(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules, the Seller Disclosure Schedules, the FPAC Disclosure Schedules and the other Schedules to this Agreement referred to herein.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form F-4 effective and has confirmed that it has no further comments on the Proxy Statement.

“Secondary PIPE Agreements” has the meaning specified in the recitals hereto.

“Secondary PIPE Investment” has the meaning specified in the recitals hereto.

“Secondary PIPE Investment Amount” has the meaning specified in the recitals hereto.

“Secondary PIPE Investors” has the meaning specified in the recitals hereto.

“Second Value Achievement Date” has the meaning specified in Section 2.20(b)(ii).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Disclosure Schedules” means the disclosure schedules of the Seller Parties, New Topco, US Holdco and US Merger Sub delivered to FPAC in connection with this Agreement.

“Seller Parties” has the meaning specified in the preamble hereto.

“Shareholders Agreement” has the meaning specified in the recitals hereto.

“Silver Lake” has the meaning specified in Section 7.03(d).

“Software” means computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, data, protocols, specifications, development tools, design tools, algorithms, user interfaces and other documentation thereof.

“Special Meeting” means a meeting of the holders of FPAC Common Stock to be held for the purpose of approving the Proposals.

“Specified Condition” has the meaning specified in Section 2.08.

“Stock Consideration” means the number (rounded to the nearest whole number) of New Topco Shares equal to (a) the Stock Consideration Value divided by (b) the Value Per New Topco Share.

“Stock Consideration Value” means (a) Total Consideration, minus (b) Cash Consideration, minus (c) Convertible Preferred Shares Value.

“Subsidiary” means, with respect to a Person, any other Person, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surrendered Shares” has the meaning specified in the recitals hereto.

“Surviving Delaware Company” has the meaning specified in Section 2.03.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Target Net Debt Amount” means €600,000,000.

“Target Working Capital Amount” means negative €33,296,000, based on the definition of Working Capital articulated in the Accounting Principles Annex.

“Tax” means any (a) federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales, use, net wealth, capital, social security or other tax, governmental fee or other assessment, duty, levy, impost or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of any affiliated, combined, consolidated or unitary group with another Person for any period, or being a transferee or successor of another Person for any period.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Taxing Authority” means any taxing or other authority (in any jurisdiction) competent to impose any Tax liability or assess or collect any Tax.

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Terminating FPAC Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(b).

“Third-Party Beneficiary Letter Agreement” has the meaning specified in the recitals hereto.

“Third Point” means, collectively, Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Partners Qualified L.P., Third Point Partners L.P. and Third Point Enhanced L.P.

“Third Point Commitment Agreement” means the PIPE Agreement executed and delivered by Third Point.

“Third Point PIPE (Pre-Backstop)” means an amount equal to (a) $100,000,000 divided by (b) the Exchange Rate.

“Third Point PIPE Reduction” means (a) if the Third Point PIPE (Pre-Backstop) is greater than or equal to the Backstop Subscriber Amount, then an amount equal to the Backstop Subscriber Amount or (b) if the Third Point PIPE (Pre-Backstop) is less than the Backstop Subscriber Amount, then an amount equal to the Third Point PIPE (Pre-Backstop).

“Total Consideration” means (a) the Headline Enterprise Value, minus (b) the Target Net Debt, minus (c) the Overdraft Facility, minus (d) the Other Net Debt Adjustments, minus (e) the Transaction Bonuses Adjustment minus (f) the Headline Adjustment, plus (g) the Working Capital Adjustment, plus (h) the Cash Flow Adjustment, plus (i) the Paid Fees Adjustment. For the avoidance of doubt, Total Consideration shall equal the sum of Cash Consideration, plus the Stock Consideration Value, plus the Convertible Preferred Shares Value.

“TP ECL” has the meaning specified in the recitals hereto.

“Trading Day” means any day on which New Topco Shares are actually traded on the principal securities exchange or securities market on which New Topco Shares are then traded.

“Transaction Bonuses” means the amount of transaction bonuses (expressed as a positive number), determined in accordance with the terms and conditions set forth on Section 1.01(c) of the Company Disclosure Schedules, that are payable by the Company to the individuals recommended by the chief executive officer of the Company to Globetrotter and FPAC, and approved in writing by Globetrotter and FPAC.

“Transaction Bonuses Adjustment” has the meaning specified in Section 1.01(c) of the Company Disclosure Schedules (expressed as a positive number).

“Transaction Documents” means the Certificate of Merger, the PIPE Agreements, the Founder Shares Surrender Agreement, the Registration Rights Agreement, the Relationship Agreement, the Shareholders Agreement, the Third-Party Beneficiary Letter Agreement, the Voting and Support Agreement and such other agreements and documents contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Transaction Proposal” has the meaning specified in Section 9.02(c).

“Transactions” means the transactions contemplated by this Agreement and the PIPE Agreements to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” has the meaning specified in Section 9.04(a).

“Transferred Company Shares” has the meaning specified in Section 2.01(a).

“Transferred Portion Company Shares” has the meaning specified in Section 2.01(b).

“Transferred Remaining Company Shares” has the meaning specified in Section 2.01(c).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.08(a).

“Trust Agreement” has the meaning specified in Section 5.08(a).

“Trustee” has the meaning specified in Section 5.08(a).

“Unaudited Financial Statements” has the meaning specified in Section 3.07(a).

“UNSC” has the meaning specified in Section 3.10(e).

“Updated Allocable Share” means, with respect to any Person, the Allocable Share such Person would have had if the Final Total Consideration had been known immediately before the Management Rollup, as will be set forth in the Updated Allocable Share Notice.

“Updated Allocable Share Notice” has the meaning specified in Section 2.19(f).

“US Holdco” has the meaning specified in the preamble hereto.

“US Merger Sub” has the meaning specified in the preamble hereto.

“Value Per New Topco Share” means the amount expressed in Euros equal to the product of (i) $10.00 divided by (ii) the Exchange Rate.

“VAT” means value-added tax.

“Voting and Support Agreement” has the meaning specified in the recitals hereto.

“VWAP” means, for any security as of any date(s), the daily dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (with “Market” function set to “VWAP”, “Currency” function set to “USD”, and “Period” function set to “Daily”; the resulting VWAP is shown next to the “Average” label).

“Warrant Agreement” means that certain Warrant Agreement, dated as of June 11, 2018.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital” means the consolidated current assets of the Company and its Subsidiaries minus the consolidated current liabilities of the Company and its Subsidiaries, in each case determined in accordance with the Accounting Principles Annex. Notwithstanding the foregoing, “Working Capital” shall not include any amounts reflected in Cash, Indebtedness, Company Transaction Expenses or Transfer Taxes.

“Working Capital Adjustment” means either (a) the amount (if any) by which the Working Capital as of the Adjustment Date exceeds the Target Working Capital Amount (expressed as a positive number) or (b) the amount (if any) by which the Target Working Capital Amount exceeds the Working Capital as of the Adjustment Date (expressed as a negative number).

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(g) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the Data Room or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(h) The phrase “nationally recognized” when used herein, unless otherwise specified, means nationally recognized in the United States.

1.03 Knowledge. As used herein, the phrase “to the knowledge” (and similar phrases) shall mean the actual knowledge (after due inquiry) of, (a) in the case of the Company, Jacques Stern, Loic Jenouvrier and Jeremy Henderson-Ross, (b) in the case of the Seller Parties, New Topco, US Holdco and US Merger Sub, Christian Lucas, Joseph Osnoss and Ulf Pagenkopf, and (c) in the case of FPAC, Thomas Farley and David Bonanno.

1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding New Topco Shares, Company Shares or shares of FPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including Dollar or Euro value, but excluding changes in value as a result of exchange rate movements) or amount contained herein which is based upon the number of New Topco Shares, Company Shares or shares of FPAC Common Stock will be appropriately adjusted to provide to the holders of Company Shares and the holders of FPAC Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit FPAC, New Topco, the Company, US Holdco or US Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

CONTRIBUTION; THE MERGER; CLOSING

2.01 Contribution of Company Shares to New Topco.

(a) Contribution and Exchange of Company Shares. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Merger Effective Time and substantially concurrently with the closing of the Secondary PIPE Investment pursuant to the Secondary PIPE Agreements and the Contribution Agreements, each of Globetrotter, Cayman Holdings and the Management Representative, on behalf of all Management Sellers, shall contribute to New Topco, free and clear of all Liens (other than general restrictions on transfer under applicable securities laws and Liens granted by the Company to any lender at the Closing in connection with any financing by the Company of the transactions contemplated hereby), all right, title and interest of such Company Shareholder in and attaching to an aggregate number of issued and outstanding Company Shares owned by such Company Shareholder (for all such Company Shareholders, the “Transferred Company Shares”) equal to (i) such Company Shareholder’s Allocable Share of the Stock Consideration Value divided by the Company Equity Value Per Share plus (ii) such Company Shareholder’s Allocable Share of the Convertible Preferred Shares Value divided by the Company Equity Value Per Share. In particular each of Globetrotter, Cayman Holdings and the Management Representative, on behalf of all Management Sellers, agrees to (i) subscribe for its Allocable Share of the Stock Consideration and Convertible Preferred Shares, (ii) enter into a Contribution Agreement with New Topco regarding the contribution of its Transferred Company Shares in exchange for the issuance of its Allocable Share of the Stock Consideration and Convertible Preferred Shares and (iii) undertake all such further steps as are necessary to effect the transfer of ownership of the Transferred Company Shares to New Topco and the valid issuance of the Stock Consideration and the Convertible Preferred Shares, respectively. New Topco shall undertake all corporate steps required to increase its share capital to reflect the issuance of the Stock Consideration and Convertible Preferred Shares (the “Company Share Capital Increase”) and to register the Company Share Capital Increase in the Commercial Register of the Canton of Zurich, Switzerland (“Commercial Register”). Promptly upon registration of the Company Share Capital Increase in the Commercial Register pursuant to this Section 2.01(a) at the Closing, New Topco shall issue and allot to each Company Shareholder its Allocable Share of the Stock Consideration, the number of shares of which are subject to post-Closing adjustment pursuant to Section 2.19, and of the Convertible Preferred Shares.

(b) Sale of a Portion of Company Shares. Immediately following the consummation of the contribution and exchange of the Transferred Company Shares, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of Globetrotter, Cayman Holdings and the Management Representative, on behalf of all Management Sellers, shall sell, convey, transfer, assign and deliver to New Topco, free and clear of all Liens (other than general restrictions on transfer under applicable securities laws and Liens granted by the Company to any lender at the Closing in connection with any financing by the Company of the transactions contemplated hereby), all right, title and interest of such Company Shareholder in and attaching to an aggregate number of issued and outstanding Company Shares owned by such Company Shareholder (for all such Company Shareholders, the “Transferred Portion Company Shares”) equal to such Company Shareholder’s Allocable Share of the Primary PIPE Investment Amount divided by the Company Equity Value Per Share. In exchange for the sale, conveyance, transfer, assignment and delivery of the Transferred Portion Company Shares by the Company Shareholders pursuant to this Section 2.01(b), at the Closing, New Topco shall pay to each Company Shareholder the amount equal to its Allocable Share (for purposes of this Section 2.01(b), Allocable Share shall be determined after giving effect to the provisions of Section 2.01(a) and excluding Transferred Company Shares held by New Topco) of the product of the Primary PIPE Investment Amount multiplied by the Exchange Rate. Such amount shall be paid in Dollars by wire transfer of immediately available funds to the account or accounts specified in writing by the GB Shareholders’ Representative to New Topco, which specified account information shall be delivered no later than one (1) Business Day prior to the Closing Date.

(c) Sale of Remaining Company Shares. Immediately following the consummation of the sale of the Transferred Portion Company Shares, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of Globetrotter, Cayman Holdings and the Management Representative, on behalf of all Management Sellers, shall sell, convey, transfer, assign and deliver to New GmbH and New Topco (in each case as specified pursuant to the notice referred to below in this Section 2.01(c)), free and clear of all Liens (other than general restrictions on transfer under applicable securities laws and Liens granted by the Company to any lender at the Closing in connection with any financing by the Company of the transactions contemplated hereby), all right, title and interest of such Company Shareholder in and attaching to the remaining issued and outstanding Company Shares owned by such Company Shareholder (for all such Company Shareholders, the “Transferred Remaining Company Shares”). In exchange for the sale, conveyance, transfer, assignment and delivery of the Transferred Remaining Company Shares by the Company Shareholders pursuant to this Section 2.01(c), at the Closing, New Topco shall pay and / or cause New GmbH to pay to each Company Shareholder in accordance with Section 2.07 the amount equal to such Company’s Shareholder’s Allocable Share (for purposes of this Section 2.01(c), Allocable Share shall be determined after giving effect to the provisions of Section 2.01(a) and excluding Transferred Company Shares held by New Topco) of the product of the Outstanding Consideration multiplied by the Exchange Rate. No later than one (1) Business Day prior to the Closing Date, the GB Shareholders’ Representative shall provide written notice to Globetrotter, Cayman Holdings and the Management Representative specifying the number of Transferred Remaining Company Shares to be transferred to each of New GmbH (which amount shall be determined by reference to the amount of a loan to be made by FPAC to New GmbH, which loan amount shall be mutually agreed between FPAC and the GB Shareholders’ Representative no later than the time of delivery of such notice) and New Topco.

2.02 Issuance of New Topco Shares. Unless otherwise determined by the board of directors of New Topco following the Closing, all New Topco Shares shall be uncertificated, with record ownership reflected on the books and records of New Topco.

2.03 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and following the consummation of the transactions contemplated by Section 2.01, New Topco, US Holdco and US Merger Sub shall cause US Merger Sub to be merged with and into FPAC (the “Merger”), with FPAC being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Delaware Company”) and a wholly-owned subsidiary of US Holdco following the Merger and the separate corporate existence of US Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a Certificate of Merger between US Merger Sub and FPAC (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by FPAC and the Company in writing and specified in the Certificate of Merger (the “Merger Effective Time”).

2.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, powers and franchises of US Merger Sub shall vest in the Surviving Delaware Company, and all debts, liabilities and duties of US Merger Sub shall become the debts, liabilities and duties of the Surviving Delaware Company.

2.05 Contribution to New GmbH. Following the Merger, New Topco shall contribute to New GmbH all right, title and interest of New Topco in and attaching to the aggregate amount of issued and outstanding Transferred Company Shares, Transferred Portion Company Shares and Transferred Remaining Company Shares owned by New Topco.

2.06 Liquidation of US Holdco. Following the Merger, US Holdco shall liquidate.

2.07 Payment of Outstanding Consideration. Following the liquidation of US Holdco, (i) New GmbH shall borrow a certain amount of funds from the Surviving Delaware Corporation, (ii) the Surviving Delaware Corporation will distribute a certain amount of funds to New Topco, and (iii) immediately following (i) and (ii) New GmbH and New Topco will pay the Outstanding Consideration to the Company Shareholders in accordance with Section 2.01(c) (such amount shall be paid in Dollars by wire transfer of immediately available funds).

2.08 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by Section 2.01 and Section 2.03, including the Merger, shall take place electronically through the exchange of documents via e-mail on the date which is four (4) Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as FPAC and the GB Shareholders’ Representative may mutually agree in writing. If all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), except for the condition in Section 10.01(a) with respect only to the approval set forth in Section 10.01(a)(ii)(1) of the Company Disclosure Schedules (the “Specified Condition” and the date when all such conditions have been satisfied or waived (other than the Specified Condition) the “Other Condition Satisfaction Date”), then at any time after the later of (i) May 30, 2020 and (ii) the date that is one (1) month after the Other Condition Satisfaction Date, either FPAC or the GB Shareholders’ Representative may waive the Specified Condition by written notice to the other; provided that, if the Other Condition Satisfaction Date is on or after July 31, then either FPAC or the GB Shareholders’ Representative may waive the Specified Condition by written notice to the other on or before August 21, 2020. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article X, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and US Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL. At and in anticipation of the Closing, the parties shall cooperate to effectuate the transactions set forth on Exhibit B consistent with the timeframe set forth on Exhibit B.

2.09 Certificate of Incorporation and Bylaws of the Surviving Delaware Company. At the Merger Effective Time, (i) the certificate of incorporation of FPAC as in effect immediately prior to the Merger Effective Time shall be amended and restated as set forth in the Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DGCL, and (ii) the bylaws of FPAC as in effect immediately prior to the Merger Effective Time shall be amended and restated to be in the form of the bylaws of US Merger Sub in effect immediately prior to the Merger Effective Time (with such changes thereto as may be agreed upon by the GB Shareholders’ Representative and FPAC), except that references to the name of US Merger Sub shall be replaced with references to the name of FPAC, until thereafter amended as provided therein or by the DGCL.

2.10 Directors and Officers of the Surviving Delaware Company. Immediately prior to the Merger Effective Time, each of New Topco, US Holdco and US Merger Sub shall cause the individuals set forth on Schedule 2.10 of the Company Disclosure Schedules (provided, that, with respect to each such individual, he or she is capable of serving) to be designated or appointed as the directors and officers of US Merger Sub immediately prior to the Merger Effective Time, and such individuals shall be the directors and officers of the Surviving Delaware Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

2.11 Conversion of Shares of FPAC Common Stock and US Merger Sub Stock.

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any FPAC Stockholder, each share of FPAC Common Stock (an “FPAC Common Share”) that is issued and outstanding immediately prior to the Merger Effective Time (other than any Excluded Shares, which shall not constitute “FPAC Common Shares” hereunder), shall thereupon be converted into, and the holder of such FPAC Common Share shall be entitled to receive from the Exchange Agent (who shall act on behalf of the holders of FPAC Common Shares entitled to the Per Share Merger Consideration), for each share of FPAC Common Share, one New Topco Share (the “Per Share Merger Consideration”). All of the shares of FPAC Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.11(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate previously representing any such shares of FPAC Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of FPAC Common Stock shall have been converted in the Merger.

(b) At the Merger Effective Time, by virtue of the Merger and without any action on the part of New Topco, US Holdco or US Merger Sub, each share of common stock, par value $0.0001 per share, of US Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Delaware Company.

(c) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of Excluded Shares (other than Excluded Founder Shares), each Excluded Share (other than Excluded Founder Shares) shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(d) At the Merger Effective Time, by virtue of the Merger and without any action on the part of Founder, each Excluded Founder Share shall thereupon be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Delaware Company. For the avoidance of doubt, this Section 2.11(d) shall occur after transfer and contribution in kind of the Excluded Founder Shares to New Topco as set forth in Section 2.20(a).

2.12 Delivery of Per Share Merger Consideration.

(a) Prior to the Merger Effective Time, New Topco and FPAC shall appoint a Person authorized to act as exchange agent in connection with the Transactions, which Person shall be selected by New Topco and FPAC (the “Exchange Agent”) and shall act on behalf of the holders of FPAC Common Shares entitled to the Per Share Merger Consideration, and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to New Topco and the FPAC for the purpose of (i) exchanging Certificates (if any) or uncertificated shares for the Per Share Merger Consideration payable in respect of the FPAC Common Shares and (ii) effecting the contribution in kind of newly issued membership interests of US Holdco to New Topco against the issuance of New Topco Shares, as contemplated by Exhibit B. As of the Merger Effective Time and, subject to and in accordance with the completion of the steps contemplated in Exhibit B, New Topco shall deposit with the Exchange Agent, for the benefit of the holders of the FPAC Common Shares, as consideration for the deliveries by the Exchange Agent pursuant to Exhibit B, and for exchange in accordance with this Section 2.12 through the Exchange Agent, New Topco Shares issued pursuant to Section 2.11(a). All New Topco Shares deposited with the Exchange Agent pursuant to this Section 2.12 shall be referred to as the “FPAC Exchange Fund”.

(b) As soon as reasonably practicable after the Merger Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of FPAC Common Shares who has the right to receive the Per Share Merger Consideration hereunder: (i) a letter of transmittal in customary form to be approved by New Topco and FPAC (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of uncertificated FPAC Common Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as New Topco and FPAC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates held by any holder of FPAC Common Shares represented by Certificates. In the event a holder of FPAC Common Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the Certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive the Per Share Merger Consideration relating to such Certificate or uncertificated FPAC Common Share unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. Each Certificate or uncertificated FPAC Common Share shall at any time after the Merger Effective Time represent only the right to receive, upon compliance with these requirements, the Per Share Merger Consideration pursuant to Section 2.11 and this Section 2.12. The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of FPAC Common Shares receiving any portion of the Per Share Merger Consideration.

(c) Upon receipt of a Letter of Transmittal (accompanied with all Certificates representing FPAC Common Shares of the holder of such FPAC Common Shares, to the extent such FPAC Common Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by New Topco, the holder of such FPAC Common Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration into which such FPAC Common Shares have been converted pursuant to Section 2.11(a) in book-entry from. Until surrendered as contemplated by this Section 2.12(c), each FPAC Common Share shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration which the holders of FPAC Common Shares were entitled to receive in respect of such shares pursuant to this Section 2.12(c).

(d) Concurrently with the Closing, without any action of the FPAC Stockholders, New Topco and FPAC shall cause the Exchange Agent to deliver to the transfer agent the New Topco Shares and The Depository Trust Company book-entry shares representing the New Topco Shares issued to the FPAC Stockholders entitled to the Per Share Merger Consideration.

(e) All New Topco Shares delivered upon the surrender of FPAC Common Stock in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such FPAC Common Stock and there shall be no further registration of transfers on the stock transfer books of FPAC of the shares of FPAC Common Stock that were issued and outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, holders of FPAC Common Stock shall cease to have any rights as stockholders of FPAC, except as provided in this Agreement or by applicable Law.

2.13 Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by New Topco, the provision by such Person of a customary indemnity against any claim that may be made against New Topco with respect to such Certificate, in each case in a form approved by New Topco, and New Topco shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration, deliverable in respect thereof as determined in accordance with this Article II.

2.14 FPAC Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of FPAC Warrants, each FPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to and in accordance with Section 4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such FPAC Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of FPAC Common Stock set forth therein and in substitution thereof such FPAC Warrant shall entitle the holder thereof to acquire such number of New Topco Shares per FPAC Warrant, subject to adjustments as provided in Section 4 and the last sentence of Section 3.1 of the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement if the FPAC Warrant was exercised prior to the Transactions. The parties shall cause the Warrant Agreement to be amended or exchanged as of immediately prior the Merger Effective Time to the extent necessary to give effect to this Section 2.14, including adding New Topco as a party thereto, with the effect that FPAC Warrants outstanding immediately prior to the Merger Effective Time will be exchanged for warrants to purchase ordinary shares of New Topco.

2.15 Fractional Shares. No certificate or scrip representing fractional New Topco Shares shall be issued upon the surrender for exchange of FPAC Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of New Topco.

2.16 Payments at Closing. At the Closing, New Topco will pay (or cause to be paid) by wire transfer of immediately available funds:

(a) on behalf of the Company, pay or cause to be paid the Payoff Amount to such account or accounts as the Company specifies to New Topco and FPAC in writing at least two (2) Business Days prior to the Closing Date;

(b) on behalf of the Company, pay or cause to be paid to such account or accounts as the Company specifies to New Topco and FPAC in writing at least two (2) Business Days prior to the Closing Date, the Closing Company Transaction Expenses;

(c) to Globetrotter or its Affiliate to such account or accounts as Globetrotter specifies to New Topco and the Company in writing at least two (2) Business Days prior to the Closing Date, an aggregate amount equal to the New Topco Formation Expenses and the Nominal Capital Expenses, provided that prior to New Topco paying Globetrotter or its Affiliate the Nominal Capital Expenses pursuant to this Section 2.16(c), FPAC shall have paid to New Topco and New Topco shall have received an aggregate amount equal to the Nominal Capital Expenses; and

(d) on behalf of FPAC, pay or cause to be paid to such account or accounts as FPAC specifies to New Topco and the Company in writing at least two (2) Business Days prior to the Closing Date, the aggregate amount of the FPAC Transaction Expenses.

2.17 Closing Deliverables.

(a) At the Closing, the Company shall deliver or cause to be delivered to FPAC a certificate, executed by an officer of the Company and dated as of the Closing Date, certifying that the conditions specified in Sections 10.02(a), 10.02(b) and 10.02(c) have been fulfilled.

(b) At the Closing, FPAC shall deliver or cause to be delivered a certificate, executed by an officer of FPAC and dated as of the Closing Date, certifying that the conditions specified in Sections 10.03(a) and 10.03(b) have been fulfilled.

2.18 Estimated Closing Statement. No later than the fourth (4th) Business Day prior to the Closing Date, the Company shall prepare in good faith and deliver to the GB Shareholders’ Representative and the FPAC Shareholders’ Representative a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimates of (i) the Net Debt Difference (the “Estimated Net Debt Difference”), (ii) Total Consideration (such amount, the “Estimated Total Consideration”) and (iii) the Pre-Deal Dividend, including estimates of each component as set forth in their respective definitions together with reasonably detailed supporting documentation. If the FPAC Shareholders’ Representative in good faith disagrees with any portion of the Estimated Closing Statement, then the FPAC Shareholders’ Representative, until the second (2nd) Business Day prior to the Closing Date, may deliver a notice of such disagreement to the GB Shareholders’ Representative (the “Pre-Closing Notice of Disagreement”). The FPAC Shareholders’ Representative and the GB Shareholders’ Representative shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Pre-Closing Notice of Disagreement, and in the event of any such resolution, the Estimated Closing Statement shall be prepared in accordance with such agreement of the FPAC Shareholders’ Representative and the GB Shareholders’ Representative. In the event of any failure by the FPAC Shareholders’ Representative to deliver any Pre-Closing Notice of Disagreement or the failure of the parties to resolve any differences with respect to matters specified in the Pre-Closing Notice of Disagreement such failure shall not affect, condition or delay the Closing and the Closing shall occur based upon the Company’s estimated amounts set forth in the Estimated Closing Statement as modified by the Pre-Closing Notice of Disagreement, as applicable.

2.19 Post-Closing Determination of Adjustment Amount.

(a) Within ninety (90) days after the Closing Date, New Topco shall prepare and deliver to the GB Shareholders’ Representative and the FPAC Shareholders’ Representative a statement (the “Closing Statement”), which sets forth New Topco’s good faith calculations of (i) the Net Debt Difference and (ii) Total Consideration, including each component as set forth in their respective definitions, along with reasonable supporting detail to evidence such calculations and explanations and assumptions for the calculation of such amounts. The Closing Statement and the definitions contained in this Agreement that relate to items presented on the Closing Statement shall be prepared on a basis consistent with the Accounting Principles Annex and IFRS consistently applied. When the Final Closing Statement is determined, the amount of the Net Debt Difference and the Total Consideration set forth therein will be the “Final Net Debt Difference” and the “Final Total Consideration”, respectively, and each component of Final Net Debt Difference and Final Total Consideration as set forth in their respective definitions shall also be final. The FPAC Shareholders’ Representative shall have a period of forty-five (45) days after the date it receives the Closing Statement from New Topco to deliver to the GB Shareholders’ Representative written notice of the FPAC Shareholders’ Representative’s disagreement with any item contained in the Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement and any proposed adjustment to such item (a “Notice of Disagreement”). During the forty-five (45) day period following the FPAC Shareholders’ Representative’s receipt of the Closing Statement, New Topco shall (i) permit the FPAC Shareholders’ Representative and its accountants and legal counsel to consult with the officers, employees, accountants and legal counsel of New Topco and/or its Subsidiaries as reasonable, and (ii) provide to the FPAC Shareholders’ Representative and its accountants and legal counsel reasonable access during normal business hours and under reasonable circumstances to all relevant books and records and any work papers (including those of New Topco’s accountants and auditors, subject to the execution of appropriate access letters and similar agreements with New Topco’s accountants and auditors) relating to the preparation of the Closing Statement. If a Notice of Disagreement is received by the GB Shareholders’ Representative, then the Closing Statement (as revised in accordance with clauses (A) or (B) below) shall become the Final Closing Statement and become final and binding upon the parties on the earlier of the date (A) on which the FPAC Shareholders’ Representative and the GB Shareholders’ Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (B) all matters in dispute are finally resolved in writing by the Accounting Firm in accordance with Section 2.19(b). During the thirty (30) days following the GB Shareholders’ Representative’s receipt of a Notice of Disagreement, the GB Shareholders’ Representative and the FPAC Shareholders’ Representative shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of the GB Shareholders’ Representative and the FPAC Shareholders’ Representative.

(b) If the GB Shareholders’ Representative and the FPAC Shareholders’ Representative are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following the GB Shareholders’ Representative’s receipt of such Notice of Disagreement (or such longer period as the GB Shareholders’ Representative and the FPAC Shareholders’ Representative may mutually agree in writing), such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (i) KPMG, or (ii) in the event KPMG is (x) unable or unwilling to take such assignment or (y) not independent, the dispute resolution group of a nationally recognized independent accounting firm promptly and mutually agreed upon by the GB Shareholders’ Representative and the FPAC Shareholders’ Representative or, if the GB Shareholders’ Representative and the FPAC Shareholders’ Representative cannot promptly agree on an accounting firm within forty-five (45) days after timely delivery of a Notice of Disagreement, each of the GB Shareholders’ Representative and the FPAC Shareholders’ Representative shall promptly select a nationally recognized accounting firm and such two (2) accounting firms shall designate the dispute resolution group of a third nationally recognized accounting firm that is not presently engaged on material matters by either party or any of their respective Affiliates (which term for this purpose shall not include any portfolio company (as that term is generally understood in the private equity industry) of Globetrotter or its Affiliates). The “Accounting Firm” means either (x) KPMG, (y) the accounting firm so agreed to by the GB Shareholders’ Representative and the FPAC Shareholders’ Representative, or (z) the third accounting firm so selected by the two (2) accounting firms, in each case in accordance with this Section 2.19(b). The GB Shareholders’ Representative and the FPAC Shareholders’ Representative shall submit to the Accounting Firm, as experts and not as arbitrators, for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute. The GB Shareholders’ Representative and the FPAC Shareholders’ Representative shall instruct the Accounting Firm to select one (1) of its partners experienced in purchase price adjustment disputes to make a final determination of the Net Debt Difference and Total Consideration, including in each case each component of the Net Debt Difference and the Total Consideration as set forth in their respective definitions, calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement. The GB Shareholders’ Representative and the FPAC Shareholders’

Representative shall instruct the Accounting Firm that, in resolving items in the Notice of Disagreement that are still in dispute and in determining the Net Debt Difference and Total Consideration, including in each case each component of the Net Debt Difference and the Total Consideration as set forth in their respective definitions, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by the GB Shareholders’ Representative, on the one hand, or the FPAC Shareholders’ Representative, on the other hand, or (B) less than the smallest value for such item assigned by the GB Shareholders’ Representative, on the one hand, or the FPAC Shareholders’ Representative, on the other hand, (ii) make its determination in accordance with the guidelines and procedures set forth in this Agreement and a single written presentation submitted by each of the GB Shareholders’ Representative and the FPAC Shareholders’ Representative and a single written response of each of the GB Shareholders’ Representative and the FPAC Shareholders’ Representative to each such presentation so submitted, (iii) render a final resolution in writing to the GB Shareholders’ Representative and the FPAC Shareholders’ Representative (which final resolution shall be requested by the GB Shareholders’ Representative and the FPAC Shareholders’ Representative to be delivered not more than thirty (30) days following the initial submission of such disputed matters to the Accounting Firm), which, absent manifest error, shall be final, conclusive and binding on the parties with respect to the Net Debt Difference and Total Consideration, including in each case each component of the Net Debt Difference and the Total Consideration as set forth in their respective definitions, and (iv) provide a written report to the GB Shareholders’ Representative and the FPAC Shareholders’ Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm shall be borne by New Topco or a Subsidiary.

(c) The Closing Statement (as adjusted by the agreement of the parties or at the direction of the Accounting Firm, as applicable) shall be deemed final for the purposes of this Section 2.19 upon the earliest of the (i) failure of the FPAC Shareholders’ Representative to notify the GB Shareholders’ Representative of a dispute within forty-five (45) days after the FPAC Shareholders’ Representative receives the Closing Statement, (ii) resolution of all disputes, pursuant to Section 2.19(b), and (iii) resolution of all disputes, pursuant to Section 2.19(b), by the Accounting Firm.

(d) The Net Debt Adjustment Amount and the Consideration Adjustment Amount shall be determined as follows, in each case, within five (5) Business Days following the determination of the Final Closing Statement, in accordance with Section 2.19(b) or Section 2.19(c), as applicable:

(i) The “Net Debt Adjustment Amount” shall be equal to the Final Net Debt Difference, if any, and shall be settled in either cash (“Adjustment Cash”) or New Topco Shares (“Adjustment Shares for Net Debt Adjustment”), as detailed herein. If the Net Debt Adjustment Amount is a negative number, then New Topco shall pay or issue to Company Shareholders, as determined solely by the GB Shareholders’ Representative, an amount equal to the Net Debt Difference in either of (a) Adjustment Cash (expressed as a positive) or (b) Adjustment Shares for Net Debt Adjustment (expressed as a positive). If the Net Debt Adjustment Amount is a positive number, then New Topco shall redeem, and the Company Shareholders shall transfer, a corresponding amount of Adjustment Shares for Net Debt Adjustment (expressed as a negative).

(ii) The “Consideration Adjustment Amount” shall be an amount, if any, equal to the Final Total Consideration minus the Estimated Total Consideration and shall be settled in New Topco Shares (“Adjustment Shares for Consideration Adjustment”). If the Consideration Adjustment Amount is positive, then New Topco shall issue a corresponding amount of Adjustment Shares for Consideration Adjustment (expressed as a positive). If the Consideration Adjustment Amount is negative number, then New Topco shall redeem, and the Company Shareholders shall transfer, a corresponding amount of Adjustment Shares for Consideration Adjustment (expressed as a negative).

(e) When giving effect to (i) and (ii) of Section 2.19(d), New Topco shall consider the impact in the aggregate of such issuance and / or redemption, in which case the sum of Adjustment Shares for Net Debt Adjustment and Adjustment Shares for Consideration Adjustment shall represent the “Net Adjustment Shares”. If Net Adjustment Shares is (i) positive, then New Topco shall issue New Topco Shares to Company Shareholders subject to Section 2.19(g) or (ii) if Net Adjustment Shares is negative, then New Topco shall redeem, and the Company Shareholders shall transfer, for no consideration, New Topco Shares from Company Shareholders, in each case of (i) and (ii), in an amount equal to the Updated Allocable Share of Net Adjustment Shares and after having delivered to the Company Shareholders evidence that such issuances or redemptions, as applicable, have been reflected on the books and records of New Topco.

(f) The GB Shareholders’ Representative shall determine the Updated Allocable Share in accordance with the terms and conditions of the Management Shareholders Agreement and provide written notice (the “Updated Allocable Share Notice”) thereof to New Topco.

(g) For purposes of this Section 2.19, if Net Adjustment Shares is positive, then it shall be a condition to each Company Shareholder receiving its Updated Allocable Share of the Net Adjustment Shares that such Company Shareholder (i) execute and provide an original of a subscription form as required under Swiss law and (ii) pay to New Topco the nominal value (CHF 0.01) of each Net Adjustment Share to be issued and received by such Company Shareholder.

2.20 Founder Contingent Shares.

(a) At the Closing, immediately prior to the Merger Effective Time, and after the consummation of (i) the contribution of Transferred Company Shares per Section 2.01(a), (ii) the contribution of Transferred Portion Company Shares per Section 2.01(b), and (iii) the contribution of Transferred Remaining Company Shares per Section 2.01(c), the Founder shall contribute to New Topco the Excluded Founder Shares that are issued and outstanding immediately prior to the Merger Effective Time and, in consideration for such contributed Excluded Founder Shares, New Topco shall issue to Founder, and Founder shall direct New Topco to deliver such newly issued New Topco Shares to the Nominee (as defined below), to hold on behalf of the Founder, one New Topco Share for each contributed Excluded Founder Share (each share, the “FPAC Founder Contingent Share”); provided that, if the number of Redeemed Shares exceeds 20,000,000, then the Founder will forfeit the Excluded Founder Shares for no consideration, provided further, that if the number of Redeemed Shares exceeds 5,000,000 but is less than 20,000,000, the Founder will forfeit for no consideration a number of Excluded Founder Shares (rounded to the nearest whole number) equal to the product of (i) 2,500,000 multiplied by (ii) (A) the total number of Redeemed Shares minus 5,000,000 divided by (B) 15,000,000. The number of Founder Shares to be forfeited will correspondingly reduce the maximum number of potential FPAC Founder Contingent Shares that may be earned on the First Value Achievement Date and the Second Value Achievement Date.

(b) As promptly as practicable following the date hereof and in any event prior to the Closing, the GB Shareholders’ Representative, New Topco and the Founder shall reasonably cooperate to agree to and enter into a nominee agreement (the “Nominee Agreement”) with an independent nominee, which shall be a Swiss entity mutually agreed by the GB Shareholders’ Representative and the Founder (the “Nominee”). At the Closing, New Topco shall deliver the FPAC Founder Contingent Shares to the Nominee. The Nominee Agreement shall provide, among other things, that until the First Value Achievement Date and the Second Value Achievement Date with respect to the FPAC Founder Contingent Shares delivered to Founder on such dates as provided below, the Founder and the Nominee shall (i) not vote or transfer any of and (ii) waive any right to dividends with respect to, in each case, the FPAC Founder Contingent Shares. The Founder, with the prior written consent of the GB Shareholders’ Representative, shall instruct the Nominee to release the FPAC Founder Contingent Shares as follows:

(i) if, at any time following the Closing, the VWAP of New Topco Shares is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) Trading Day period (such time when the foregoing is first satisfied, the “First Value Achievement Date”), the Nominee shall within fifteen (15) Business Days deliver to the Founder the number of New Topco Shares that would have been equivalent in value to 1,250,000 shares of FPAC Common Stock at the time of the Closing; and

(ii) if, at any time following the Closing, the VWAP of New Topco Shares is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period (such time when the foregoing is first satisfied, the “Second Value Achievement Date”), the Nominee shall within fifteen (15) Business Days deliver to the Founder the number of New Topco Shares that would have been equivalent in value to 1,250,000 shares of FPAC Common Stock at the time of the Closing.

The New Topco Share price targets set forth in Section 2.20(b)(i) and Section 2.20(b)(ii) and the number of shares to be issued pursuant to Section 2.20(b)(i) and Section 2.20(b)(ii) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting New Topco Shares after the date of this Agreement.

2.21 PIPE Investment Amount. The parties agree that no PIPE Agreement will be executed and delivered to the extent that the PIPE Investment Amount would exceed €250 million if the PIPE Investment thereunder were consummated, except with the prior written consent of the GB Shareholders’ Representative and FPAC.

2.22 Withholding. Each of FPAC, New Topco, the Company, the Surviving Delaware Company and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. FPAC shall give the Company at least fifteen (15) days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 2.22. To the extent that FPAC, New Topco, the Company, the Surviving Delaware Company or their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment payable to employees of the Company or its Affiliates prior to the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding..

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to FPAC, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows:

3.01 Corporate Organization. The Company (i) is duly incorporated, (ii) is validly existing as a stock corporation (Aktiengesellschaft) under the laws of Switzerland, (iii) is in good standing (or has the equivalent status under the laws of Switzerland) and (iv) has all power and authority necessary to own, lease or operate its assets and property and to conduct its business as it is now being conducted. The Company is lawfully qualified or licensed to transact business in each jurisdiction in which business is conducted by it, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole. True, correct and complete copies of the Organizational Documents of the Company are contained in Folder 1.1 of the Data Room.

3.02 Subsidiaries.

(a) Section 3.02(a) of the Company Disclosure Schedules sets forth, as of the date hereof, a true, correct and complete list of the Company Subsidiaries. Each Company Subsidiary (i) is duly organized, (ii) is validly existing as a legal entity under the laws of the jurisdiction of its organization, (iii) is in good standing (or has the equivalent status under the laws of the jurisdiction of its organization) and (iv) has all power and authority necessary to own, lease or operate its assets and its property and to conduct its business as it is now being conducted, in each case, in all material respects. Each Company Subsidiary is lawfully qualified or licensed to transact business in each jurisdiction in which the conduct of its business or its ownership or leasing of property require such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole. True, correct and complete copies of the Organizational Documents of each Company Subsidiary are contained in Folders 1.1 and 7.1 of the Data Room.

(b) As of the date hereof, except for any ownership interest in another member of the Group, no Group member owns any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

3.03 Due Authorization. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all actions required to be taken for the due and proper authorization and execution by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly taken or, with respect to actions required to be taken for the consummation of the transactions contemplated by this Agreement, will have been duly and validly taken by the Closing. Each Group member has full power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder, and all actions required to be taken for the due and proper authorization and execution by such Group member of each such Transaction Document and the consummation by it of the transactions contemplated thereby have been duly and validly taken or, with respect to actions required to be taken for the consummation of the transactions contemplated by each such Transaction Document, will have been duly and validly taken by the Closing. Assuming due authorization and execution by each other party to this Agreement and the Transaction Documents, this Agreement and the Transaction Documents constitute, or will constitute, as applicable, a legal, valid and binding obligation of each Group member party thereto, enforceable against each such Group member in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05 of the Company Disclosure Schedules, the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the execution and delivery by each Group member of, and the performance by each Group member of its obligations under, each Transaction Document to which such Group member is a party will not (i) result in any violation of the provisions of the Articles of Association or other Organizational Documents of any Group member, (ii) materially conflict with or result in a material breach or violation of any of the terms or provisions of, or constitute a material default under, or result in the termination, modification or acceleration of, or result in the creation or imposition of any Lien upon any property, right or asset of any Group member pursuant to, any Material Contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of the Company Subsidiaries is a party or by which any property or asset of the Company or any of the Company Subsidiaries is bound, or (iii) result in the material violation of any applicable Law or regulation or any judgment, order, decree, rule or regulation of any court, arbitrator, governmental or regulatory authority or agency or court having jurisdiction over the Company or any of the Company Subsidiaries.

3.05 Governmental Authorities; Consents. No consents, approvals, authorizations, designations, declarations, waivers, orders, registrations, clearances, endorsements, permits, qualifications or filings are required to be obtained from any Governmental Authority or other action with any Governmental Authority required to be made by the Company for the execution and performance of its obligations under this Agreement, except (a) as set forth in Section 3.05 of the Company Disclosure Schedules, (b) as required pursuant to any applicable Antitrust Law and (c) any consents, approvals, authorizations, designations, declarations, waivers, orders, registrations, clearances, endorsements, permits, qualifications or filings, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.06 Capitalization.

(a) The issued share capital of the Company consists of CHF 100,000. Section 3.06(a)(i) of the Company Disclosure Schedules sets forth, as of the date hereof, the number and class of issued and outstanding shares of capital stock of the Company, the record and beneficial owners thereof and the number and class of shares of capital stock held by each such record and beneficial owner, and, in the case of incentive equity awards outstanding as of the date hereof, on an individual by individual and grant by grant basis, the date of grant, number of awards granted, exercise price, purchase price or similar pricing (if applicable), vesting requirements, current vested/unvested status, and treatment in connection with the transactions contemplated by this Agreement. Except with respect to the PIPE Investment and the transactions contemplated by this Agreement, upon completion of the Management Rollup and the Restructuring, no Person other than the Seller Parties will own any of the issued and outstanding shares of capital stock of the Company. Based on the assumptions and qualifications set forth in Section 3.06(a)(ii) of the Company Disclosure Schedules, Section 3.06(a)(ii) of the Company Disclosure Schedules sets forth the number of shares of capital stock of the Company that would have been issued and outstanding immediately following the Management Rollup (and before the Restructuring or any other transactions contemplated hereby) if the Management Rollup had been completed on the date specified therein. All outstanding and issued shares or other equity interests of each Group member (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of any preemptive rights, rights of first refusal or similar rights or Contract. Except as set forth in Section 3.06(a) of the Company Disclosure Schedules, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares or other equity interests of each Company Subsidiary free and clear of any Liens other than Permitted Liens.

(b) Except as set forth in Section 3.06(b)(i) of the Company Disclosure Schedules, there are no outstanding securities or rights convertible into or exchangeable for, or warrants, restricted stock units, performance stock units, stock appreciation rights, phantom stock, calls, rights or options, or agreements to grant warrants, restricted stock units, performance stock units, stock appreciation rights, phantom stock, calls, rights or options, to purchase, or obligations or commitments of any member of the Group to create, issue, sell or otherwise dispose of, any securities (or any such shares, warrants, rights, options or obligations) of any member of the Group. Except as set forth in Section 3.06(b)(ii) of the Company Disclosure Schedules, (i) there are no Contracts, rights issues, bonus issues of exchangeable or convertible bonds or bonds with warrants or other similar arrangements approved by any Group member’s board (or other governing body) or the shareholders of any Group member or issued by any Group member providing for the purchase or subscription of shares or other equity interests (or rights or securities exchangeable into shares or other equity interests) in any Group member; and (ii) there are no restrictions upon the voting rights or transfer of any of the shares or other equity interests in any Group member pursuant to applicable Law, any Group member’s Organizational Documents (including the Company’s articles of association (the “Articles of Association”)), organizational regulations, or other governing documents or any agreement or other instrument to which any Group member is a party or by which it may be bound.

3.07 Financial Statements.

(a) The audited consolidated special purpose financial statements (including the audited consolidated balance sheet and related statements of income, cash flows and changes in equity) for the year ended March 31, 2019 and containing the financial information for the years ended March 31, 2019, 2018 and 2017 (the “Company Audited Financial Statements”) of the Company, the audited consolidated financial statements (including the audited consolidated balance sheet and related statements of income, cash flows and changes in equity) as of and for the year ended March 31, 2017 (the “Predecessor Audited Financial Statements”) of Global Blue Investment & Co S.C.A. (the “Predecessor”) and the reviewed consolidated interim financial statements as of and for the six months ended September 30, 2019 (the “Unaudited Financial Statements”) of the Company, together with related notes, have been prepared in accordance with IFRS on a consistent basis throughout the periods involved, except as disclosed therein, and present fairly, in all material respects, the financial position, results of operations, cash flows and changes in shareholder equity of the Company and the Predecessor, as applicable, and their respective consolidated Subsidiaries, on the basis stated therein at the respective dates or for the respective periods to which they apply and were derived from, and accurately reflect in all material respects, the books and records of the Company and the Predecessor, as applicable, and their respective consolidated Subsidiaries (in the case of operating data). True, correct and complete copies of the Company Audited Financial Statements, the Predecessor Audited Financial Statements and the Unaudited Financial Statements are contained in Folder 2.2 of the Data Room.

(b) The books of account and other financial records of the Group have been kept accurately in all material respects in the ordinary course operation of the business of the Group, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group have been properly recorded therein in all material respects. The Group has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Group are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group, (iv) that the amount recorded for assets on the books and records of the Group is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately. Since March 31, 2019, no member of the Group has received from its independent auditors any written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Group, (y) “material weakness” in the internal controls over financial reporting of the Group or (z) fraud, whether or not material, that involves management or other employees of the Group who have a significant role in the internal controls over financial reporting of the Group.

(c) Except as set forth in Folder 2.1 of the Data Room, no Group member is party to any Contract (including any material amendments or modifications thereof) with respect to any material Indebtedness.

3.08 Undisclosed Liabilities. There is no material liability, debt or obligation against any Group member that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with IFRS consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for in the Unaudited Financial Statements or disclosed in the notes thereto, (b) that have arisen since September 30, 2019 in the ordinary course of the operation of business of the Group consistent with past practice, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder or (d) that would not reasonably be expected to be material to the Group, taken as a whole.

3.09 Litigation and Proceedings. Except as set forth in Section 3.09 of the Company Disclosure Schedules, (a) no Group member is a party to any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings which, if successful, is likely to result in a cost, fine, benefit or value to the Group of €1,000,000 or more and (b) no litigation, arbitration, or other dispute resolution process or administrative or criminal proceedings which, if successful, is likely to result in a cost, fine, benefit or value to the Group of €1,000,000 or more is threatened by or, to the knowledge of the Company, against any Group member.

3.10 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole, in the three (3) years immediately preceding the date of this Agreement, neither the Company nor any of the Company Subsidiaries, has taken any action or omitted to take any action which is a contravention of any Law, regulation or the requirements of any Governmental Authority, or any of its posted policies or contractual obligations applicable to Personal Information, which continues to give rise to any fine, penalty, other liability or sanction on the part of the Company or any of the Company Subsidiaries and no unresolved written complaints have been received in respect of such matters.

(b) Except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole, neither the Company, any Company Subsidiaries nor any of their respective officers, employees or associated persons (as defined in the UK Bribery Act 2010, or any equivalent under other legislation) has, in the three (3) years immediately preceding the date of this Agreement, engaged in any activity, practice or conduct which would constitute an offence under the UK Bribery Act 2010, the applicable provisions of the US Foreign Corrupt Practices Act of 1976 or equivalent legislation in any jurisdiction in which any Group member operates.

(c) In the five (5) years immediately preceding the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notices stating that it is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority or any customer regarding any material offence or alleged offence under any Law, including under, the UK Bribery Act 2010, the applicable provisions of the US Foreign Corrupt Practices Act 1976 or any equivalent anti-bribery or anti-corruption legislation in any jurisdictions in which any Group member operates.

(d) The operations of the Company and the Company Subsidiaries are and, in the five (5) years immediately preceding the date of this Agreement, have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of applicable anti-money laundering statutes of all jurisdictions where the Company or any of the Company Subsidiaries operates and which are applicable to the Company and the Company Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of the Company Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(e) Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any directors, officers or employee or agent is currently the subject or the target of any sanctions as applicable to the Company or the Company Subsidiaries administered or enforced by the US Government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company nor any of the Company Subsidiaries located, organized or resident in a country, region or territory that is the subject of Sanctions, including Crimea, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”). In the two (2) years immediately preceding the date of this Agreement, the Company and the Company Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, in each case in violation of Sanctions applicable to the Company or the Company Subsidiaries.

(f) The Group holds all Material Permits necessary or required by applicable Law for or in connection with the ownership or lease of any Group member’s material properties or the carrying on of its business, and, to the knowledge of the Company, all officers and representatives of the Group, and any other person employed in a capacity that involves them performing a regulated function on behalf of the Group in any jurisdiction in which the Group operates, hold all Material Permits necessary or required by applicable Law for or in connection with the carrying on of those roles.

(g) No member of the Group has received written notice of any proceedings pending and, to the knowledge of the Company, no proceeding is threatened that is reasonably likely to result in the revocation, cancellation or suspension, or any adverse modification, of any Material Permit held by a member of the Group or, to the knowledge of the Company, any officer or representative of the Group or any other person employed in a capacity that involves them performing a regulated function on behalf of the Group in any jurisdiction in which the Group operates.

(h) The Group’s anti-money laundering and sanctions policy, anti-bribery and corruption policy, competition law policy and whistleblowing policy are contained in Folder 10 of the Data Room and each member of the Group has duly implemented all such policies.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all Company Registered Intellectual Property including details of all registrations and pending applications of Intellectual Property for which a Group member is an owner, purported owner, registered owner, beneficial owner, or an applicant for registration. All Company Registered Intellectual Property is subsisting and unexpired, and to the knowledge of the Company, valid and enforceable in all material respects. The owner of record of each item of Company Registered Intellectual Property is the entity identified as the current assignee and owner thereof in Section 3.11(a) of the Company Disclosure Schedules. As of the date hereof, all necessary documents and certificates in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in applicable jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property in their respective jurisdictions.

(b) To the knowledge of the Company, (i) no third party has infringed, misappropriated otherwise violated or is now infringing, misappropriating or otherwise violating any rights relating to the Owned Intellectual Property in any material respect; and (ii) there has been no inadvertent or unauthorized disclosure of any material confidential or non-public information included in the Company Intellectual Property. Neither the conduct of the business as presently conducted, nor the exploitation by the Group of the Company Owned Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property rights of a third party in any material respect. No Group member has received a written notice alleging that the activities of the Group infringe, misappropriate or otherwise violate any Intellectual Property of any third party, or has been involved in any dispute or proceeding relating to Intellectual Property or has received any offer in writing to license any third party Intellectual Property, in each case that has not since been resolved without any material obligations for the Group. The

Owned Intellectual Property has not been and is not the subject of any outstanding injunction, judgement, order, decree, ruling, settlement or disposition of any dispute. To the knowledge of the Company, there exist no facts or circumstances which could reasonably provide the basis for any claim or assertion adversely affecting the ownership, use, right to use, enforceability or scope of any Owned Intellectual Property.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedules, the Group (i) owns all right, title and interest in and to the Owned Intellectual Property, free and clear of any Lien (other than Permitted Liens) or other material right of a third Person in respect of the Owned Intellectual Property and (ii) has a valid right to use all other Company Intellectual Property as currently used by the Group (provided that the foregoing representation will not be read as a representation of non-infringement). The consummation of the transactions contemplated by this Agreement will not directly impair or result in (i) the loss of any of the members’ rights in any material Owned Intellectual Property or (ii) FPAC or the Group being obligated to pay any royalties or other amounts to any Person in excess of those payable to them in the absence of this Agreement or the transactions contemplated hereby. None of the Owned Intellectual Property nor, to the knowledge of the Company, the Company Intellectual Property that is licensed to the Group, was developed by or on behalf of, or using grants or any other subsidies of any Governmental Authority.

(d) The Company has taken commercially reasonable actions intended to maintain and protect the confidentiality of any material confidential information and trade secret included in the Owned Intellectual Property. Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, each former and current employee, officer, consultant or contractor of the Company or a Company Subsidiary who was involved in the creation or development of any material Owned Intellectual Property has executed a valid and enforceable agreement pursuant to which such Person has presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property rights created or developed for Company or a Company Subsidiary and has agreed to waive and did waive all moral rights such person may have in any work in which copyright subsists of which such person is or was the creator or an author (“Proprietary Rights Agreement”), except where such an assignment or waiver is deemed to have occurred by operation of Law or, in the case of a lack of such express assignment, waiver or operation of Law, as would not, individually or in the aggregate, have a Material Adverse Effect. No former or current employee, officer, consultant, or contractor of the Company or any Company Subsidiary or entity engaged in development of Intellectual Property with the Company or any Company Subsidiary (i) has breached or has threatened to breach such Proprietary Rights Agreement in any material respect or (ii) has expressly excluded material works, inventions or any other Intellectual Property made prior to his, her or its employment, engagement or association with the Company or any Company Subsidiary from his, her or its assignment of Intellectual Property to the Company or any Company Subsidiary pursuant to a Proprietary Rights Agreement except in respect of a joint development agreement entered into in the ordinary course of business, wherein the parties to such agreement have agreed to not assign or transfer previously created background Intellectual Property and/or to jointly own Intellectual Property created pursuant to the joint development agreement wherein neither the withholding of background Intellectual Property from the Company nor the restrictions on the use of jointly developed Intellectual Property by the Company would have a Material Adverse Effect.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, in the three (3) year period prior to the date hereof, (i) to the knowledge of the Company, there have been no material unauthorized access to or breaches of the information technology or computer systems (including all networks, platforms, Software, hardware, equipment, databases and data stored thereon, communications infrastructure and related systems and services used for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data and information and functions) used in or necessary for the business of the Group (the “IT Systems”), other than any such incidents that were resolved without material cost, liability or the duty to notify any Person; (ii) the Company and the Company Subsidiaries have taken commercially reasonable actions to protect the security of their material IT Systems; (iii) the Company owns or has a valid right to access all material IT Systems; and (iv) the IT Systems operate and perform in all material respects as required in connection with the operations of the business of the Company as currently conducted and do not, to the knowledge of the Company, contain any “viruses,” “worms,” “trojan horses,” “bugs,” “faults” or other routines, devices, errors, contaminants, effects or routines, in each case intended to disrupt, impair, or disable such IT systems. The Company has established, implemented and tested backup and disaster recovery policies, procedures and systems to reasonably prevent any material disruption or interruption to the conduct of the business of the Group.

(f) All Open Source Software used by the Company or a Company Subsidiary is set forth in Section 3.11(f) of the Company Disclosure Schedule. The Company and the Company Subsidiaries have not used Open Source Software in any manner that (i) requires the disclosure or distribution of any source code of any of the Group’s proprietary Software, (ii) requires the licensing of any Intellectual Property for the purpose of making derivative works or any other purpose, (iii) imposes any restriction on the consideration to be charged for the distribution of any Intellectual Property, (iv) creates, or purports to create, obligations on the Group with respect to any Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Intellectual Property or (v) imposes any other material limitation, restriction, or condition on the right of the Group to use or distribute any Intellectual Property (other than notice restrictions and customary covenants in such Open Source Software licenses). With respect to any Open Source Software that is or has been used by the Group in any way in the operation of its business, each applicable Group member has been and is in material compliance with all applicable licenses with respect thereto.

(g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, none of the Company or any Company Subsidiaries or any other person acting on behalf of the Company or any of the Company Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code. No event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time or both) shall, or would reasonably be expected to, require the disclosure or delivery by the Company, any Company Subsidiary or any other party acting on behalf of the Company or any Company Subsidiary to any third party of any Company Source Code (other than to any escrow agent). The Company and the Company Subsidiaries do not currently have on deposit, are not (and are not subject to an obligation by which they would be) required to deposit, with an escrow agent or other third party, any Company Source Code. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, would reasonably be expected to result in the release of any Company Source Code from escrow.

(h) Other than third party Intellectual Property incorporated in the Company Products under which the Company has a valid written license, or other right to use, authorizing the Company’s current use of such Intellectual Property, the Company owns all right, title and interest in and to the Company Products, including all Company Source Code, free and clear of all Liens except Permitted Liens. The Company and the Company Subsidiaries have taken commercially reasonable steps to ensure that all Software and Company Products are free of intentional defects or intentionally created contaminants, and to the knowledge of the Company, there are no material errors in any documentation associated with the proprietary Software owned by the Group or the Company Products.

3.12 Contracts; No Defaults.

(a) Section 3.12(a)of the Company Disclosure Schedules lists each of the following Contracts including any amendments thereto (x) to which any member of the Group is a party as of the date of this Agreement or (y) by which any member of the Group or any of their respective properties or assets are bound as of the date of this Agreement (collectively, together with any Contract required to be listed on Section 3.12(a) of the Company Disclosure Schedules, the “Material Contracts”):

(i) material Contracts that restrict or limit the ability of any member of the Group to engage in any line of business in any geographic area or to compete with any Person;

(ii) material Contracts that grant to any Person, other than a member of the Group, (A) most favored pricing provisions or (B) any exclusive rights, rights of first refusal, rights of first negotiation or other similar rights;

(iii) Contracts relating to stock purchases, stock options or similar plans (including any similar such plans relating to the equity securities of a Person that is a not a corporation);

(iv) Contracts under which any member of the Group has borrowed any money or incurred any Indebtedness from, or issued any note, bond, debenture or other evidence of Indebtedness to, or guaranteed Indebtedness of, any Person (other than any member of the Group), in any such case of which the outstanding principal balance or amount is in excess of €3,000,000 individually or €5,000,000 in the aggregate;

(v) Contracts that require the future acquisition from another Person or future disposition to another Person of assets, properties or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction which contain “earn-out” or other continuing obligations with respect to any member of the Group, in any such case, that would reasonably be expected to result in payments in excess of €500,000 individually or €1,000,000 in the aggregate after the date of this Agreement or any merger or business combination with respect to any member of the Group (other than the Merger and other than purchases of equipment and inventory in the ordinary course of the business);

(vi) Contracts relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture (other than organizational documents of any Group member);

(vii) the (A) top twenty (20), by revenue, global accounts, merchants and department store agreement Contracts; (B) top five (5), by revenue, currency choice acquirer agreement Contracts; and (C) top ten (10), by cost, airport or refund agent agreement Contracts;

(viii) Contracts for the employment of, or the provision of services by, any officer, individual employee or other natural Person on a full time, part-time or other basis providing base salary in excess of €200,000, other than Contracts that are terminable on thirty (30) days’ or less notice without penalty or that do not provide severance or other obligations in connection with any termination;

(ix) collective bargaining agreements or any other Contracts with any labor union, works council or other labor organization;

(x) Contracts that generate (or are anticipated to generate) an annual net revenue or cost to the Group of €3,000,000 or more and would entitle any party thereto to terminate such Contract as a result of the execution or the performance of this Agreement;

(xi) Contracts requiring or providing for any capital expenditure in excess of €2,000,000 other than capital expenditures made in the ordinary course of business consistent with past practice;

(xii) material interest rate, currency, or other hedging Contracts of a speculative nature;

(xiii) settlement, conciliation or similar Contract entered into by any member of the Group in the last twelve (12) months providing for payment by any member of the Group in excess of €3,000,000 individually or imposing any material non-monetary obligations on any member of the Group;

(xiv) Contracts providing for indemnification by any member of the Group, except for any such Contract that is entered into in the ordinary course of business and is not material to the Group taken as a whole;

(xv) Contracts with any Governmental Authority;

(xvi) Company Affiliate Agreements; and

(xvii) Contracts relating to Company Intellectual Property that are subject to a restriction on a Group member’s exploitation of such Company Intellectual Property; in each case other than (a) non-exclusive licenses entered into in the ordinary course of business and (b) standard license and service agreements for commercially available software.

(b) Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term therein prior to the Closing Date, each Material Contract is a valid and binding agreement of the applicable member of the Group in all material respects and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law). The applicable Group member(s) and, to the knowledge of the Company, each other party to each Material Contract have performed all material obligations required to be performed by it under such Material Contract, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would materially violate, materially conflict with or result in a material breach of or default under, or give rise to any right of termination, modification, amendment, cancellation or acceleration under, any Material Contract. As of the date of this Agreement, no Group member or, to the knowledge of the Company, any other party thereto, is in or has received written notice of any material breach or default under any such Material Contract.

3.13 Employees and Labor.

(a) Folder 14 of the Data Room contains: (i) a summary of the current material terms of all current recognition, procedural, collective or other agreements between the Group and any trade union, works council or other body representing the employees (or any of them); and (ii) a summary of the maximum awards which may be awarded under all general bonus schemes applicable to any employees/consultants and for which any Group member is required to provide. Folder 14 of the Data Room contains the employment agreements used by the Group for employees who are participants in the management equity incentive plan.

(b) No Group member has, in the one year immediately preceding the date of this Agreement, been a party to, or has been obliged to be a party to, any consultation in relation to any collective redundancies made pursuant to section 188 of the Trade Union and Labour Relations (Consolidation) Act 1992 of the United Kingdom (or under any equivalent or analogous legislation in any other jurisdiction).

(c) No Group member recognizes any trade union or other body representing the Group’s employees for the purpose of collective bargaining or other negotiating purposes.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no member of the Group has, in the two (2) years immediately preceding the date of this Agreement, been a party to any disputes, claims, legal proceedings, or complaints under any applicable employment legislation or otherwise (collectively, “Proceedings”) between any Group member and any employees of the Group (or any trade union or appropriate representatives), and to the knowledge of the Company, there are no facts or circumstances, which would reasonably be expected to give rise to any Proceedings.

(e) No Group member has made any loan or advance to any employee or past or prospective employee in excess of €500,000 which remains outstanding as at the date of this Agreement.

(f) No Group member has, in the one year immediately preceding the date of this Agreement, been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the United Kingdom) (or any similar arrangement under any equivalent or analogous legislation in any other jurisdiction).

(g) The consummation of the Merger shall not entitle any employee or individual engaged by any member of the Group to terminate his or her employment or engagement or receive any payment or other benefit (except for the Transaction Bonuses).

3.14 Pensions.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, there is not in operation, and no proposal has been announced to enter into or establish, any agreement or arrangement for the payment by a member of the Group of, or payment by a member of the Group of a contribution towards, a pension, allowance or lump sum on retirement or death for the benefit of a Relevant Employee or a Relevant Employee’s dependents, For the purposes of this paragraph, “Relevant Employee” means a director, manager, employee, or former director, manager or employee, of a member of the Group.

(b) Each member of the Group has paid all material contributions which have fallen due for payment by such company under each Pension Scheme in accordance with regulatory requirements, and no material amount due from a member of the Group to a Pension Scheme is unpaid.

(c) Each member of the Group has paid any insurance premiums which have fallen due for payment by it to any life assurance schemes.

(d) No assurance, promise or guarantee has been made or given to any individual of a particular level or amount of benefits to be provided for or in respect of him under any Pension Scheme on retirement, death or leaving employment (other than insured lump sum death benefits).

(e) No member of the Group has, in the one year preceding the date of this Agreement, received any written notice alleging that it is not in material compliance with all applicable Laws, regulations and government taxation and funding requirements relating to each Pension Scheme. There are no material legal proceedings or other dispute pending or, to the knowledge of the Company, threatened concerning the Pension Schemes.

(f) Each Pension Scheme is provided for and funded in accordance with local accounting practice and principles applicable to it and no member of the Group participates in or has ever participated in any pension scheme with an unfunded pension liability.

(g) Each member of the Group has materially complied with the employer obligations under any applicable automatic enrolment requirements in respect of any pensions schemes as required by Law.

3.15 Data Privacy.

(a) Each member of the Group has complied in all material respects with all applicable data privacy and data protection laws, including the General Data Protection Regulation 2016/679 and the Data Protection Act 2018 (or under any equivalent or analogous legislation in any other jurisdiction) (“Data Protection Legislation”) relating to or pertaining to data security, including maintaining all necessary notifications and registrations, and paying all applicable data protection fees.

(b) No Group member has been, and each Group member is not currently, in breach in any material respect of any data security reporting or notification requirements under any law, regulation or mandatory code, and, to the knowledge of the Company, there are no facts or matters which would reasonably be expected to give rise to any such breach.

(c) No Group member has received any written notice alleging non-compliance with any Data Protection Legislation and no order against any Group member for the rectification, blocking, erasure or destruction of any data under any Data Protection Legislation has been received by any Group member.

3.16 Taxes. Except as set forth in Section 3.16 of the Company Disclosure Schedules:

(a) All material Tax Returns required by Law to be filed by the Company or the Company Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and are true, complete and correct in all material respects.

(b) All material amounts of Taxes shown due on any Tax Returns of the Company and the Company Subsidiaries and all other material amounts of Taxes owed by the Company and the Company Subsidiaries have been duly and timely paid. The Company and each Company Subsidiary has adequately provided for, in its books of account and related records, all liabilities for all material unpaid Taxes (such unpaid Taxes consisting solely of current Taxes not yet due and payable) to the extent required by IFRS. There are no material Liens (other than Permitted Liens) on any of the stock, assets or properties of the Company or any Company Subsidiary, in each case, with respect to Taxes.

(c) Each of the Company and the Company Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, (ii) maintained all required records with respect thereto, and (iii) remitted such amounts required to have been remitted to the appropriate Governmental Authority within the time and manner prescribed by Law.

(d) Neither the Company nor any of the Company Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to a material amount of Taxes and there are no administrative or judicial proceedings currently pending with respect to any such Taxes. Neither the Company nor any of the Company Subsidiaries has received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where neither the Company nor any of the Company Subsidiaries files Tax Returns that any such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of either the Company or any of the Company Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(f) Neither the Company nor any Company Subsidiary is party to or bound by (i) any Tax sharing, Tax allocation, Tax indemnification or similar Contract or arrangement that is currently in effect, or (ii) any Contract or arrangement under which the Company or any Company Subsidiary is liable for any Taxes of another Person, except, in each case, for any such Contracts that are commercial contracts not primarily relating to Taxes.

(g) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date (i) a binding agreement with a Taxing Authority or with any Governmental Authority in respect of Taxes, (ii) an installment sale or open transaction, (iii) a prepaid amount, or (iv) a change in the accounting method of the Company or any Company Subsidiaries.

(h) All material related party transactions involving the Company or any Company Subsidiary are in material compliance with the arm’s length standards of applicable Tax Laws.

(i) Assuming that (i) the Management Rollup is executed as of April 30, 2020, at an assumed sum of Pre-Deal Dividend and Total Consideration equal to €1,650 million, (ii) the gains realized by Management Sellers on the disposal of their shares are taxed at capital gain tax rates and are not requalified and taxed as employment income, and (iii) the shares allocated to the Management Sellers from the employee benefit trust will be subject to tax at the highest marginal rates, the social security payable by the Global Blue Group in relation to the Management Rollup is estimated to be around €750,000.

(j) The Company’s Capital Contribution Reserves at December 31, 2019 equaled CHF 460,000,000. This amount will be reduced as a result of the dividend that is expected to be paid by the Company prior to Closing. To the knowledge of the Company, the Company expects that immediately after Closing the Capital Contribution Reserve of New Topco will be not less than the Capital Contribution Reserve of the Company immediately prior to Closing, but the final amount of Capital Contribution Reserve at the level of New Topco is subject to confirmation from the Swiss federal Tax authorities which will be applied for by way of a tax ruling sought with Swiss federal Tax authorities prior to Closing, and the actual level of New Topco’s Capital Contribution Reserve may therefore ultimately be lower.

(k) This Section 3.16 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 3.16 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date (other than with respect to Sections 3.16(f) and 3.16(g)) or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

3.17 Brokers’ Fees. Except as set forth in Section 3.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, the Company Subsidiaries or any of their Affiliates for which the Company or any of the Company Subsidiaries has or, upon the Closing, would have, any obligation.

3.18 Insurance. Folder 11 of the Data Room contains true, correct and complete copies of all material insurance policies to the Group, taken as a whole (collectively, the “Policies”). Each Policy is in full force and effect, except for expirations in the ordinary course of business consistent with past practice, and all premiums with respect thereto covering all periods up to the Closing will be paid in the ordinary course of business consistent with past practice and, except as Fairly Disclosed in Folder 11 of the Data Room, (a) there is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed, in each case, in writing by the underwriters of such Policies, (b) no member of the Group has received written notice of cancellation, termination, material reduction in coverage or disallowance or material increase in premium (other than with respect to directors’ and officers’ liability insurance in connection with the Transactions or ordinary course increases that are not material to the Group taken as a whole) of any insurance policy that is held by, or for the benefit of, any member of the Group, (c) no member of the Group is in default under any Policy, or to the knowledge of the Company, has taken any action or failed to take any action that would constitute a breach or default (with or without the giving of notice or lapse of time or both) under such Policy and (d) all claims under any Policy have been timely filed.

3.19 Real Property; Assets.

(a) The Leased Real Properties comprise all the material land and buildings leased, occupied or used by the Group or in respect of which any Group member has any interest, right or liability. No Group member owns any real property.

(b) Except as would not, individually or in the aggregate, be material to the Group, taken as a whole, (i) no Person other than a Group member occupies or uses, or has a right to occupy or use, any of the Leased Real Properties, (ii) no one is in adverse possession of any of the Leased Real Properties, (iii) in the three (3) years immediately preceding the date of this Agreement, no Group member has received written notice (which notice is still outstanding) of any breach of any covenant, restriction, stipulation or other encumbrance condition or obligation (whether statutory or otherwise) affecting any Leased Real Properties, (iv) no Group member has, in the three (3) years immediately preceding the date of this Agreement, received any written notice (including statutory notice) of any dispute, liabilities, claims or demands relating to or in respect of any Leased Real Properties or its use, and (v) the current use of each of the Leased Real Properties is permitted under all applicable Planning Acts (and relevant Material Leases) and appurtenant to each of the Leased Real Properties are all rights and easements necessary for their current use and enjoyment (without restriction as to time or otherwise).

(c) None of the Leased Real Properties is subject to the payment of outgoings in excess of €1,000,000 per annum other than rent, insurance rent and service charges reserved or payable under each relevant Material Lease and, except as Fairly Disclosed, all have been paid when due and none is disputed.

(d) All rent and other sums payable by each Group member that is a tenant, licensee or occupier under a Lease of a corporate office (other than Leases involving airport relationships) in Austria, Singapore, Eysins (Switzerland), and Bratislava (each, a “Material Lease”) have been paid as and when due and none has been commuted, waived or paid in advance of the due date for payment and there is no rent review pending in respect of any Material Lease.

(e) Except as Fairly Disclosed, no default or breach by any Group member or, to the knowledge of the Company, any other party thereto, presently exists under any Material Lease. No member of the Group has, in the three (3) years immediately preceding the date of this Agreement, received any written notice alleging a breach of any Material Lease that has not been resolved.

(f) Each Material Lease is a legal, valid, binding and enforceable obligation of the Group member party thereto and, to the knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(g) Folder 9 of the Data Room contains true, correct and complete copies of all Material Leases (including all modifications and amendments thereto and guaranties and renewals thereof). Each Material Lease is in full force and effect and none have been amended, modified, supplemented, terminated or cancelled except to the extent that such amendments, modifications, supplements, terminations or cancellations are Fairly Disclosed by the copies of same contained in Folder 9 of the Data Room.

(h) Neither the Company nor any Company Subsidiary has any actual material residual or contingent liability in respect of any land, buildings or property that it may have previously owned, occupied, or used or in respect of which it has acted as guarantor or provided an indemnity.

(i) The Group has good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold or license interests in, all of the material items of tangible and intangible assets that are purported to be owned, leased or licensed by the Group, in each case free and clear of any and all Liens (other than Permitted Liens). All such items of tangible and intangible assets that are material to the operation of the Group’s business are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable and fit for the purposes used.

(j) The tangible and intangible assets owned, leased or licensed by the Group constitute all of the material assets (a) necessary for the Group to carry on its business as currently conducted and (b) immediately after the Closing, necessary for the Group to continue to operate and conduct its business in the manner and to the extent currently conducted.

3.20 Environmental Matters.

(a) Each Group member is, and at all times during the three (3) years immediately preceding the date of this Agreement, has been in compliance with all applicable Environmental Laws, except as would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole.

(b) Except as Fairly Disclosed in the Data Room, there is no litigation or proceedings arising under, pursuant to, or related to any Environmental Laws that is pending or, to the knowledge of the Company, threatened against any member of the Group, and in the three (3) years immediately preceding the date of this Agreement, no Group member has received any written notices stating that any is pending or has been threatened, in each case, except as would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole.

(c) In the three (3) years immediately preceding the date of this Agreement, no Group member has received any written notice or other written communication alleging or specifying any material breach of, or material liability under, any Environmental Laws relating to the Group that has not been resolved.

(d) All material Environmental Permits required for the activities and operations of each Group member have been obtained and are being complied with in all material respects and, to the extent applicable, applications to renew such material Environmental Permits have been timely filed.

(e) No member of the Group has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liabilities of any other Person arising under Environmental Law.

(f) There has been no treatment, storage, disposal of, arrangement for or permission to dispose of, transportation, handling, Release or threatened Release of, exposure of any Person to, any Hazardous Substances by any member of the Group, or by any other Person at, on, under, from or through any property currently or formerly owned, leased, occupied or operated by any member of the Group or any of their predecessors in interest, in each case so as to result in any material liability of the Group under Environmental Law.

(g) Section 3.20(g) of the Company Disclosure Schedules sets forth all environmental assessments, reports, audits and other material environmental documents, if any, relating to any member of the Group, any property currently or formerly owned, leased, occupied or operated by any member of the Group, in each case, to the extent such materials are in the possession, custody or control of any member of the Group.

3.21 Absence of Changes.

(a) Since September 30, 2019, there has not been any change, development, condition, occurrence, event or effect relating to the Company or any Company Subsidiaries that, individually or in the aggregate, constitutes a Material Adverse Effect.

(b) Since September 30, 2019, the Company and the Company Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

(c) Since September 30, 2019, except as specifically contemplated by this Agreement, (i) no Group member has declared, authorized, paid or made any dividend or other distribution of capital or income to any person who is not a member of the Group or a joint venture partner nor has any Group member reduced its paid-up share capital, (ii) no Group member has issued (or agreed to issue) any share or loan capital to any Person who is not a Group member, (iii) no resolution has been passed by the shareholders of any Group member (except for those representing the ordinary business of an annual general meeting or approving customary powers of attorney), (iv) no Group member has in any material respect changed its policies as to collection of trade creditors or payment of trade debtors, (v) other than in respect of any Permitted Financing, no Group member has incurred any material Indebtedness or repaid any material Indebtedness in advance of its stated maturity (in each case except to another Group member), and (vi) no Group member has made, or agreed to make, capital expenditures exceeding, or agreed to incur, any commitments involving capital expenditure exceeding in aggregate €1,000,000 (exclusive of VAT).

3.22 Affiliate Agreements. Except as Fairly Disclosed in Folder 3 of the Data Room, none of the Company or any of the Company Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any Group member (other than employment agreements entered into in the ordinary course of business consistent with past practice); (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Group member; or (c) Affiliate (other than transactions, agreements, arrangements or understandings exclusively between or among members of the Group), “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”). All Company Affiliate Agreements are on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s-length basis.

3.23 Proxy Statement/Prospectus. None of the information relating to the Company or the Company Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus, including for the avoidance of doubt the PCAOB Financial Statements, will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the FPAC Stockholders, at the time of the Special Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.23, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company for use therein.

3.24 Independent Investigation. The Company has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. The Company, together with its direct and indirect shareholders, has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the assets, liabilities, condition, operations and prospects of the business of FPAC. In entering into this Agreement and any Transaction Documents to which it is a party, the Company relied solely upon its own review and analysis and the specific representations and warranties of FPAC expressly set forth in Article V and not on any representations, warranties, statements or omissions by any Person other than those specific representations and warranties expressly set forth in Article V. The Company acknowledges that, except for the representations and warranties expressly set forth in Article V none of FPAC, its Affiliates nor any of their respective directors, officers, employees, stockholders, partners, members or representatives (each a “Related Party” and collectively, the “Related Parties”) has made or makes, and the Company has not relied on and is not relying on, any representation, warranty or statement, either express or implied, (a) as to the accuracy or completeness of any of the information delivered or made available to the Company or any of its Related Parties and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business of FPAC delivered or made available to the Company or any of its Related Parties or lenders. The Company hereby acknowledges and agrees to the representation and warranty of FPAC set out in Section 5.26.

3.25 Stock Ownership. The Company is not an “interested stockholder” as such term is defined in the Certificate of Incorporation.

3.26 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article III, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except for the representations and warranties expressly set forth in this Article III, the condition of the assets, properties and rights of the Group shall be “as is, where is”. None of the Company’s Affiliates nor any of their respective Related Parties has made, or is making, any representation or warranty whatsoever to FPAC or its Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to FPAC or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NEW TOPCO, US HOLDCO AND US MERGER SUB

Except as set forth in the Seller Disclosure Schedules, each of New Topco, US Holdco and US Merger Sub, as to itself and its Subsidiaries, represents and warrants to FPAC, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows:

4.01 Organization and Power. New Topco (a) is duly incorporated; (b) is validly existing as a stock corporation (Aktiengesellschaft) in good standing under the laws of Switzerland; (c) is not in liquidation or receivership and (d) has the corporate power and authority to own its property and to conduct its business as it is now being conducted. Each of US Holdco and US Merger Sub (a) is duly formed or incorporated, as applicable; (b) is validly existing as a limited liability company or corporation, as applicable, in good standing under the laws of Delaware; (c) is not in liquidation or receivership; and (d) has the power and authority to own its property and to conduct its business as it is now being conducted. Each of New Topco, US Holdco and US Merger Sub is lawfully qualified or licensed to transact business in each jurisdiction in which business is conducted by it, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, be material to New Topco, US Holdco and US Merger Sub, taken as a whole. The organizational documents of each of New Topco, US Holdco and US Merger Sub Fairly Disclosed in Folders 1.1.15 to and including 1.1.18 of the Data Room are true, correct and complete and are in effect as of the date of this Agreement.

4.02 Due Authorization. Each of New Topco, US Holdco and US Merger Sub has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all actions required to be taken for the due and proper authorization and execution by each of New Topco, US Holdco and US Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly taken or, with respect to actions required to be taken for the consummation of the transactions contemplated by this Agreement, will have been duly and validly taken by the Closing. Assuming the due authorization and execution by each other party to this Agreement and the other Transaction Documents, this Agreement and the other Transaction Document to which New Topco, US Holdco or US Merger Sub is or will be a party constitutes, or will constitute, as applicable, a legal, valid and binding obligation of each of New Topco, US Holdco and US Merger Sub, enforceable against each of New Topco, US Holdco and US Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.03 No Conflict. The execution and delivery by each of New Topco, US Holdco and US Merger Sub of this Agreement and each Transaction Document to which any of New Topco, US Holdco or US Merger Sub is a party, and the performance by each of New Topco, US Holdco and US Merger Sub of its obligations under this Agreement and each Transaction Document to which any of New Topco, US Holdco or US Merger Sub is a party, will not

(a) conflict with or result in a breach or violation of any of the provisions of New Topco’s, US Holdco’s and US Merger Sub’s respective organizational documents or similar constitutional documents; (b) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the termination, modification or acceleration of, or result in the creation or imposition of any Lien upon any property, right or asset of New Topco, US Holdco or US Merger Sub pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which New Topco, US Holdco or US Merger Sub is a party or by which any property or asset of New Topco, US Holdco or US Merger Sub is bound; or (c) result in the material violation of any applicable Law or regulation or any judgment, order, decree, rule or regulation of any court, arbitrator, governmental or regulatory authority or agency or court having jurisdiction over New Topco, US Holdco or US Merger Sub, except (in the case of clause (b) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on New Topco, US Holdco and US Merger Sub, taken as a whole.

4.04 Governmental Authorities; Consents. No consents, approvals, authorizations, designations, declarations, waivers, orders, registrations, clearances, endorsements, permits, qualifications or filings are required to be obtained from any Governmental Authority or other action with any Governmental Authority required to be made by New Topco, US Holdco or US Merger Sub for the execution and performance of its obligations under this Agreement, except (a) as set forth in Section 4.04 of the Seller Disclosure Schedules; (b) as required pursuant to any applicable Antitrust Law and (c) any consents, approvals, authorizations, designations, declarations, waivers, orders, registrations, clearances, endorsements, permits, qualifications or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on New Topco, US Holdco and US Merger Sub, taken as a whole.

4.05 Litigation and Proceedings. Except as Fairly Disclosed in the Data Room, there are no pending or, to the knowledge of New Topco, US Holdco or US Merger Sub, respectively, threatened Actions and there are no pending or, to the knowledge or New Topco, US Holdco or US Merger Sub, respectively, threatened investigations, in each case, against New Topco, US Holdco or US Merger Sub, or otherwise affecting New Topco, US Holdco or US Merger Sub, that (a) could reasonably be expected to adversely affect the ability of New Topco, US Holdco or US Merger Sub to consummate the transactions contemplated by this Agreement or the Transaction Documents; or (b) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement or the Transaction Documents. None of New Topco, US Holdco or US Merger Sub is subject to any Action that relates to the business of, or any assets owned or used by, the Company or any of its Subsidiaries.

4.06 Capitalization.

(a) As of the date hereof, New Topco’s issued share capital consists of 10,000,000 New Topco Shares. All of the issued and outstanding New Topco Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Securities Laws; and (iii) were not issued in breach or violation of any preemptive rights or Contract. US Holdco and US Merger Sub are the only Subsidiaries of New Topco. New Topco is the direct owner of, and has good and marketable direct title to, all the membership interests or other equity interests of US Holdco free and clear of any Liens other than Permitted Liens. All of the membership interests in US Holdco (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Securities Laws; and (iii) were not issued in breach or violation of any preemptive rights or Contract. US Merger Sub is the only subsidiary of US Holdco. US Holdco is the direct owner of, and has good and marketable direct title to, all the issued and outstanding shares or other equity interests of US Merger Sub free and clear of any Liens other than Permitted Liens. As of the date hereof, US Merger Sub’s authorized share capital consists of 10,000 shares of common stock, par value $0.0001 per share. All of the issued and outstanding shares in US Merger Sub (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Securities Laws; and (iii) were not issued in breach or violation of any preemptive rights or Contract. US Merger Sub has no Subsidiaries. Section 4.06(a) of the Seller Disclosure Schedules sets forth, as of the date hereof, the number and class of issued and outstanding shares of capital stock of New Topco, US Holdco and US Merger Sub.

(b) Except as will arise pursuant to this Agreement, there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase, or obligations or commitments of New Topco to create, issue, sell or otherwise dispose of, any securities (or any such shares, warrants, rights, options or obligations) of New Topco. Except as set forth in Section 4.06(b) of the Seller Disclosure Schedules, (i) there are no rights issues, bonus issues of exchangeable or convertible bonds or bonds with warrants or other similar arrangements approved by New Topco’s board or the shareholders of New Topco or issued by New Topco providing for the purchase or subscription of New Topco Shares; and (ii) there are no restrictions upon the voting rights or transfer of any of the New Topco Shares pursuant to Swiss law or New Topco’s organizational documents, organizational regulations or other governing documents or any agreement or other instrument to which New Topco is a party or by which it may be bound. There are no outstanding securities convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase, or obligations or commitments of either US Holdco or US Merger Sub to create, issue, sell or otherwise dispose of, any securities (or any such shares, warrants, rights, options or obligations) of either US Holdco or US Merger Sub, as applicable. There are no (i) rights issues, bonus issues of exchangeable or convertible bonds or bonds with warrants or other similar arrangements approved by either US Holdco’s or US Merger Sub’s board or the shareholders of either US Holdco or US Merger Sub or issued by either US Holdco or US Merger Sub providing for the purchase or subscription of either US Holdco or US Merger Sub Shares, as applicable; and (ii) restrictions upon the voting rights or transfer of either US Holdco or US Merger Sub pursuant to Delaware law or either US Holdco or US Merger Sub’s organizational documents, organizational regulations or other governing documents or any agreement or other instrument to which either US Holdco or US Merger Sub, as applicable, is a party or by which it may be bound.

4.07 Certain Business Activities.

(a) Except as set forth in their respective organizational documents, there is no agreement, commitment or Governmental Order binding upon New Topco, US Holdco or US Merger Sub or to which New Topco, US Holdco or US Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of New Topco, US Holdco or US Merger Sub or any acquisition of property by New Topco, US Holdco or US Merger Sub or the conduct of business by New Topco, US Holdco or US Merger Sub as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for US Holdco, US Merger Sub and pursuant to the terms of this Agreement, each of New Topco and US Holdco, as applicable, does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business trust or other entity. US Merger Sub does not have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Each of New Topco, US Holdco and US Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Merger Effective Time, except as contemplated by this Agreement or the Transaction Documents, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the transactions contemplated by this Agreement and the Transaction Documents.

4.08 Proxy Statement/Prospectus. None of the information relating to New Topco or its Affiliates supplied by New Topco or its Affiliates (excluding the Company and its Subsidiaries), or by any other Person acting on behalf of New Topco, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the FPAC Stockholders, at the time of the Special Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.08, no representation or warranty is made by New Topco with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of New Topco for use therein.

4.09 Brokers’ Fees. Except as described in Section 4.09 of the Seller Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by New Topco or any of its Affiliates (excluding the Company and its Subsidiaries) for which New Topco, the Company or any of their respective Subsidiaries has any obligation.

4.10 Stock Ownership. None of New Topco, US Holdco or US Merger Sub is an “interested stockholder” as such term is defined in the Certificate of Incorporation.

4.11 Independent Investigation. Each of New Topco, US Holdco and US Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Each of New Topco, US Holdco and US Merger Sub has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the assets, liabilities, condition, operations and prospects of the business of FPAC. In entering into this Agreement and any Transaction Documents to which it is a party, each of New Topco, US Holdco and US Merger Sub relied solely upon its own review and analysis and the specific representations and warranties of FPAC expressly set forth in Article V and not on any representations, warranties, statements or omissions by any Person other than those specific representations and warranties expressly set forth in Article V. Each of New Topco, US Holdco and US Merger Sub acknowledges that, except for the representations and warranties expressly set forth in Article V, none of FPAC, its Affiliates nor any of their respective Related Parties has made or makes, and none of New Topco, US Holdco or US Merger Sub has relied on or is relying on, any representation, warranty or statement, either express or implied, (a) as to the accuracy or completeness of any of the information delivered or made available to it or any of its Related Parties and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business of FPAC delivered or made available to it or any of its Related Parties or lenders. Each of New Topco, US Holdco and US Merger Sub hereby acknowledges and agrees to the representation and warranty of FPAC set out in Section 5.26.

4.12 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV, New Topco, US Holdco and US Merger Sub expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company, New Topco, US Holdco and US Merger Sub or any of such parties assets, and New Topco, US Holdco and US Merger Sub specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s, New Topco’s, US Holdco’s and US Merger Sub’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except for the representations and warranties expressly set forth in this Article IV, the condition of the assets, properties and rights of the Company, New Topco, US Holdco and US Merger Sub shall be “as is, where is”. None of any of New Topco’s, US Holdco’s and US Merger Sub’s Affiliates nor any of their respective Related Parties has made, or is making, any representation or warranty whatsoever to FPAC or its Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to FPAC or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FPAC

Except as set forth in the FPAC Disclosure Schedules, FPAC represents and warrants to each of the Company and the Seller Parties, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows:

5.01 Corporate Organization. FPAC (a) is duly incorporated, (b) is validly existing as a corporation in good standing under the Laws of Delaware, (c) is not in liquidation or receivership and (d) has the corporate power and authority to own its property and to conduct its business as it is now being conducted. FPAC is lawfully qualified or licensed to transact business in each jurisdiction in which business is conducted by it, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, be material to FPAC. The organizational documents of FPAC Fairly Disclosed by FPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement.

5.02 Due Authorization.

(a) FPAC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all actions required to be taken for the due and proper authorization and execution by it of this Agreement and, subject to receipt of the FPAC Stockholder Approval and assuming the accuracy of the representations and warranties contained in Section 3.25, Section 4.10 and Section 6.07, the consummation by it of the transactions contemplated thereby have been duly and validly taken or, with respect to actions required to be taken for the consummation of the transactions contemplated by this Agreement, will have been duly and validly taken by the Closing. Assuming due authorization and execution by each other party to this Agreement and the other Transaction Documents, this Agreement and the other Transaction Documents to which FPAC is or will be a party constitute, or will constitute, as applicable, a legal, valid and binding obligation of FPAC, enforceable against FPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of the holders of a majority of the shares of FPAC Class A Common Stock and FPAC Class B Common Stock, voting together as a single class, that are voted at the Special Meeting, is the only vote of the holders of FPAC’s capital stock required to approve the Transaction Proposal, assuming a quorum is present (the “FPAC Stockholder Approval”). Approval of the Proposals are the only votes of any of FPAC’s capital stock necessary in connection with the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the FPAC Board has, as of the date of this Agreement, unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of FPAC’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination and (iv) resolved to recommend to the stockholders of FPAC approval of each of the matters requiring FPAC Stockholder approval.

5.03 No Conflict. The execution by FPAC of, and the performance by FPAC of its obligations under, this Agreement and each Transaction Document will not (a) result in any violation of the provisions of its organizational documents or similar constitutional documents, (b) conflict with or result in a material breach or violation of any of the terms or provision of, or constitute a default under, or result in the termination, modification or acceleration of, or result in the creation or imposition of any Lien upon any property, right or asset of FPAC pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which FPAC is a party or by which any property or asset of FPAC is bound or (c) result in the material violation of any applicable Law or regulation or any judgment, order, decree, rule or regulation of any court, arbitrator, governmental or regulatory authority or agency or court having jurisdiction over FPAC, except (in the case of clause (b) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have an adverse effect on the ability of FPAC to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

5.04 Litigation and Proceedings. Except as Fairly Disclosed, (a) FPAC is not a party to any pending or, to the knowledge of FPAC, threatened, material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings which, if successful, is likely to result in a cost, fine, benefit or value to FPAC of €250,000 or more and (b) to the knowledge of FPAC, no litigation, arbitration, or other dispute resolution process or administrative or criminal proceedings is threatened which, if successful, is likely to result in a cost, fine, benefit or value to FPAC of €250,000 or more.

5.05 Compliance with Laws.

(a) Except where the failure to be in compliance with such Laws would not reasonably be expected to, individually or in the aggregate, be material to FPAC, FPAC has not taken any action or omitted to take any action which is a contravention of any Law, regulation or the requirements of any Governmental Authority which continues to give rise to any fine, penalty, other liability or sanction on the part of FPAC and no unresolved written complaints have been received in respect of such matters.

(b) Except where the failure to be in compliance with such Laws would not reasonably be expected to, individually or in the aggregate, be material to FPAC, neither FPAC nor any of its officers, employees or associated persons (as defined in the Bribery Act 2010, or any equivalent under other legislation) has engaged in any activity, practice or conduct which would constitute an offence under the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1976 or equivalent legislation in any jurisdiction in which FPAC operates. To the knowledge of FPAC, FPAC has not received any written notices stating that it is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority or any customer regarding any offence or alleged offence under any Law, including under the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1976 or any equivalent anti-bribery or anti-corruption legislation in any jurisdictions in which FPAC operates.

(c) The operations of FPAC are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving FPAC with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of FPAC, threatened.

(d) Neither the directors or officers of FPAC, nor, to the knowledge of FPAC, any employee or agent, is currently the subject or the target of any Sanctions, nor is FPAC nor any of its Subsidiaries located, organized or resident in a country, region or territory that is the subject or the target of Sanctions, including a Sanctioned Country. FPAC and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, in each case in violation of Sanctions applicable to FPAC or its Subsidiaries.

5.06 Employee Benefit Plans. Except as Fairly Disclosed, neither FPAC nor any of its Subsidiaries maintains, contributes to or has any obligation or liability, or would reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which FPAC or any of its Subsidiaries have no remaining obligations or liabilities (collectively, the “FPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of FPAC or any of its Subsidiaries, or (b) will result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of FPAC or any of its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.07 Governmental Authorities; Consents.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of FPAC with respect to FPAC’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements any applicable Antitrust Law, Securities Laws and the NYSE.

(b) FPAC does not own interests in any Person and is not aware of any facts or circumstances (including any possible other transaction pending or under consideration by FPAC or any of its Affiliates) which (i) reasonably would be expected to prohibit or materially impair or delay the ability of FPAC to obtain the consents, authorizations, orders or approvals of the applicable Regulatory Consent Authorities without any structural or conduct relief or (ii) would cause a Governmental Authority to seek to prohibit or materially delay consummation of the Transactions or impose a condition or conditions that would, individually or in the aggregate, have a Material Adverse Effect.

5.08 Financial Ability; Trust Account.

(a) As of the date hereof, FPAC has at least $646,000,000 in the account established by FPAC for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of June 11, 2018, by and between FPAC and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of FPAC and, to the knowledge of FPAC, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Except as Fairly Disclosed, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the FPAC SEC Reports to be inaccurate or (ii) entitle any Person (other than any FPAC Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, FPAC Organizational Documents and FPAC’s final prospectus dated June 11, 2018. FPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. Since December 31, 2018, FPAC has not released any money from the Trust Account (other than to pay income taxes from interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Effective upon the Closing, the obligations of FPAC to dissolve or liquidate pursuant to the FPAC Organizational Documents shall terminate, and, effective upon the Closing, FPAC shall have no obligation whatsoever pursuant to the FPAC Organizational Documents to dissolve and liquidate the assets of FPAC by reason of the consummation of the transactions contemplated hereby. Prior to the Closing, no FPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such FPAC Stockholder is a Redeeming Stockholder. There are no Actions pending or, to the knowledge of FPAC, threatened with respect to the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company, the Seller Parties and New Topco, US Holdco and US Merger Sub herein and the compliance by the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub with their respective obligations hereunder, FPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to FPAC on the Closing Date.

5.09 Taxes.

(a) All material Tax Returns required by Law to be filed by FPAC have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and are true, complete and correct in all material respects.

(b) All material amounts of Taxes shown due on any Tax Returns of FPAC and all other material amounts of Taxes owed by FPAC have been duly and timely paid. FPAC has adequately provided for, in its books of account and related records, all liabilities for all material unpaid Taxes (such unpaid Taxes consisting solely of current Taxes not yet due and payable) to the extent required by GAAP. There are no material Liens (other than Permitted Liens) on any of the stock, assets or properties of FPAC with respect to Taxes.

(c) FPAC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) FPAC is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes and there are no administrative or judicial proceedings currently pending with respect to any such Taxes. FPAC has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where FPAC does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of FPAC, and no written request for any such waiver or extension is currently pending.

(e) FPAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.

(f) FPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) FPAC is not party to, or bound by, or have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification or similar Contract or arrangement that is currently in effect or any Contract or arrangement under which FPAC is liable for Taxes of another Person, except for any such Contracts that are commercial contracts not primarily relating to Taxes.

(h) FPAC will not be required to include any material item of income in, or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a binding agreement with a Tax Authority or with any Governmental Authority in respect of Taxes, (ii) an installment sale or open transaction, (iii) a prepaid amount, or (iv) a change in the accounting method of FPAC.

(i) To the knowledge of FPAC, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

5.10 Brokers’ Fees. Except for fees described in Section 5.10 of the FPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by FPAC or any of its Affiliates.

5.11 FPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) FPAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since FPAC’s incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “FPAC SEC Reports”). None of the FPAC SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the FPAC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of FPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) FPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by FPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to FPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) There are no outstanding loans or other extensions of credit made by FPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of FPAC. FPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d) To the knowledge of FPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the FPAC SEC Reports. To the knowledge of FPAC, as of the date hereof none of the FPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(e) Neither FPAC (including any employee thereof) nor FPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by FPAC, (ii) any fraud, whether or not material, that involves FPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by FPAC or (iii) any claim or allegation regarding any of the foregoing.

5.12 Business Activities; Absence of Changes.

(a) Since its incorporation, FPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the FPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon FPAC or to which FPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of FPAC or any acquisition of property by FPAC or the conduct of business by FPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of FPAC to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

(b) FPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, FPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

5.13 Interest in Competitors. FPAC does not own any interest, nor do any of its respective Affiliates insofar as such Affiliate-owned interests would be attributed to FPAC under any Antitrust Law, in any entity or Person that derives revenues from any lines of products, services or business within any of the Company’s lines of products, services or business.

5.14 No Undisclosed Liabilities. There is no liability, debt or obligation against FPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on FPAC’s consolidated balance sheet for the quarterly period ended September 30, 2019 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to FPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of FPAC’s consolidated balance sheet for the quarterly period ended September 30, 2019 in the ordinary course of the operation of business of FPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to FPAC and its Subsidiaries, taken as a whole) or (iii) disclosed in Section 5.14 of the FPAC Disclosure Schedules.

5.15 Absence of Changes. Except as set forth in this Agreement and the transactions contemplated hereby, since the date of FPAC’s formation, (a) there has not been any change, development, condition, occurrence, event or effect relating to FPAC or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of FPAC to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby and (b) FPAC and its Subsidiaries have not taken any action that (i) would require the consent of the GB Shareholders’ Representative pursuant to Section 8.02 if such action had been taken after the date hereof and (ii) is material to FPAC and its Subsidiaries, taken as a whole.

5.16 Form F-4 and Proxy Statement/Prospectus. On the effective date of the Form F-4, the Form F-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Form F-4, the Form F-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement/Prospectus is first mailed to FPAC Stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that FPAC makes no representations or warranties as to the information contained in or omitted from the Form F-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to FPAC by or on behalf of the Company, New Topco, US Holdco or US Merger Sub specifically for inclusion in the F-4 or the Proxy Statement/Prospectus.

5.17 Independent Investigation. FPAC has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. FPAC has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the assets, liabilities, condition, operations and prospects of the business of the Group. In entering into this Agreement and any Transaction Documents to which it is a party, FPAC relied solely upon its own review and analysis and the specific representations and warranties of the Company, New Topco, US Holdco, US Merger Sub and the Seller Parties expressly set forth in Article III, Article IV and Article VI, respectively, and not on any representations, warranties, statements or omissions by any Person other than those specific representations and warranties expressly set forth in Article III, Article IV and Article VI. FPAC acknowledges that, except for the representations and warranties expressly set forth in Article III, Article IV and Article VI, none of the Company, New Topco, US Holdco, US Merger Sub nor any Seller Party, nor any of their respective Affiliates or any of their respective Related Parties has made or makes, and FPAC has not relied on and is not relying on, any representation, warranty or statement, either express or implied, (a) as to the accuracy or completeness of any of the information delivered or made available to FPAC or any of its Related Parties and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business of the Group delivered or made available to FPAC or any of its Related Parties or lenders. FPAC hereby acknowledges and agrees to the representations and warranties of the Company, New Topco, US Holdco, US Merger Sub and the Seller Parties set out in Section 3.26, Section 4.12 and Section 6.10, as applicable.

5.18 Capitalization.

(a) As of the date hereof and without taking into effect the PIPE Investment, the authorized capital stock of FPAC consists of (i) 400,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 50,000,000 shares of Class B common stock, par value $0.0001 per share, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). All issued and outstanding shares of capital stock of FPAC have been duly authorized and validly issued, are fully paid and nonassessable under applicable Law and were not issued in violation of any preemptive rights.

(b) As of the date hereof, FPAC has issued 30,850,000 warrants that entitle the holder thereof to purchase Class A Common Stock at an exercise price of $11.50 per share (the “FPAC Warrants”) on the terms and conditions set forth in the applicable warrant agreement. Immediately prior to the Merger, FPAC will have 30,850,000 FPAC Warrants issued and outstanding, of which 9,766,667 are issued to the Founder. As of the close of business on the Business Day immediately prior to the date hereof, FPAC has 63,250,000 shares of Class A common stock issued and outstanding, 15,812,500 shares of Class B common stock issued and outstanding and no Preferred Stock issued or outstanding (without taking into effect the Surrendered Shares or the PIPE Investment). Immediately prior to the execution of the Founder Shares Surrender Agreement, except as provided above, the Founder does not own any equity interests of FPAC.

(c) Except for the FPAC Warrants, as of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of FPAC, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of FPAC or (iii) contracts of any kind (other than the Forward Purchase Agreement) to which FPAC is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of FPAC, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

(d) Except as set forth in Section 5.18(d) of the FPAC Disclosure Schedules, there are no voting trusts, proxies or other agreements or understandings to which FPAC is bound with respect to voting of any shares of capital stock or any other equity interest of FPAC.

5.19 NYSE Stock Market Quotation. The issued and outstanding shares of FPAC Class A common stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FPAC”. The issued and outstanding FPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FPAC.WS”. Except as Fairly Disclosed, FPAC is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of FPAC, threatened against FPAC by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the FPAC Class A common stock or FPAC Warrants or terminate the listing of FPAC Class A common stock or FPAC Warrants on the NYSE. None of FPAC or its Affiliates has taken any action in an attempt to terminate the registration of the FPAC Class A common stock or FPAC Warrants under the Exchange Act.

5.20 Contracts; No Defaults.

(a) All material Contracts (other than confidentiality and non-disclosure agreements, this Agreement and the Forward Purchase Agreement) to which, as of the date of this Agreement, FPAC or one or more of its Subsidiaries is a party or by which any of their respective assets are bound have been Fairly Disclosed.

(b) Except for any material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any material Contract of the type described in Section 5.20(a), (i) such material Contracts are in full force and effect and represent the legal, valid and binding obligations of FPAC and, to the knowledge of FPAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of FPAC, are enforceable by FPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). FPAC has not received written notice that it is in material default under any material Contract of the type described as having been Fairly Disclosed in Section 5.20(a) to which it is a party in the one year immediately preceding the date of this Agreement which notice of default is still outstanding at the date of this Agreement. No party with whom FPAC has entered into a material Contract of the type described as having been Fairly Disclosed in Section 5.20(a) has, in the one year immediately preceding the date of this Agreement, given written notice of its intention to terminate, repudiate or disclaim all or a substantial part of such material Contract of the type described as having been Fairly Disclosed in Section 5.20(a).

5.21 Title to Property. Neither FPAC nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property or other material interest therein. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, FPAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by FPAC in the operation of its business and which are material to FPAC, in each case, free and clear of any Liens (other than Permitted Liens).

5.22 Investment Company Act. Neither FPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.23 Affiliate Agreements. Except as set forth in Section 5.23 of the FPAC Disclosure Schedules, and other than the private placement of securities in connection with FPAC’s initial public offering, none of FPAC or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of FPAC or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “FPAC Affiliate Agreement”). FPAC has made available to the Company true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to any FPAC Affiliate Agreement.

5.24 Forward Purchase Agreement. FPAC has Fairly Disclosed a true, correct and complete copy of the Forward Purchase Agreement. The Forward Purchase Agreement is in full force and effect and is legal, valid and binding upon FPAC and, to the knowledge of FPAC, the Backstop Subscriber, enforceable in accordance with its terms. The Forward Purchase Agreement has not been withdrawn, terminated, amended or modified since the date of execution and prior to the execution of this Agreement, and as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Forward Purchase Agreement have not been withdrawn, terminated or rescinded by the Backstop Subscriber in any respect. FPAC has fully paid any and all commitment fees or other fees required in connection with the Forward Purchase Agreement that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Forward Purchase Agreement. FPAC has, and to the knowledge of FPAC, each other party to the Forward Purchase Agreement has, complied with all of its obligations under the Forward Purchase Agreement. There are no conditions precedent or, to the knowledge of FPAC, other contingencies related to FPAC Financing, other than as expressly set forth in the Forward Purchase Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of FPAC or, to the knowledge of FPAC, any Backstop Subscriber, (ii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, constitute a failure to satisfy a condition on the part of FPAC or any Backstop Subscriber or (iii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, to the knowledge of FPAC, result in any portion of the amounts to be paid by the Backstop Subscribers in accordance with the Forward Purchase Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, FPAC has no reason to believe that any of the conditions to the consummation of the purchases under the Forward Purchase Agreement will not be satisfied, and, as of the date hereof, FPAC is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

5.25 Takeover Statute. Assuming the accuracy of the representations and warranties of the Company in Section 3.25, New Topco, US Holdco and US Merger Sub in Section 4.10 and each Seller Party in Section 6.07, the board of directors of FPAC has taken or shall have taken all action prior to the Closing to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal Law or contained in the Certificate of Incorporation are applicable to the transactions contemplated hereby.

5.26 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article V, FPAC expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of FPAC or FPAC’s assets, and FPAC specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to FPAC’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except for the representations and warranties expressly set forth in this Article V, the condition of the assets, properties and rights of FPAC shall be “as is, where is”. None of the FPAC’s Affiliates nor any of their respective Related Parties has made, or is making, any representation or warranty whatsoever to the Company, the Seller Parties, New Topco, US Holdco or US Merger Sub or any of their respective Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to the Seller Parties, New Topco, US Holdco or US Merger Sub or any of their respective Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the Seller Disclosure Schedules, each Seller Party hereby severally, but not jointly, and as to itself only, represents and warrants to FPAC, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows as follows:

6.01 Organization and Power. Such Seller Party, if an entity, (a) is duly organized; (b) is validly existing; (c) is not in liquidation or receivership and (d) has the requisite power and authority to own its property and to conduct its business as it is now being conducted.

6.02 Due Authorization. Such Seller Party has full power and authority or, in the case of an individual, capacity to execute and deliver this Agreement and to perform its obligations hereunder; and all actions required to be taken for the due and proper authorization and execution by such Seller Party of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly taken or, with respect to actions required to be taken for the consummation of the transactions contemplated by this Agreement, will have been duly and validly taken by the Closing. Assuming the due authorization and execution by each other party of this Agreement and the other Transaction Documents, this Agreement and the other Transaction Document to which such Seller Party is or will be a party constitutes, or will constitute, as applicable, a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

6.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05 or in Section 3.05 of the Company Disclosure Schedules, the execution and delivery by such Seller Party of this Agreement and each Transaction Document to which it is a party, and the performance by such Seller Party of its obligations under this Agreement and each Transaction Document to which it is a party, will not (a) result in any violation of the provisions of such Seller Party’s organizational documents or similar constitutional documents, if any; (b) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the termination, modification or acceleration of, or result in the creation or imposition of any Lien upon any property, right or asset of such Seller Party pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Seller Party is a party or by which any property or asset of such Seller Party is bound; or (c) result in the material violation of any applicable Law or regulation or any judgment, order, decree, rule or regulation of any court, arbitrator, governmental or regulatory authority or agency or court having jurisdiction over such Seller Party, except (in the case of clause (b) above) for such violations, conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the ability of such Seller Party to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

6.04 Litigation and Proceedings. Except as Fairly Disclosed in the Data Room, such Seller Party is not a party to any pending or, to the knowledge of such Seller Party, threatened material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings which, if successful, would reasonably be expected to have an adverse effect on the ability of such Seller Party to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

6.05 Shares. Such Seller Party is the record and beneficial owner of, and has good, valid and marketable title to, the Company Shares set forth next to such Seller Party’s name on Section 6.05 of the Seller Disclosure Schedules, free and clear of any Lien other than restrictions arising under applicable securities Laws. Such Seller Party is not a party to, and the Company Shares owned by such Seller Party are not subject to, any stockholder agreement, investor right agreement, registration rights agreement, voting agreement or trust, proxy or other Contract that could require such Seller Party to sell, transfer, or otherwise dispose of any Company Shares (other than pursuant to this Agreement). There are no limitations or restrictions on such Seller Party’s right to transfer the Company Shares pursuant to this Agreement.

6.06 Brokers’ Fees. Except as described in Section 6.06 of the Seller Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by such Seller Party or any of its Affiliates.

6.07 Stock Ownership. Such Seller Party is not an “interested stockholder” as such term is defined in the Certificate of Incorporation.

6.08 Proxy Statement/Prospectus. None of the information relating to such Seller Party or its Affiliates (excluding the Company and its Subsidiaries) supplied by such Seller Party or its Affiliates (excluding the Company and its Subsidiaries), or by any other Person acting on behalf of such Seller Party, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the FPAC Stockholders, at the time of the Special Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 6.08, no representation or warranty is made by such Seller Party with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of such Seller Party for use therein.

6.09 Independent Investigation. Such Seller Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Such Seller Party has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the assets, liabilities, condition, operations and prospects of the business of FPAC. In entering into this Agreement and any Transaction Documents to which it is a party, such Seller Party relied solely upon its own review and analysis and the specific representations and warranties of FPAC expressly set forth in Article V and not on any representations, warranties, statements or omissions by any Person other than those specific representations and warranties expressly set forth in Article V. Such Seller Party acknowledges that, except for the representations and warranties expressly set forth in Article V none of FPAC, its Affiliates nor any of their respective Related Parties has made or makes, and such Seller Party has not relied on and is not relying on, any representation, warranty or statement, either express or implied, (a) as to the accuracy or completeness of any of the information delivered or made available to it or any of its Related Parties and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business of FPAC delivered or made available to it or any of its Related Parties or lenders. Such Seller Party hereby acknowledges and agrees to the representation and warranty of FPAC set out in Section 5.26.

6.10 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article VI, each of the Seller Parties expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or any of its assets, and each of the Seller Parties specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except for the representations and warranties expressly set forth in this Article VI, the condition of the assets, properties and rights of the Company shall be “as is, where is.” None of any of the Seller Parties’ Affiliates nor any of their respective Related Parties has made, or is making, any representation or warranty whatsoever to FPAC or its Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to FPAC or its Affiliates.

ARTICLE VII

COVENANTS OF THE COMPANY, SELLER PARTIES, US HOLDCO, US MERGER

SUB AND NEW TOPCO

7.01 Conduct of Business. From the date of this Agreement until the earlier of (x) the Closing or (y) the termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause each other member of the Group to, except as set forth in Section 7.01(a) of the Company Disclosure Schedules, as expressly contemplated by this Agreement (including the Management Rollup, the Restructuring and the Pre-Deal Dividend), as

consented to by FPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), (i) conduct and operate its business in the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve intact the current business organization, Material Permits and ongoing businesses of the Group, and maintain the existing relations and goodwill of the Group with its customers, suppliers, joint venture partners, distributors and creditors, (ii) use reasonable best efforts to retain the Group’s present officers and other key employees and consultants and (iii) use reasonable best efforts to maintain the Policies or substitutes therefor. Without limiting the generality of the foregoing, except as set forth in Section 7.01(b) of the Company Disclosure Schedules, as expressly contemplated by this Agreement (including the Management Rollup, the Restructuring and the Pre-Deal Dividend) or as consented to by FPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), New Topco, US Holdco, US Merger Sub and the Company shall not, the Seller Parties shall cause New Topco, US Holdco and US Merger Sub not to, and the Company shall cause each other member of the Group not to, during the Interim Period:

(a) amend the certificate of organization or bylaws (or other comparable governing documents) of any Group member, New Topco, US Holdco or US Merger Sub;

(b) other than in connection with any intra-Group actions taken by a member of the Group to or with another Group member, (i) make, declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any capital stock or other equity interests in any Group member, New Topco, US Holdco, US Merger Sub or joint venture partner; (ii) effect any recapitalization, split, combination, reclassification or like change with respect to any capital stock or other equity interests in any Group member, New Topco, US Holdco or US Merger Sub; (iii) transfer, issue, sell or dispose of any shares of capital stock or other equity interests in any member of the Group, New Topco, US Holdco or US Merger Sub; or (iv) grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity-based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests in any Group member, New Topco, US Holdco or US Merger Sub;

(c) (i) fail to maintain its existence or merge, consolidate, combine or amalgamate with any Person, or (ii) purchase or otherwise acquire (whether by merging or consolidating with or purchasing any equity interest in or a substantial portion of the assets of) any business or any corporation, partnership, association or other business organization or division thereof;

(d) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than (A) the Transactions as contemplated by this Agreement and (B) the continuation of the liquidation of Gu Rui Commercial Technical and Consulting Shanghai Co Ltd and Global Blue Service Company Suisse SA;

(e) purchase or otherwise acquire, or lease or license, any assets, properties or business with a value greater than €5,000,000 individually or in the aggregate;

(f) transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any portion of the property or assets of any member of the Group, other than any sale, lease, license, abandonment, lapse, expiration, dedication or disposition in the ordinary course of business consistent with past practice;

(g) make, or enter into any Contract (or series of Contracts) to make, any capital expenditures or incur, or enter into any Contract (or series of Contracts) to incur, any commitment or commitments involving any capital expenditures in excess of €5,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(h) amend, modify or terminate any Material Contract except in the ordinary course of business consistent with past practice or as specifically contemplated by this Agreement;

(i) enter into any joint venture with any Person;

(j) (i) amend or modify the terms of the Company’s or the Company Subsidiaries’ existing credit facilities, notes and other existing Indebtedness or (ii) create, incur or assume any Indebtedness of any member of the Group in excess of €5,000,000 (other than borrowings, extensions of credit and other financial accommodations required under the Company’s and the Company Subsidiaries’ existing credit facilities, notes and other existing Indebtedness (“Permitted Financing”));

(k) make any loans, advances or capital contributions to, or investments in, any other Person;

(l) other than Permitted Liens or in the ordinary course of business consistent with past practice, grant any Lien on any material property or assets (whether tangible or intangible) of any member of the Group;

(m) assume, guarantee, indemnify, secure or otherwise incur any Indebtedness or financial or other obligations of another Person that is not a member of the Group;

(n) commence any Action where the amount claimed exceeds €2,000,000;

(o) release, assign, settle or compromise any Action pending or threatened against any member of the Group or any of their respective directors or officers (or waive any right in relation thereto) other than any such release, assignment, settlement, compromise or waiver that (i) is for an amount that is not in excess of €2,000,000 and (ii) would not prohibit or restrict any member of the Group from operating its business substantially as currently conducted without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Group or any of its officers or directors;

(p) other than in the ordinary course of business consistent with past practice (i) adopt, enter into, terminate or amend any Pension Scheme other than as required by applicable Law or pursuant to the terms of any Pension Scheme in effect as of the date of this Agreement and contained in the Data Room, (ii) recognize any union or employee representative for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union Contract, trade union agreement or other similar Contract with any union, works council, trade union or other labor organization other than as required by applicable Law, (iii) waive any restrictive covenant obligation of any director or member of the executive committee of the Group, (iv) pay or agree to pay to any current or former director, officer or employee, consultant, agent or individual service provider, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing Pension Scheme (or any arrangement that would be a Pension Scheme if in effect as of the date hereof), or (v) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Pension Scheme;

(q) other than in the ordinary course of business consistent with past practice (i) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any member of the Group or any member of the executive committee of the Group as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business consistent with past practice, (ii) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant or member of the executive committee of the Group, (iii) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (iv) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose base salary would exceed, on an annualized basis, €250,000;

(r) fail to use reasonable best efforts to maintain with financially responsible insurance companies insurance at least in such amounts and against at least such risk and losses as provided by the Policies;

(s) enter into, renew, modify or amend any Company Affiliate Agreement;

(t) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in IFRS or applicable Law;

(u) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), file any amendment to a material Tax Return, settle or compromise any examination in respect of a material amount of Taxes, or consent to any waiver or extension of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes;

(v) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(w) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) except in the ordinary course of business consistent with past practice; or

(x) authorize or commit or agree to take any of the foregoing actions.

7.02 Access. Solely for purposes of implementing the transactions contemplated by this Agreement, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or the Company Subsidiaries by third parties that may be in the Company’s or the Company Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) is prohibited from being disclosed by a Contract in effect as of the date of this Agreement or applicable Law or would result in the loss of attorney-client privilege, work-product or other privilege, the Company shall, and shall cause the Company Subsidiaries to, afford to FPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and the Company Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Group and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and the Company Subsidiaries that are in the possession of the Company or the Company Subsidiaries as such Representatives may reasonably request. The parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by FPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

7.03 Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Company shall as promptly as practicable make or cause its Affiliates to make any filing or notice required under FATA and any Antitrust Law in the jurisdictions listed in Section 7.03 of the Company Disclosure Schedules applicable to the transactions contemplated by this Agreement. The Company shall furnish to FPAC as promptly as reasonably practicable all information required for any application or other filing to be made by FPAC under FATA. The Company shall substantially comply with any Information or Document Requests.

(b) The Company shall exercise its reasonable best efforts to (i) obtain any required consents or approvals pursuant to any applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) The Company and its Subsidiaries shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d) The Company shall promptly notify FPAC of any substantive communication with, and furnish to FPAC copies of any notices or written communications received by, the Company or any of its Affiliates and any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit external counsel to FPAC an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under any Antitrust Law or enter into any agreement with any Governmental Authority without the written consent of FPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, FPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to FPAC under this Section 7.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates (including Silver Lake Technology Management, L.L.C. (“Silver Lake”) and any investment funds or investment vehicles affiliated with, or managed or advised by, Silver Lake or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Silver Lake or of any such investment fund or investment vehicle) to agree or otherwise be required to, take any action with respect to the Company, or any of the Company Subsidiaries or such Affiliates (including for the avoidance of doubt, Silver Lake and its Affiliates), including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of the Company Subsidiaries or such Affiliates (including for the avoidance of doubt, Silver Lake and its Affiliates), or any interest therein.

7.04 Termination of Certain Agreements. On and as of the Closing, the Seller Parties and the Company shall take all actions necessary to cause the Contracts (a) listed on Section 7.04(a) of the Company Disclosure Schedules to be terminated without any further force and effect and without any further liability or obligations (except as otherwise Fairly Disclosed on Section 7.04(a) of the Company Disclosure Schedules); and (b) listed on Section 7.04(b) of the Company Disclosure Schedules to be expressly assumed by New Topco. For the avoidance of doubt, this Section 7.04 shall only apply to a Seller Party if a Seller Party or an Affiliate of such Seller Party is a party to a Contract listed on Section 7.04(a) or (b) of the Company Disclosure Schedules.

7.05 No Claim Against the Trust Account. Notwithstanding anything else in this Agreement or any other Transaction Document, the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub acknowledge that they have read FPAC’s final prospectus, dated June 11, 2018, and understand that FPAC has established the Trust Account for the benefit of FPAC’s public shareholders and that FPAC may disburse monies from the Trust Account only (a) to the Redeeming Stockholders in the amounts required for the redemptions, (b) to FPAC after, or concurrently with, the consummation of a Business Combination and (c) in amounts not greater than the interest earned on funds in the Trust Account, to FPAC for certain Tax obligations specified in the Trust Agreement. All liabilities and obligations of FPAC due and owing or incurred at or prior to the Closing shall be paid as and when due. The Company, the Seller Parties, New Topco, US Holdco and US Merger Sub further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by September 14, 2020, FPAC will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended pursuant to the Certificate of Incorporation. Upon the Closing, FPAC shall cause the Trust Account to be disbursed to FPAC and as otherwise contemplated by this Agreement. Accordingly, the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub, for each of themselves and their respective Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by FPAC for any reason whatsoever, including for a breach of this Agreement by FPAC or any negotiations, agreements or understandings with FPAC (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This Section 7.05 shall survive the termination of this Agreement for any reason.

7.06 Proxy Solicitation; Other Actions. The Company agrees to use reasonable best efforts to provide FPAC, as soon as reasonably practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and Company Subsidiaries as of and for the years ended March 31, 2017, March 31, 2018 and March 31, 2019, in each case, prepared in accordance with IFRS (and not materially different than IFRS) (the “PCAOB Financial Statements”). The Company shall be available to, and the Company and Company Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, upon reasonable advanced notice, FPAC and its counsel in connection with (i) the drafting of the Form F-4 and (ii) responding in a timely manner to comments on the Form F-4 from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with FPAC in connection with FPAC’s preparation for inclusion in the Form F-4 of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form F-4.

7.07 Financing Agreement.

(a) The Company shall maintain the Financing Agreement and, until the Closing, the Credit Facility, in full force and effect and shall ensure that no amendment, modification, termination, replacement, restatement, cancellation or other change is made to the Financing Agreement or, until the Closing, the Credit Facility, that would adversely affect the ability of the Company and its Affiliates to consummate the debt financing contemplated by the Financing Agreement at the Closing and shall not take any action or omit to take any action that would in any way: (i) reduce the aggregate amount of the debt facilities committed and available to be drawn by the Company or its Affiliates thereunder; (ii) reduce the period of time for which debt facilities are available to be drawn by the Company or its Affiliates; and (iii) otherwise adversely affect the ability of the Company or its Affiliates to draw funds thereunder on the Closing Date sufficient to enable the Company to pay the Payoff Amount.

(b) The Company shall use reasonable best efforts to ensure that (i) all conditions precedent to drawdown of all debt financing to be provided to the Company under the Financing Agreement have been satisfied (except for those conditions precedents which the Company, Globetrotter, New Topco and FPAC have agreed in writing to remain outstanding as at the Closing) and (ii) there are no continuing events of default under the Financing Agreement or the Credit Facility.

(c) In connection with the Closing, (i) the Company and New Topco shall use reasonable best efforts to satisfy the outstanding conditions precedent under the Financing Agreement, (ii) the Company shall take all actions in its power to draw down loans under the Financing Agreement that are sufficient to repay all amounts due under the Credit Facility and (iii) the Company shall use the proceeds of such loans received by the Company, and other cash available to the Company and other members of the Group, to repay all amounts due under the Credit Facility.

(d) To the extent that funds under the Financing Agreement are not capable of being drawn as a result of a failure of one or more lenders to perform its obligations under the Financing Agreement, the Company shall take all such actions (or procure that such action is taken) as is necessary to enforce its or any of its Affiliate’s rights against such lender(s) under the relevant Financing Agreement.

7.08 New Topco NYSE Listing. New Topco shall apply for, and shall use reasonable best efforts to cause the New Topco Shares and warrants to be issued in connection with the Transactions to be approved for, listing on the NYSE as of the Closing Date.

7.09 Incentive Equity Plan. Prior to the Closing Date, New Topco may cause to be adopted a management incentive equity plan; provided, however, no such plan shall be implemented without the prior written consent of FPAC and Globetrotter.

7.10 Management Rollup. The Seller Parties and the Company shall exercise their reasonable best efforts to effect the Management Rollup in accordance with the Management Shareholders Agreement on or prior to the Closing.

ARTICLE VIII

COVENANTS OF FPAC

8.01 Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, each of FPAC and Founder shall as promptly as practicable make or cause its Affiliates to make any filing or notice required under FATA applicable to the transactions contemplated by this Agreement. Each of FPAC and Founder shall furnish to the Company as promptly as reasonably practicable all information required for any application or other filing to be made by the Company under FATA. Each of FPAC and Founder shall substantially comply with any Information or Document Requests.

(b) Each of FPAC and Founder shall exercise its reasonable best efforts to (i) obtain any required consents or approvals pursuant to any applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Each of FPAC and Founder shall cooperate in good faith with the Regulatory Consent Authorities and exercise each of their reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Without limiting the generality of the foregoing, each of FPAC and Founder shall, and shall cause their Subsidiaries to (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of FPAC, Founder or such Subsidiaries, or any interest therein, and (ii) otherwise take or commit to take any actions that would limit FPAC’s, Founder’s or such Subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of FPAC, Founder or such Subsidiaries, or any interest or interests therein; provided, that any such action contemplated by this Section 8.01 is conditioned upon the consummation of the Merger.

(d) Each of FPAC and Founder shall promptly notify the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications received by FPAC or Founder from, any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and FPAC and Founder shall permit external counsel to the Company an opportunity to review in advance, and FPAC and Founder shall consider in good faith the views of such counsel in connection with, any proposed written communications by FPAC and Founder to any Governmental Authority

concerning the transactions contemplated by this Agreement; provided, that FPAC and Founder shall not extend any waiting period or comparable period under any Antitrust Law or enter into any agreement with any Governmental Authority without the written consent of the Company. FPAC and Founder agree to provide, to extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between FPAC and Founder, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of FPAC, Founder or other competitively sensitive material; provided, that FPAC and Founder may, as each deems advisable and necessary, designate any materials provided to the Company under this Section 8.01 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.01 or any other provision of this Agreement shall require or obligate any of FPAC’s and Founder’s (other than Subsidiaries of each of FPAC and Founder) Affiliates (including any investment funds or investment vehicles affiliated with, or managed or advised by, any of their respective Affiliates or any portfolio company (as such term is commonly understood in the private equity industry) or investment of such Affiliates or of any such investment fund or investment vehicle) to agree or otherwise be required to, take any action with respect to any of FPAC’s and Founder’s Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Affiliate’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Affiliate, or any interest therein.

8.02 Conduct of FPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Section 8.02 of the FPAC Disclosure Schedules, as expressly contemplated by this Agreement or as consented to by the GB Shareholders’ Representative in writing (which consent shall not be unreasonably conditioned, withheld or delayed), FPAC shall not, and shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement or the FPAC Organizational Documents;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests other than as required pursuant to the Founder Shares Surrender Agreement; or (C) other than the redemption of any shares of FPAC Common Stock required by the Offer or as otherwise required by FPAC’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, FPAC;

(iii) other than Permitted Liens, grant any Liens on any material property or assets (whether tangible or intangible) of FPAC and its Subsidiaries;

(iv) enter into any partnership or joint venture with a third party;

(v) except as contemplated by this Agreement or the Transaction Documents, enter into any transactions with any of its Affiliates;

(vi) adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of FPAC or its Subsidiaries (other than the Transactions as contemplated by this Agreement);

(vii) acquire or dispose of any material assets, properties or business of any Person except in the ordinary course of business consistent with past practice;

(viii) except in the ordinary course of FPAC’s operations consistent with past practices or as or as specifically contemplated by this Agreement, enter into, or amend or modify any material term of (in a manner adverse to FPAC or any of its Subsidiaries (including the Company and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any material Contract of a type described as having been Fairly Disclosed in Section 5.20(a) (regardless of whether such material Contract is in existence on the date hereof);

(ix) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, FPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any FPAC Warrants outstanding on the date hereof or (ii) the transactions contemplated by this Agreement (including the transactions contemplated by the Forward Purchase Agreement, the Third Point Commitment Agreement and the Founder Shares Surrender Agreement); or (B) amend, modify or waive any of the terms or rights set forth in, any FPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(x) make any capital expenditures;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into or agree to any guarantee, indemnity or other agreement to secure, or otherwise incur financial or other obligations with respect to, an obligation of any other Person;

(xii) commence any Action or compromise or settle any Action or waive a right in relation to any Action;

(xiii) (A) adopt or amend any FPAC Benefit Plan, or enter into any employment contract or collective bargaining agreement; (B) pay any special bonus or special remuneration (including severance or termination payments or benefits) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants; or (C) hire any employee of FPAC or its Subsidiaries or any other individual who is providing or will provide services to FPAC or its Subsidiaries;

(xiv) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any funded indebtedness;

(xv) other than as set forth on Section 8.02(a)(xv) of the FPAC Disclosure Schedules, enter into, renew or amend in any material respect, any FPAC Affiliate Agreement (or any Contract, that if existing on the date hereof, would constitute a FPAC Affiliate Agreement);

(xvi) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvii) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to FPAC and its Subsidiaries and their assets and properties;

(xviii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), file any amendment to a material Tax Return, settle or compromise any examination in respect of Taxes, or consent to any waiver or extension of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(xix) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xx) authorize, or commit or agree to take, any of the foregoing actions.

(b) During the Interim Period, FPAC shall, and shall cause its Subsidiaries to conduct and operate its business in the ordinary course of business consistent with past practice.

8.03 Trust Account.

(a) Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), FPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of FPAC Common Stock in connection with the Offer; (ii) the payment of the Company Transaction Expenses and FPAC Transaction Expenses; and (iii) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (i) and (ii), to be disbursed to FPAC.

(b) Prior to the Closing, FPAC shall take all actions necessary to ensure that the Redemption Limitation is not exceeded.

8.04 Access. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to FPAC or its Subsidiaries by third parties that may be in FPAC’s or its Subsidiaries’ possession from time to time, and except for any information the disclosure of which is prohibited by a Contract in effect as of the date of this Agreement or applicable Law or would result in the loss of attorney-client privilege, work-product or other privilege, FPAC shall, and shall cause its Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of FPAC and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of FPAC and its Subsidiaries and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of FPAC and its Subsidiaries that are in the possession of FPAC or its Subsidiaries as such Representatives may reasonably request. The parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

8.05 FPAC NYSE Listing. From the date hereof through the Closing, FPAC shall use reasonable best efforts to ensure FPAC remains listed as a public company on, and for shares of FPAC Common Stock to be listed on, the NYSE.

8.06 FPAC Public Filings. From the date hereof through the Closing, FPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

8.07 Forward Purchase Agreement. FPAC shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Forward Purchase Agreement), on or prior to the Closing Date, to consummate the FPAC Financing (if required) on the terms and conditions described in or contemplated by the Forward Purchase Agreement. FPAC shall deliver all notices it is required to deliver under the Forward Purchase Agreement on a timely basis in order to cause the Backstop Subscriber to consummate the FPAC Financing concurrently with the Closing.

8.08 Termination of FPAC Affiliate Agreements. On and as of the Closing, FPAC shall take all actions necessary to cause all FPAC Affiliate Agreements other than those set forth in Section 8.08 of the FPAC Disclosure Schedules to be terminated without any further force and effect and without any cost or other liability or obligation to FPAC or its Subsidiaries (including and the Company and its Subsidiaries), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

8.09 Management Shareholders Agreement. FPAC has received and reviewed the Management Shareholders Agreement. FPAC hereby acknowledges and accepts the terms and other provisions of the Management Shareholders Agreement.

8.10 FPAC Registration Rights Agreement. Effective at the Closing, FPAC shall terminate the Registration Rights Agreement dated as of June 11, 2018 by and among FPAC, Founder and the other parties thereto.

ARTICLE IX

JOINT COVENANTS

9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company, the Seller Parties and FPAC with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, the Company, the Seller Parties, New Topco and FPAC shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, including with respect to the matter set forth on Schedule 9.01(a); (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the Company, the Seller Parties, New Topco and FPAC or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or the Company Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall any party or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or the Company Subsidiaries is a party or otherwise in connection with the consummation of the Transactions, other than filing and similar fees payable to Governmental Authorities, which shall be borne by the Company or the Company Subsidiaries.

9.02 Preparation of Form F-4 and Proxy Statement; Special Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, FPAC, the Company and New Topco shall use reasonable best efforts to prepare, and New Topco shall file with the SEC, the Form F-4 in connection with the registration under the Securities Act of the New Topco Shares to be issued under this Agreement, which Form F-4 will also contain the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting with respect to the

Proposals (as defined below). Each of FPAC, the Company and New Topco shall use its reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form F-4 effective as long as is necessary to consummate the Transactions. Each of FPAC, on the one hand, and the Company and New Topco, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form F-4 and the Proxy Statement/Prospectus. Promptly after Form F-4 is declared effective under the Securities Act, FPAC, the Company and New Topco shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to stockholders of FPAC.

(b) Each of FPAC, the Company and New Topco shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus and any amendment to the Form F-4 and the Proxy Statement/Prospectus filed in response thereto. If FPAC, the Company or New Topco becomes aware that any information contained in the Form F-4 and the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4 and the Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) FPAC, on the one hand, and the Company and New Topco, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form F-4 and the Proxy Statement/Prospectus. FPAC, the Company and New Topco shall use reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of FPAC Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the FPAC Organizational Documents. Each of the Company, New Topco and FPAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that such party receives from the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. FPAC, the Company and New Topco shall use reasonable best efforts to cause the Form F-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form F-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c) FPAC shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. FPAC agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the Certificate of Incorporation) (the “Transaction Proposal”) and (ii) and approval of any other proposals reasonably agreed by FPAC and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and, together with the Transaction Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which FPAC shall propose to be acted on by FPAC’s stockholders at the Special Meeting.

(d) New Topco shall file the Prospectus and any supplement thereto pursuant to Rule 424. FPAC, the Company and New Topco shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than 30 days following the SEC Clearance Date, (ii) cause the Proxy Statement/Prospectus to be disseminated to FPAC’s stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of FPAC Common Stock to vote in favor of each of the Proposals. FPAC shall, through the FPAC Board, recommend to its stockholders that they approve the Proposals (the “FPAC Board Recommendation”) and shall include the FPAC Board Recommendation in the Proxy Statement/Prospectus; provided, however, that the FPAC Board may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation (a “Change in Recommendation”) if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the FPAC Board of its fiduciary obligations to FPAC’s stockholders under applicable Law. Notwithstanding the foregoing provisions of this Section 9.02(d), if on a date for which the Special Meeting is scheduled, FPAC has not received proxies representing a sufficient number of shares of FPAC Common Stock to obtain the FPAC Stockholder Approval, whether or not a quorum is present, FPAC shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that the Special Meeting (i) is not postponed or adjourned to a date that is more than 45 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (ii) is held no later than three Business Days prior to the Termination Date.

9.03 Exclusivity.

(a) During the Interim Period, the Seller Parties and the Company shall not take, nor shall the Company’s shareholders or any of its Affiliates or Representatives take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than FPAC and/or any of its Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in any purchase of any of equity securities of, or membership interests in, or the issuance and sale of any equity securities of, or membership interests in, the Company or the Company Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or the Company Subsidiaries, in each case, other than the Transactions or as provided in this Agreement (any such purchase, issuance, sale or merger, an “Acquisition Transaction”). If any Seller Party or the Company or any of the Company’s shareholders or any of its Affiliates or Representatives receives any inquiry or proposal regarding an Acquisition Transaction at any time prior to the Closing, then the Company shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits providing any information related to or entertaining any proposals or offers or engaging in any negotiations or discussions concerning any Acquisition Transaction and, in such event, the Company shall also promptly notify FPAC of such facts and circumstances. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction. During the Interim Period, the Seller Parties shall not, except as expressly contemplated by this Agreement (including the Management Rollup, the Restructuring and the Pre-Deal Dividend), directly or indirectly transfer any interest (direct or indirect, record, beneficial, economic voting or otherwise) in the Company Shares, whether by sale or exchange, by gift, by operation of law, by pledge or encumbrance or otherwise.

(b) During the Interim Period, FPAC shall not take, nor shall any of its Affiliates or Representatives take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. If FPAC or any of its Affiliates or Representatives receives any inquiry or proposal regarding a Business Combination Proposal at any time prior to the Closing, then FPAC shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits them from providing any information considering such inquiry or proposal and, in such event, FPAC shall also promptly notify the GB Shareholders’ Representative of such facts and circumstances. FPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

9.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, New Topco shall pay or cause to be paid all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (the “Transfer Taxes”). New Topco or its Affiliates, as appropriate, shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, FPAC will join in the execution of any such Tax Returns.

(b) Tax Treatment. New Topco, FPAC, US Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment and for the Intended Swiss Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment or such Intended Swiss Tax Treatment or the confirmation of the Capital Contribution Reserves of New Topco as provided for in Section 3.16(j). Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a transaction that qualifies under Section 351 of the Code and that does not subject shareholders of

FPAC and the Company to tax under Section 367 of the Code (subject to the entry into gain recognition agreements by any such shareholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code). Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment, the Intended Swiss Tax Treatment or the confirmation of the Capital Contribution Reserves of New Topco as provided for in Section 3.16(j) by any Governmental Authority. Each of FPAC, the Company and New Topco shall execute and deliver officer’s certificates containing customary representations at such time or times as may be reasonably requested by counsel to the Company in connection with the delivery of any opinion by such counsel to the Company with respect to the tax treatment of the Transactions. Prior to Closing, New Topco and the Company shall, in close consultation with FPAC and its tax advisors, use reasonable efforts to prepare and obtain customary Tax rulings with the Swiss Tax authorities confirming the Intended Swiss Tax Treatment and the confirmation of the Capital Contribution Reserves of New Topco as provided for in Section 3.16(j) and the Parties shall cooperate in good faith to mitigate any negative Tax consequences if the Intended Swiss Tax Treatment cannot be fully achieved.

9.05 Confidentiality; Publicity.

(a) FPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Company and the Company Subsidiaries.

(b) The GB Shareholders’ Representative and FPAC shall reasonably cooperate to (a) prepare and make a public announcement regarding the transactions contemplated by this Agreement on the date hereof and (b) create and implement a communications plan regarding the transactions contemplated hereby (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the parties hereto will make any public announcement or issue any public communication regarding this Agreement, the Transaction Documents or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the GB Shareholders’ Representative, in the case of a public announcement by FPAC, or FPAC, in the case of a public announcement by any other party hereto (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law (including pursuant to Securities Laws or the rules of any national securities exchange), in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (ii) in the case of Globetrotter, FPAC and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality, (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company, (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 9.05(b), and (v) announcements and communications to Governmental Authorities in connection with filings or permits relating to the transactions contemplated hereby required to be made under this Agreement.

9.06 Director Appointments. Except as otherwise agreed in writing by the GB Shareholders’ Representative and FPAC prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, each of the Company, New Topco and FPAC shall take all actions necessary or appropriate to cause (a) the number of directors constituting the board of directors of New Topco to be such number as is specified in Schedule 9.06 and (b) the individuals set forth in Schedule 9.06 (together with any other individuals mutually agreed in writing between the GB Shareholders’ Representative and FPAC period to Closing) to be elected as members of the board of directors of New Topco, effective as of the Closing. On the Closing Date, New Topco shall enter into customary indemnification agreements, in form and substance reasonably satisfactory to the GB Shareholders’ Representative and FPAC, with the individuals who will be directors of New Topco, which indemnification agreements shall continue to be effective following the Closing in accordance with their terms.

9.07 Indemnification and Insurance.

(a) From and after the Closing, New Topco shall indemnify and hold harmless each present and former director and officer of each of FPAC and the Company and each of the Company Subsidiaries (each, a “D&O Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred (including the advancing of expenses as incurred) in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that FPAC or the Company or the Company Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificates of incorporation, bylaws or other organizational documents in effect as of the date of this Agreement to indemnify such Person. Without limiting the foregoing, New Topco shall, (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions in such certificates of incorporation, bylaws and other organizational documents in effect as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, New Topco shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by FPAC’s, the Company’s or the Company Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current directors’ and officers’ liability insurance policies; provided that (i) FPAC or the Company, as applicable, shall cause coverage to be extended under the current directors’ and officers’ liability insurance policies by obtaining a six (6) year “tail” policy on terms not less favorable than the terms of such current directors’ and officers’ liability insurance policies with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six (6) year period, such insurance shall be continued in respect of such claim until the final disposition thereof. All costs associated with such “tail policies” shall be borne by the Company.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.07 shall survive the consummation of the Closing indefinitely and shall be binding, jointly and severally, on New Topco and all successors and assigns of New Topco. In the event that New Topco or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, New Topco shall ensure that proper provision shall be made so that the successors and assigns of New Topco, as the case may be, shall succeed to and assume the obligations set forth in this Section 9.07. The obligations of New Topco under this Section 9.07 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without such D&O Indemnified Party’s consent.

(d) With respect to any indemnification obligations of New Topco pursuant to this Section 9.07, New Topco shall be the indemnitor of first resort with respect to all indemnification obligations of New Topco pursuant to this Section 9.07 (i.e., its obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities incurred by such D&O Indemnified Party are secondary) and New Topco irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

9.08 R&W Policy. During the policy period of the R&W Policy, the Company and New Topco shall not, and shall not permit any of their Affiliates to, amend, modify or waive the subrogation provisions of the R&W Policy in a manner that is adverse to the Company Shareholders or any of their Affiliates without the prior written consent of each of the GB Shareholders’ Representative and the FPAC Shareholders’ Representative.

9.09 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

9.10 Registration Rights Agreement. At the Closing, New Topco and certain persons who will be shareholders of New Topco after Closing shall have entered into a Registration Rights Agreement substantially in the form of Exhibit C hereto (the “Registration Rights Agreement”).

ARTICLE X

CONDITIONS TO OBLIGATIONS

10.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Regulatory Approvals. All waiting periods (and any extensions thereof) or approvals under any Antitrust Laws in the jurisdictions listed in Schedule 10.01(a)(i) that are required to be terminated, expired or been received prior to the Closing shall have terminated, expired or been received and all approvals listed in Schedule 10.01(a)(ii) shall have been obtained, or deemed to have been obtained.

(b) No Prohibition. There shall not have been enacted or promulgated any Governmental Order, Law, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Amended and Restated Organizational Documents. The articles of association of New Topco shall have been amended and restated in their entirety in the form attached hereto as Exhibit D.

(d) Form F-4. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e) NYSE. The New Topco Shares to be issued in connection with the Transactions shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

(f) Stockholder Approval. The FPAC Stockholder Approval shall have been obtained.

(g) Funding Under Financing Agreement. The Company or another member of the Group shall have received or shall receive concurrently with the consummation of the Closing the proceeds of loans under the Financing Agreement in an amount which, together with other funds available to the Company and other members of the Group for the purpose, is sufficient to repay all amounts due under the Credit Facility.

(h) Appointment of the New Topco Board. The individuals set forth on Schedule 9.06 shall have been elected as members of the board of directors of New Topco, unless, with respect to any one or more of such individuals, he or she is unwilling or unable to serve on the board of directors.

10.02 Additional Conditions to Obligations of FPAC. The obligations of FPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties (A) of the Company contained in the first sentence of Section 3.01 (Corporate Organization) and Section 3.03 (Due Authorization), (B) of New Topco, US Holdco and US Merger Sub contained in Section 4.01 (Organization and Power) and Section 4.02 (Due Authorization) and (C) of the Seller Parties contained in Section 6.01 (Organization and Power) and Section 6.02 (Due Authorization), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties (A) of the Company contained in Section 3.06(a) (Capitalization) (except the last sentence of such section), Section 3.21(a) (Absence of Changes), (B) of New Topco, US Holdco and US Merger Sub contained in Section 4.06(a) (Capitalization) and (C) of the Seller Parties contained in Section 6.05 (Shares), in each case shall be true and correct in all respects as of Closing Date, as if made anew at and as of that time.

(iii) The representations and warranties of the Company contained in the last sentence of Section 3.06(a) (Capitalization) shall be true and correct other than de minimis inaccuracies as of Closing Date, as if made anew at and as of that time.

(iv) Each of the representations and warranties of the Company, New Topco, US Holdco and US Merger Sub and the Seller Parties contained in this Agreement (other than the representations and warranties of the Company, New Topco, US Holdco and US Merger Sub and the Seller Parties described in Section 10.02(a)(i), Section 10.02(a)(ii) and Section 10.02(a)(iii)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Seller Parties, the Company, New Topco, US Holdco and US Merger Sub to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) No MAE. Subsequent to the date hereof and prior to the Closing, there shall not have occurred any Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to FPAC a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

10.03 Additional Conditions to the Obligations of the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub. The obligations of the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the GB Shareholders’ Representative:

(a) Representations and Warranties.

(i) Each of the representations and warranties of FPAC contained in the first sentence of Section 5.01 (Corporate Organization) and Section 5.02(a) (Due Authorization) shall be true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of FPAC contained in Section 5.18 (Capitalization) and Section 5.15 (Absence of Changes) shall in each case be true and correct in all respects, as of the Closing Date, as if made anew at and as of that time.

(iii) Each of the representations and warranties of FPAC contained in this Agreement (other than the representations and warranties of FPAC described in Section 10.03(a)(i) and Section 10.03(a)(ii)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a material adverse effect.

(b) Agreements and Covenants. Each of the covenants of FPAC to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. FPAC shall have delivered to the Company a certificate signed by an officer of FPAC, dated the Closing Date, certifying that the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

(d) FIRPTA Certificate. On or before the Closing Date, the FPAC shall provide the Company with a duly executed statement dated as of the Closing Date that certifies, in accordance with Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h), that the FPAC Common Stock is not a United States real property interest within the meaning of Section 897(c) of the Code.

(e) PIPE Investments. The PIPE Investment Amount shall be available at the Closing; provided, that, if this condition is waived by the GB Shareholders’ Representative, then, without prejudice to the rights of any party to a PIPE Agreement, the Stock Consideration shall be increased and the Cash Consideration shall be decreased each by an amount equal to (x) the PIPE Investment Amount that was required to be funded by the applicable PIPE Agreement minus (y) the amount, if any, that was actually funded by the relevant PIPE Investor at the closing of the PIPE Investment.

10.04 Frustration of Closing Conditions. None of FPAC, the Company, the Seller Parties, New Topco, US Holdco or US Merger Sub may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 9.01.

ARTICLE XI

TERMINATION/EFFECTIVENESS

11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned, notwithstanding approval of this Agreement by the stockholders of FPAC or US Merger Sub:

(a) by written consent of the GB Shareholders’ Representative and FPAC;

(b) prior to the Closing, by written notice to the GB Shareholders’ Representative from FPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company, the Seller Parties, New Topco, US Holdco or US Merger Sub set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date FPAC provides written notice of such violation or breach and the Termination Date) after receipt by the GB Shareholders’ Representative of notice from FPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period or (ii) the Closing has not occurred on or before August 31, 2020 (or such later date as agreed to in writing between the GB Shareholders’ Representative and FPAC) (in either case, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 11.01(b) shall not be available if, at the time of such termination, FPAC is in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not have been satisfied;

(c) prior to the Closing, by written notice to FPAC from the GB Shareholders’ Representative if (i) there is any breach of any representation, warranty, covenant or agreement on the part of FPAC set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating FPAC Breach”), except that, if any such Terminating FPAC Breach is curable by FPAC through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the GB Shareholders’ Representative provides written notice of such violation or breach and the Termination Date) after receipt by FPAC of notice from the GB Shareholders’ Representative of such breach (the “FPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating FPAC Breach is not cured within the FPAC Cure Period or (ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under this Section 11.01(c) shall not be available if, at the time of such termination, the Company, the Seller Parties, New Topco, US Holdco or US Merger Sub is in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions specified in Section 10.02(a), Section 10.02(b) or Section 10.02(c) would not have been satisfied;

(d) by written notice to the GB Shareholders’ Representative from FPAC delivered no later than April 15, 2020, if the PCAOB Financial Statements have not been delivered to FPAC on or prior to March 31, 2020;

(e) by written notice from either the GB Shareholders’ Representative or FPAC to the other if the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to such party if any action of such party or failure of such party to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date; or

(f) by written notice from either the GB Shareholders’ Representative or FPAC to the other if the FPAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or postponement of the meeting); provided, that the right to terminate this Agreement under this Section 11.01(f) shall not be available if, at the time of such termination, FPAC is in breach of Section 9.02.

11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination (subject to Section 7.05). The provisions of Sections 7.05, 9.07, 11.02 and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.01 Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by or on behalf of the party or parties granting such waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

12.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed, addressed as follows:

(a)	If to FPAC, to:

18 West 18th Street

New York, NY 10011

Attn:        Thomas Farley

       David Bonanno

E-mail:     thomas.farley@farpoint.ventures

       david.bonanno@farpoint.ventures

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

Attn:        R. Alec Dawson

      Robert G. Robison

      Howard A. Kenny

E-mail:    alec.dawson@morganlewis.com

      robert.robison@morganlewis.com

      howard.kenny@morganlewis.com

(b)	If to the Company, Globetrotter, Cayman Holdings, New Topco, US

Holdco or US Merger Sub to:

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attention:    Legal Depart

Email:          LegalStaff-UK@silverlake.com

with copies (which shall not constitute notice) to:

c/o Silver Lake Europe LLP

Broadbent House, 65 Grosvenor Street,

London W1K 3LH

Attention:    Legal Depart

Email:          LegalStaff-UK@silverlake.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:         Michael O. Wolfson

E-mail:     MWolfson@stblaw.com

and a copy to:

Simpson Thacher & Bartlett LLP

CityPoint

One Ropemaker Street

London EC2& 9HU

Attn:        Clare G. Gaskell

E-mail:    CGaskell@stblaw.com

(c)	If to the Management Representative, on behalf of the Management Sellers, to:

Global Blue SA

Route de Crassier 7

1262 Eysins Switzerland

Attn:        Jeremy Henderson-Ross

E-mail:    jhendersonross@globalblue.com

with a copy to:

Baker & McKenzie LLP

100 New Bridge Street

London EC4V 6JA

Attn:        David Allen

E-mail:    david.allen@bakermckenzie.com

and a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:        Michael O. Wolfson

E-mail:    MWolfson@stblaw.com

and a copy to:

Simpson Thacher & Bartlett LLP

CityPoint

One Ropemaker Street

London EC2& 9HU

Attn:        Clare G. Gaskell

E-mail:    CGaskell@stblaw.com

or to such other address or addresses as the parties may from time to time designate in writing.

12.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and FPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.07 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14.

12.05 Expenses. Except as otherwise set forth in this Agreement (including Section 9.01 and Section 9.04(a)), each party hereto shall be responsible for and pay their own fees, costs and expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby; provided that if the Closing occurs, (a) the FPAC Transaction Expenses shall be paid by New Topco and/or one or more of its Subsidiaries at or promptly following the Closing and (b) the Company Transaction Expenses shall be paid by New Topco and/or one or more of its Subsidiaries at or promptly following the Closing.

12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08 Schedules and Exhibits. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Documents and that certain Confidentiality Agreement, dated as of August 9, 2019, between Silver Lake Technology Management, L.L.C., the Company and FPAC (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Documents and the Confidentiality Agreement.

12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. To the fullest extent permitted by Law, the approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 11.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10.

12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, solely if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, agrees that service of process upon such party in any such Action shall be effective if given in accordance with Section 12.02 or in such other manner as may be permitted by applicable Law, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.13 Enforcement.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and the Transaction Documents and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, each of which remedies (including under this Section 12.13) may be pursued simultaneously, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and the Transaction Documents and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

(b) Each party further agrees that (i) by seeking the remedies provided for in this Section 12.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement or any Transaction Document in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.13 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 12.13 shall require any party to institute any action or proceeding for (or limit any party’s right to institute any Action or proceeding for) specific performance under this Section 12.13 prior to or as a condition to exercising any termination right under Section 11.01, nor shall the commencement of any Action or proceeding pursuant to this Section 12.13 or anything set forth in this Section 12.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 11.01 or to pursue any other remedies under this Agreement or any Transaction Document that may be available then or thereafter.

12.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Seller Parties, New Topco, US Holdco, US Merger Sub or FPAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII. Nothing herein is intended to limit any party’s liability for such party’s Fraud.

12.16 GB Shareholders’ Representative.

(a) By the execution and delivery of this Agreement, including by way of mutually executed counterparts hereof, each of the Company and its shareholders hereby irrevocably constitutes and appoints Globetrotter as the GB Shareholders’ Representative and as the true and lawful agent and attorney-in-fact of each of the Company and its shareholders with full powers of substitution to act in the name, place and stead of the Company and its shareholders with respect to the performance on behalf of the Company and its shareholders under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the GB Shareholders’ Representative shall deem necessary or appropriate in connection with any transaction hereunder, which such appointment shall include the full power and authority to:

(i) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among the Company and its shareholders; and

(ii) to enforce and protect the rights and interests of the Company and its shareholders arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (a) resolve all questions, disputes, conflicts and controversies arising hereunder, (b) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the GB Shareholders’ Representative, in the sole discretion thereof, deems necessary or advisable, (c) assert or institute any claim, action, proceeding or investigation, (d) investigate, defend, contest, litigate and receive process in any claim, action, proceeding or investigation, and (e) settle or compromise any claims asserted under this Agreement.

(b) The appointment of the GB Shareholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the GB Shareholders’ Representative as the act of each of the Company and its shareholders, as applicable, in all matters referred to herein. The GB Shareholders’ Representative shall act for each of the Company and its shareholders on all matters set forth herein in the manner the GB Shareholders’ Representative believes to be in the best interest of the Company and its shareholders, collectively, but the GB Shareholders’ Representative shall not be responsible to any of the Company or any of its shareholders for any loss or damage any of the Company or any of its shareholders may suffer by reason of the performance by the GB Shareholders’ Representative of such GB Shareholders’ Representative’s duties hereunder.

(c) Each of the Company and its shareholders hereby expressly acknowledges and agrees that the GB Shareholders’ Representative is authorized to act on behalf of the Company and its shareholders notwithstanding any dispute or disagreement among the Company and its shareholders, and that any Person shall be entitled to rely on any and all action taken by the GB Shareholders Representative hereunder without liability to, or obligation to inquire of, the Company or its shareholders. In the event the GB Shareholders’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor of the GB Shareholders’ Representative shall be the Person, if any, the Company and its shareholders unanimously approve and appoint.

12.17 FPAC Shareholders’ Representative.

(a) The FPAC Board irrevocably constituted and appointed Thomas Farley as the FPAC Shareholders’ Representative and as the true and lawful agent and attorney-in-fact of each of FPAC and its shareholders with full powers of substitution to act in the name, place and stead of FPAC and its shareholders with respect to the performance on behalf of FPAC and its shareholders under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the FPAC Shareholders’ Representative shall deem necessary or appropriate in connection with any transaction hereunder, which such appointment shall include the full power and authority to:

(i) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among FPAC and its shareholders; and

(ii) to enforce and protect the rights and interests of FPAC and its shareholders arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (a) resolve all questions, disputes, conflicts and controversies arising hereunder, (b) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the FPAC Shareholders’ Representative, in the sole discretion thereof, deems necessary or advisable, (c) assert or institute any claim, action, proceeding or investigation, (d) investigate, defend, contest, litigate and receive process in any claim, action, proceeding or investigation, and (e) settle or compromise any claims asserted under this Agreement.

(b) The appointment of the FPAC Shareholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the FPAC Shareholders’ Representative as the act of each of FPAC and its shareholders, as applicable, in all matters referred to herein. The FPAC Shareholders’ Representative shall act for each of FPAC and its shareholders on all matters set forth herein in the manner the FPAC Shareholders’ Representative believes to be in the best interest of FPAC and its shareholders, collectively, but the FPAC Shareholders’ Representative shall not be responsible to any of FPAC or any of its shareholders for any loss or damage any of FPAC or any of its shareholders may suffer by reason of the performance by the FPAC Shareholders’ Representative of such FPAC Shareholders’ Representative’s duties hereunder.

(c) FPAC, as authorized by the FPAC Board and on behalf of FPAC’s shareholders, hereby expressly acknowledges and agrees that the FPAC Shareholders’ Representative is authorized to act on behalf of FPAC and its shareholders notwithstanding any dispute or disagreement among FPAC and its shareholders, and that any Person shall be entitled to rely on any and all action taken by the FPAC Shareholders’ Representative hereunder without liability to, or obligation to inquire of, FPAC or its shareholders. In the event the FPAC Shareholders’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor of the FPAC Shareholders’ Representative shall be the Person, if any, the FPAC Board unanimously approves and appoints.

12.18 Management Representative.

(a) By the execution and delivery of individual power of attorney forms, each of the Management Sellers irrevocably constituted and appointed Jacques Stern as the Management Representative and as the true and lawful agent and attorney-in-fact of each of the Management Sellers with full powers of substitution to act in the name, place and stead of each of the Management Sellers with respect to the performance on behalf of the Management Sellers under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Management Sellers shall deem necessary or appropriate in connection with any transaction hereunder, which such appointment shall include the full power and authority to:

(i) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among the Management Sellers; and

(ii) to enforce and protect the rights and interests of the Management Sellers arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (a) resolve all questions, disputes, conflicts and controversies arising hereunder, (b) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Management Representative, in his sole discretion, deems necessary or advisable, (c) assert or institute any claim, action, proceeding or investigation, (d) investigate, defend, contest, litigate and receive process in any claim, action, proceeding or investigation, and (e) settle or compromise any claims asserted under this Agreement.

(b) The appointment of the Management Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Management Representative as the act of each of the Management Sellers in all matters referred to herein. The Management Representative shall act for each of the Management Sellers on all matters set forth herein in the manner the Management Representative believes to be in the best interest of the Management Sellers, collectively, but the Management Representative shall not be responsible to any of the Management Sellers for any loss or damage any of the Management Sellers may suffer by reason of the performance by the Management Representative of such Management Representative’s duties hereunder.

(c) Each of the Management Sellers expressly acknowledged and agreed that the Management Representative is authorized to act on behalf of the Management Sellers notwithstanding any dispute or disagreement among the Management Sellers, and that any Person shall be entitled to rely on any and all action taken by the Management Representative hereunder without liability to, or obligation to inquire of, the Management Sellers. In the event the Management Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor of the Management Representative shall be the Person, if any, the Management Sellers unanimously approve and appoint.

IN WITNESS WHEREOF, Globetrotter, Cayman Holdings, the Management Sellers, the Company, New Topco, US Holdco, US Merger Sub, FPAC, the FPAC Shareholders’ Representative, solely for purposes of Sections 2.20 and 8.01 hereof, Founder, and the Management Representative have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

SL GLOBETROTTER, L.P., in its capacity as a Seller Party and the GB Shareholders’ Representative

By: SL Globetrotter GP, Ltd., its general partner

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Managing Director

GLOBAL BLUE GROUP AG

By:	/s/ Jacques Stern
Name: Jacques Stern
Title: President and CEO

GLOBAL BLUE GROUP HOLDING AG

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Director

GLOBAL BLUE US HOLDCO LLC

By: Global Blue Group Holding AG, its managing member

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: President and Secretary

[Signature Page to Merger Agreement]

GLOBAL BLUE US MERGER SUB INC.

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: President and Secretary

GLOBAL BLUE HOLDING L.P.

By:	SL Globetrotter GP, Ltd., its general partner

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Managing Director

FAR POINT ACQUISITION CORPORATION

By:	/s/ Thomas W. Farley
Name: Thomas W. Farley
Title: Chief Executive Officer and President

THOMAS W. FARLEY, solely in his capacity as the FPAC Shareholders’ Representative

By:	/s/ Thomas W. Farley
Name: Thomas W. Farley

FAR POINT LLC, solely for purposes of Sections 2.19 and 8.01

By:	Third Point LLC, investment manager of Cloudbreak Aggregator LP, its managing member

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: COO & General Counsel

JACQUES STERN, solely in his capacity as the Management Representative

By:	/s/ Jacques Stern
Name: Jacques Stern

[Signature Page to Merger Agreement]

Exhibit A

CONVERSION AGREEMENT

This CONVERSION AGREEMENT (this “Agreement”) is dated as of [•] 2020 by and between (i) Global Blue Group Holding AG, a Swiss corporation (the “Company”), (ii) Global Blue Holding LP, an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry under number 95120 (the “PG Shareholder”), (iii) SL Globetrotter L.P., an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry under number 95120 (the “SL Shareholder” and, together with the PG Shareholder, the “SL/PG Shareholders”) and (iv) the several persons whose names and addresses are set out in each of his/her respective joinder agreements in a form substantively the same as that set out in Schedule 1 (each a “Manager” and, together, the “Managers”, and together with the SL/PG Shareholders, the “Holders”).

RECITALS:

WHEREAS, following the closing of a merger agreement (the “Merger Agreement”) by and among, inter alia, the Company and the Seller Parties (as defined therein), entered into on or around the date hereof, the Company will own the business known as ‘Global Blue’ and the Common Shares (as defined below) of the Company will be listed on the New York Stock Exchange (the “Exchange”).

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company will issue certain Common Shares and Series A Preferred Shares (as defined below) to certain shareholders of the Company (including the Holders);

WHEREAS, the Holders may receive a preferred dividend (the “Preferred Dividend”) in accordance with the articles of association of the Company, as amended from time to time (the “Articles”); and

WHEREAS, the Company and the Holders desire to provide for the issuance and delivery of Common Shares in exchange for Series A Preferred Shares from the Holders in accordance with the terms and conditions herein.

WHEREAS, it is the Company’s intention that Series A Preferred Shares acquired by the Company from the Holders pursuant to the terms of this Agreement are subsequently cancelled in accordance with Swiss law.

NOW, THEREFORE, in consideration of their mutual promises and agreements, the parties agree as follows:

AGREEMENT

1. Defined Terms

1.1 Certain capitalized terms are used in this Agreement with the meanings set forth below in this Clause 1:

“Affiliate” means with respect to a person (the “First Person”):

(i)	another person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the First Person;

(ii)	a pooled investment vehicle organised by the First Person (or an Affiliate thereof) the investments of which are directed by the First Person (or an Affiliate thereof);

(iii)	a fund organised by the First Person for the benefit of the First Person’s (or any of its Affiliates’) partners, officers or employees or their dependants; or

(iv)

a successor trustee or nominee for, or a successor by reorganisation of, a qualified trust (being a tax advantaged fiduciary relationship between an employer and an employee in which the employee beneficiary may use his life expectancy to determine required minimum distribution amounts), but shall, where applicable, exclude portfolio companies controlled by funds managed directly or indirectly by Silver Lake Technology Management, L.L.C. or Partners Group or any of their respective Affiliates.

“Articles” has the meaning set forth in the Recitals.

“As-Converted Basis” means a calculation of the Series A Preferred Shares owned by the Holders assuming that all outstanding Series A Preferred Shares that are exchangeable for Common Shares in accordance with the Conversion Ratio pursuant to this Agreement are so exchanged (and, for the avoidance of doubt, without giving effect to any contractual or other limitation on the exchange of such Series A Preferred Shares that may be in effect from time to time).

“Business Day” means the days on which commercial banks are generally open for business in both Zurich and in New York.

“Closing” means the Closing as defined in the Merger Agreement.

“Closing Date” means the date on which Closing actually occurs.

“Common Shares” means the registered common shares with a nominal value of CHF 0.01 each of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any shares into which any such Common Shares shall have been changed or any shares resulting from any reclassification of any such Common Shares.

“Control” means, with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the voting securities of such Person, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such Person or (c) the right to manage, or direct the management of, on a discretionary basis, the assets of such Person, and, for the avoidance of doubt, a general partner is deemed to Control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be Controlled by such Person (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing).

“Conversion Ratio” means the exchange of Series A Preferred Shares for Common Shares on a one-for-one basis, subject to any adjustments pursuant to Clause 11.

“Effective Time” means any of the Put Effective Time, Call Effective Time, Redemption Effective Time and the date of a Call Transfer Notice, as the case may be.

“Exchange” has the meaning set forth in the Recitals.

“Global Blue Group” means the Company, its group companies and its direct and indirect subsidiaries.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body in Switzerland, the United States or elsewhere.

“Indebtedness” means (a) the unpaid principal and accrued interest with respect to the indebtedness of the Group for borrowed money (excluding intercompany balances), (b) all obligations of any member of the Group evidenced by bonds, notes, debentures or similar debt instruments and (c) all obligations under leases required to be capitalized in accordance with IFRS, in each case as determined in a manner consistent with the Company Audited Financial Statements (as defined in the Merger Agreement).

“Indebtedness Ratio” shall mean an amount equal to (i) Indebtedness divided by (ii) EBITDA (as set forth in the most recent audited financial statements of the Company from time to time).

“Management Representative” means the person designated as the “Management Representative” in accordance with the Management Shareholders Agreement.

“Management Shareholders Agreement” means the management shareholders agreement dated on or around the date hereof by and among the SL/PG Shareholders, the Managers and the Company.

“Merger Agreement” has the meaning set forth in the Recitals.

“Partners Group” means Partners Group Client Access 5, L.P. Inc., Partners Group Private Equity (Master Fund), LLC, and Partners Group Barrier Reef, L.P..

“Person” means any individual, company, corporation, firm, partnership, limited liability company, trust or any other business, entity or person, whether or not recognized as constituting a separate legal entity.

“Preferred Dividend” has the meaning set forth in the Recitals.

“Preferred Holder Majority” has the meaning set forth in Clause 6.1.

“Registration Rights Agreement” means the registration rights agreement dated on or around the date hereof by and among the Company, Global Blue Holding LP, SL Globetrotter, L.P., Far Point LLC, Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Partners Qualified L.P., Third Point Partners L.P. and Third Point Enhanced L.P..

“Series A Preferred Shares” means the registered series A convertible preferred shares with a nominal value of CHF 0.01 each of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any share into which any such Series A Preferred Shares shall have been changed or any shares resulting from any reclassification of any such Series A Preferred Shares.

“Shareholder Re-Authorization” has the meaning set forth in Clause 4.

“Shareholders Agreement” means the shareholders agreement dated on or around the date hereof by and among SL Globetrotter, L.P., Global Blue Holding LP and Far Point LLC (among other Shareholders as defined therein).

“Silver Lake” means SL Globetrotter L.P., a limited partnership formed in the Cayman Islands with its registered office at Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

“Trading Day” means any day on which the Common Shares are actually traded on the principal securities exchange or securities market on which the Common Shares are then traded.

“Transfer Notice” means any of the Put Transfer Notice, Call Transfer Notice and the Redemption Notice, as the case may be.

“Value” means the value of a security based on its VWAP for the 30 trading days prior to the Effective Time.

“VWAP” means, for any security as of any date(s), the daily dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (with “Market” function set to “VWAP”, “Currency” function set to “USD”, and “Period” function set to “Daily”; the resulting VWAP is shown next to the “Average” label).

2. Conditionality

2.1 This Agreement is conditional upon Closing occurring and shall become effective upon Closing and shall thereafter continue to be effective until terminated in accordance with Clause 17.

2.2 If the Merger Agreement is terminated in accordance with its terms without Closing occurring, this Agreement shall terminate and be of no further effect.

3. Maintenance of Treasury Shares.

The Company agrees that from and after the date of this Agreement it will, subject to all applicable laws and regulations, use reasonable best efforts to take all actions required to maintain and reserve at all times a number of Common Shares in the Company’s treasury (from time to time) (“Treasury Shares”) sufficient from time to time to permit the issuance and delivery of such number of Common Shares as may be required to satisfy the transactions contemplated herein (including the Conversion Ratio from time to time) except to the extent the Company is able to satisfy its obligations hereunder through its existing authorized capital. If there are insufficient Treasury Shares to effect any of the transactions contemplated herein (including the Conversion Ratio from time to time), then the Company undertakes, (i) subject to applicable law (including without limitation the requirements of Art. 659 et seq. of the Swiss Code of Obligations), to acquire Common Shares on the Exchange or (ii) following receipt of a Put Transfer Notice or Call Transfer Notice (as defined below), to cause a subsidiary to subscribe for a sufficient number of newly issued Common Shares at a price of CHF 0.01 per Common Share, in each case only as and when required to be delivered to the converting Holder.

4. Maintenance of Authorized Share Capital.

The Company agrees that from and after the date of this Agreement, to procure that its board of directors will use reasonable best efforts to take all actions required to maintain and reserve at all times sufficient authorized share capital to permit the issuance and delivery of Common Shares in connection with an exchange for all outstanding Series A Preferred Shares pursuant to any Transfer Notice, including by proposing to increase the authorized share capital concurrently with any upward adjustment of the number of Common Shares issuable in connection with a Transfer Notice. In furtherance of the foregoing covenant, and to the extent required taking into account the Treasury Shares, the Company undertakes that its board of directors will timely propose at every second annual general meeting of shareholders (or, if a longer maximum term is permitted by any change in law, at such annual general meeting before the applicable term expires) to renew and/or increase the authorized share capital provision in its Articles for the statutory maximum term, which is currently two years (any such approval by the shareholders, a “Shareholder Re-Authorization”), so that the authorized share capital of the Company is sufficient to satisfy the covenant set forth in the first sentence or, if required, to convene and propose at an extraordinary general meeting of shareholders to renew and/or increase the authorized share capital provision in its Articles, prior to the expiry of its term, so that the authorized share capital of the Company is sufficient to satisfy the covenant set forth in the first sentence.

5. Grant of Put Option

5.1 Each Holder shall, at least twenty (20) Business Days following and within sixty (60) Business Days following, a Put Transfer Indication (as defined below), have the right (subject to the terms of the Management Shareholders Agreement) to issue a notice to the Company specifying the date and time on which the Put Option (as defined below) is to be exercised (the “Put Transfer Notice”), which shall be a date at least five (5) Business Days after the date on which such Put Transfer Notice is delivered to the Company, or such other date and time as such Holder and the Company may agree (the “Put Effective Time”).

5.2 Subject to the terms and conditions of this Agreement, the Company hereby grants each Holder the right to deliver to the Company all or part of its Series A Preferred Shares at any time in a cashless exchange for delivery of Common Shares (the “Put Option”) in accordance with the Conversion Ratio and pursuant to the Put Transfer Notice delivered by such Holder.

5.3 Each Holder shall, at all times, have the right to issue a revocable notice to the Company that it intends to issue a Put Transfer Notice (the “Put Transfer Indication”). The Company shall use the period from (i) receipt of the Put Transfer Indication to (ii) receipt of the Put Transfer Notice, to prepare any actions and steps that may be required to allow it to satisfy an exercise of the Put Option pursuant to a Put Transfer Notice in the timeframes set out in Clause 5.1. There shall be no limit on the number of Put Transfer Indications that a Holder is permitted to issue per calendar year but no such notice shall be issued within 60 Business Days of a previous Put Transfer Indication unless approved by the Company (such approval not to be unreasonably withheld or delayed).

6. Grant of Call Option

6.1 Upon satisfaction of the conditions in Clause 6.2, the Company shall have the right to issue a notice to the Holders specifying the date and time on which the Call Option (as defined below) is to be exercised (the “Call Transfer Notice”), which shall be a date at least twenty (20) days after the date on which such Call Transfer Notice is delivered to the Holders, or such other date and time as the Holders of a majority of the Series A Preferred Shares from time to time (the “Preferred Holder Majority”) and the Company may agree (the “Call Effective Time”).

6.2 Subject to the terms and conditions of this Agreement, the Holders hereby grant the Company the right to require the Holders to deliver all or part of their Series A Preferred Shares (pro-rata among all Holders to their then holding of Series A Preferred Shares) in a cashless exchange for delivery of Common Shares (the “Call Option”) in accordance with the Conversion Ratio and pursuant to the Call Transfer Notice delivered by the Company, provided that:

(a) such Holder is not at the Call Effective Time restricted from making a Transfer (as defined in the Shareholders Agreement) pursuant to Section 3.2 of the Shareholders Agreement;

(b) the Call Effective Time is not in a Blackout Period (as defined in the Registration Rights Agreement); and

(c) the Value of the Common Shares at the date of the Call Transfer Notice equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

7. Redemption

7.1 Subject to this Agreement and mandatory Swiss law, including without limitation, Article 659 et seq. Swiss Code of Obligations, and provided that (i) no Put Option or Call Option has been exercised in accordance with a Put Transfer Notice or Call Transfer Notice (as applicable) in respect of the relevant Series A Preferred Shares, (ii) there are sufficient capital contribution reserves of the Company so that the payment of the redemption consideration is not a distribution subject to Swiss Federal Withholding Tax (the “Capital Contribution Reserves”) available to effect the redemption (as set out in Clause 7.2 below) [(or alternatively, the Company has obtained a tax ruling from the Swiss Federal Tax Authority that the redemption is not a payment or distribution subject to Swiss taxes including but not limited to Swiss Federal Withholding, in a form reasonably satisfactory to the Holders of a majority of Series A Preferred Shares, for other reasons including without limitation where Swiss Federal Withholding tax has been abolished)]1, and (iii) the Value of each Series A Preferred Shares on an As-Converted Basis is equal to or greater than $10.00, the Company shall have the right but not the obligation to issue a preliminary notice to the Holders of its potential intention to redeem some or all of the Series A Preferred Shares (pro-rata among all Holders to their then holding of Series A Preferred Shares) following the fifth anniversary of the Closing Date [or, if earlier, upon a change of control of the Company which would result in the Holders of the Series A Preferred Shares receiving an amount equal to or greater than $10.00 per Series A Preferred Share]2 (the “Redemption Transfer Intention”). After thirty (30) calendar days following but within 45 days following the Redemption Transfer Intention, the Company shall have the right to issue an irrevocable notice of its intention to redeem the Series A Preferred Shares which were the subject of the Redemption Transfer Intention (the “Redemption Transfer Notice”) provided the VWAP of the Series A Preferred Shares on an As-Converted Basis on the trading day prior to the Redemption Transfer Notice is equal to or greater than $10.00. The Redemption Transfer Notice shall specify the date and time on which the Redemption (as defined below) is to be completed, which shall be no later than two (2) Business Days following the date of the Redemption Transfer Notice (the “Redemption Effective Time”). There shall be no limit on the number of Redemption Transfer Intentions that the Company is permitted to issue per calendar year but no such notice shall be issued within 60 Business Days of a previous Redemption Transfer Intention unless approved by the Preferred Holder Majority (such approval not to be unreasonably withheld or delayed).

7.2 Following issue of a valid Redemption Transfer Notice in accordance with Clause 7.1, the Company may redeem some or all of the Series A Preferred Shares (pro-rata among all Holders) (the “Redemption”) at the Redemption Effective Time for the VWAP of the Series A Preferred Shares on an As-Converted Basis on the trading day prior to the Redemption Effective Time on an As-Converted Basis, payable in cash or Common Shares (at the Company’s election) (such amount being the “Redemption Amount”).

[1]	Note: agreed in principle but subject to input/confirmation by Deloitte.
[2]	Note: agreed in principle but subject to input/confirmation by PwC.

7.3 If the conditions in Clause 7.1(i) are satisfied but Clause 7.1(ii) is not satisfied because there are insufficient Capital Contribution Reserves to effect the Redemption (but all other mandatory Swiss law requirements, including Article 659 et seq. Swiss Code of Obligations, are complied with), the Company shall still have the right to issue a Redemption Transfer Notice specifying the Redemption Effective Time, which shall in this case be a date at least forty (40) calendar days after the date on which such notice is delivered to the Holders or such other date and time as the Preferred Holder Majority and the Company may agree. Such Redemption Transfer Notice shall also provide each Holder with the right to exercise the Put Option (in substitution for the Redemption, which would no longer occur), provided that such Holder delivers a Put Transfer Notice in accordance with Clause 5.1 above and so long as the Put Transfer Notice is delivered to the Company on a date at least ten (10) calendar days prior to the Redemption Effective Time.

8. Transfer Procedures.

8.1 Issuance and Delivery of Common Shares.

(a) If the Holder(s) and/or a Preferred Holder Majority (as applicable) validly deliver a Transfer Notice to the Company or the Company validly delivers a Transfer Notice to the Holder(s), and the Holder(s) surrender to the Company on or before the Effective Time the Series A Preferred Shares subject to such Transfer Notice, the Company shall deliver or cause to be delivered immediately following the Effective Time to the Holder(s) certificates (or book-entry shares) representing Common Shares in respect to the Series A Preferred Shares subject to such Transfer Notice.

(a) From and after the Effective Time, the relevant Holders shall cease to be entitled to any rights or privileges attached to the Series A Preferred Shares that are subject to the relevant Transfer Notice. The Company shall hold such Series A Preferred Shares in treasury, propose at the next ordinary general meeting of shareholders their cancellation and implement such resolution in accordance with Swiss law.

8.2 Conditions.

(a) The obligations of the relevant Holder to consummate the transactions at the Effective Time shall be subject to the satisfaction at the Effective Time of the following condition, which may be waived, in writing, exclusively by the Preferred Holder Majority or such Holder (as applicable): the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of (i) the Closing Date, as if made on and as of the Closing Date, and (ii) the Effective Time, as if made on and as of the Effective Time.

(b) The obligations of the Company to consummate the transactions at the Effective Time shall be subject to the satisfaction at the Effective Time of the following conditions, which may be waived, in writing, exclusively by the Company: the representations and warranties of the relevant Holder contained in this Agreement shall be true and correct in all respects as of the Effective Time, as if made on and as of the Effective Time.

9. Representations and Warranties of the Company.

9.1 The Company represents and warrants to the Holder as of the Closing Date and the Effective Time as follows:

(a) Organization and Qualification. The Company is duly organized and in good standing under the laws of Switzerland.

(b) Power and Authority. As of the date hereof, the Company has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement provided for herein, all of which have been duly authorized by all proper and necessary action and are not prohibited by the organizational instruments of the Company.

(c) Binding Obligation. This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(d) No Conflict. The execution, delivery and performance by the Company of this Agreement does not and will not: (i) violate any provision of law applicable to the Company, the organizational documents of the Company, or any order, judgment or decree of any court or other agency of government binding on the Company; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract or agreement to which the Company is a party or by which the Company or its respective property is bound; (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of the Company; or (iv) require any approval or consent of the Company under any contract or agreement to which the Company is a party or by which the Company or its respective property is bound.

10. Representations and Warranties of the Holder.

10.1 Each Holder represents and warrants to the Company as of the date hereof and as of the Effective Time as follows with respect to itself only:

(a) Organization and Qualification. The Holder, where not a natural person, is duly organized and in good standing under the laws of its place of establishment.

(b) Power and Authority. As of the date hereof, the Holder has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement provided for herein, all of which have been duly authorized by all proper and necessary action and, where the Holder is not a natural person, are not prohibited by the organizational instruments of the Holder.

(c) Binding Obligation. This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Holder, enforceable against the holder in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(d) No Conflict. The execution, delivery and performance by the Holder of this Agreement does not and will not: (i) violate any provision of law applicable to the Holder, any organizational documents of the Holder, or any order, judgment or decree of any court or other agency of government binding on the Company; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract or agreement to which the Holder is a party or by which the Holder or its respective property is bound; (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of the Holder; or (iv) require any approval or consent of the Holder under any contract or agreement to which the Holder is a party or by which the Holder or its respective property is bound.

(e) No Encumbrance: the Holder has not (i) granted to any Person (other than an Affiliate) any option, warrant or other rights to purchase or subscribe for any of such Series A Preferred Shares; or (ii) otherwise entered into any contract, commitment, agreement, understandings or arrangements providing for the sale or transfer of any of such Series A Preferred Shares, excluding in each case any arrangement that may be disclosed in a pending Transfer Notice. Subject to any rights of any proposed transferee referenced in a pending Transfer Notice, each Holder has good and marketable title to the Series A Preferred Shares, free and clear of any and all liens.

11. Anti-dilution

11.1 If after the date hereof, and subject to the provisions of Clause 13.3 below, the number of outstanding Common Shares is increased by a split-up of Common Shares or other similar event, then, on the effective date of such split-up or similar event, the number of Common Shares issuable on the exchange of each Series A Preferred Share shall be increased in proportion to such increase in the outstanding Common Shares.

11.2 If after the date hereof, and subject to the provisions of Clause 13.3 hereof, the number of outstanding Common Shares is decreased by a consolidation, combination, reverse share split or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Common Shares issuable on the exchange of each Series A Preferred Share shall be decreased in proportion to such decrease in outstanding Common Shares.

11.3 If, by reason of any adjustment made pursuant to this Agreement, a Holder would be entitled, upon the exercise of such Series A Preferred Share, to receive a fractional interest in a Common Share, the Company shall, upon such exchange, round to the nearest whole number for the number of Common Shares to be issued to such Holder.

12. Class Consent

If the Company intends to incur or increase Indebtedness and: (i) such Indebtedness would result in the Indebtedness Ratio being greater than five (5); and (ii) at the time of the proposed increase of such Indebtedness there would be at least EUR €25,000,000 of Series A Preferred Shares (based on a value of $10.00 per Series A Preferred Share and the average of the spot exchange rate as at 5:00 pm, New York time, on the five (5) Business Days ending five (5) Business Days before the Closing Date, as published by Bloomberg) outstanding, the proposed increase will require the prior written approval of the Preferred Holder Majority prior to such increase.

13. Waiver of right to board representative.

Each Holder acknowledges and agrees that the Articles do not provide for a board representative of holders of Series A Preferred Shares, and hereby waives the right for such board representative solely as a result of its holding of Series A Preferred Shares. For the avoidance of doubt, nothing in this Agreement shall have the effect of limiting or waiving any right that a Holder may have to nominate a board representative under any other agreement, arrangement or otherwise.

14. Registration and Voting Limitations.

Each Holder acknowledges that the Common Shares to be delivered to any Holder under this Agreement will be subject to Swiss law and the Articles as in effect from time to time including the generally applicable shareholder registration and voting limitations as may be set out in the Articles from time to time.

15. Assignment.

The Holders may transfer Series A Preferred Shares and assign their rights under this Agreement, subject only to the Articles and conditional upon to such transferee or assignee executing a Joinder Agreement in the form attached as Schedule 2 on or prior to such transfer.

16. Termination of Agreement.

This Agreement shall be terminated upon mutual written agreement of hereto or when no Series A Preferred Shares are held by any Holder provided that nothing herein shall relieve any party hereto from any liability or damages resulting from any breach of its obligations under this Agreement prior to termination. Notwithstanding anything contained herein to the contrary, Clauses 16 to 25.1(a) (inclusive) shall survive any termination of any provisions of this Agreement.

17. No Waiver of Rights.

No delay or failure on the part of the Company or any Holder, to exercise any right, power or privilege under this Agreement or any other agreement shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance between the parties hereto. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No notice to or demand on the Company or any Holder in any case shall entitle such Person to any other or further notice or demand in the same, similar or other circumstance.

18. Fees and Expenses.

Any applicable Swiss Securities Transfer Tax (Umsatzabgabe) shall be paid and borne by the Company.

19. Modification.

The terms of this Agreement may be waived, discharged or terminated only by an instrument in writing signed by the party (which, in the case of any Manager, may be executed and delivered by the Management Representative) against which enforcement of the change, waiver, discharge or termination is sought. No amendment, modification, waiver or other change of any of the terms of this Agreement shall be effective without the prior written consent of the Company and the SL/PG Shareholders (and, if the amendment or modification would have a material and disproportionate adverse effect on the Managers, then such instrument in writing shall be signed by the Management Representative as well).

20. Severability.

In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

21. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when telecopied or emailed (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Jeremy Henderson-Ross

General Counsel

Global Blue Group AG

Route de Crassier 7

1262 Eysins

Switzerland

If to the SL Shareholder:

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attention: Legal Depart.

Email: LegalStaff-UK@silverlake.com

with copies (which shall not constitute notice) to:

c/o Silver Lake Europe LLP

Broadbent House, 65 Grosvenor Street,

London W1K 3LH

Attention: Legal Depart.

Email: LegalStaff-UK@silverlake.com

and

Simpson Thacher & Bartlett LLP

Citypoint, One Ropemaker Street

London EC2Y 9HU

Attention: Clare Gaskell

Email: cgaskell@stblaw.com

If to the PG Shareholder:

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Email: pgadmin@partnersgroup.com

If to any Manager:

such notice shall be addressed or sent to the relevant

Manager at the address set out in his/her Joinder Agreement,

or to such other address or to such other Person as any party shall have last designated by such notice to the other parties.

22. Governing Law and Jurisdiction

This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its conclusion, existence, validity, invalidity, breach, amendment or termination (each, a “Dispute”), shall be finally resolved by arbitration under Rules of Arbitration of the International Chamber of Commerce (the “ICC”) in force at the time of such submission (the “Rules”). The Rules are deemed to be incorporated by reference into this Agreement except: (i) that any provision of such Rules relating to the appointment of an emergency arbitrator shall be excluded in its entirety; and (ii) as may be agreed by the Parties.

The number of arbitrators shall be three. The Claimant(s) shall nominate one arbitrator in the Request for Arbitration. The Respondent(s) shall nominate one arbitrator in the Answer to the Request. The two party-nominated arbitrators will then attempt to agree for a period of 30 days, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the International Court of Arbitration of the ICC shall select the third arbitrator (or any arbitrator that Claimant(s) or Respondent(s) shall fail to nominate in accordance with the foregoing).

The seat of arbitration shall be Zurich, Switzerland. The language of the arbitration shall be English.

The arbitral proceedings shall be subject to the provisions of Chapter 12 of the Swiss Private International Act, to the exclusion of the Third Part of the Swiss Code of Civil Procedure.

The Parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the existence of the arbitration, the arbitral proceedings, the submissions or the decisions made by the arbitral tribunal, including its awards to any non-parties or non-participants without the prior written consent of all parties to the arbitration, except to the extent: (i) required by law and applicable internal reporting requirements; or (ii) necessary to recognize, confirm or enforce the final award in the arbitration.

The Parties hereby agree that, in the event of a dispute relating to any matter contained both in this Agreement and in the Articles, the provisions of this Agreement will prevail and, in particular, the provisions of this Clause 22 shall take precedence over the dispute resolution provisions in the Articles.

23. Remedies; Specific Performance.

The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Clause 17, the Company will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any competent court of jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

24. No Recourse.

This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the parties that are expressly identified as parties hereto and no other past, present or future Affiliate, director, officer, employee, incorporator, member, manager, general or limited partner, shareholder, controlling person, fiduciary, agent, attorney or representative of any party hereto, or any other past, present or future Affiliate, director, officer, employee, incorporator, member, manager, general or limited partner, shareholder, controlling person, fiduciary, agent, attorney or representative of any of the foregoing shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Each party (other than a Manager) shall be entitled to enforce this clause against any other party on behalf of a person referred to in this clause.

25. Accounting Treatment

The parties hereby agree that, as of the date hereof, the intention is for the terms and conditions set out in this Agreement to enable the instrument to be characterized as an equity instrument in the Company’s accounts.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLOBAL BLUE GROUP HOLDING AG

By:

Name:
Title:

GLOBAL BLUE HOLDING LP

By its general partner:

SL GLOBETROTTER GP, LTD

By:

Name:
Title:

Schedule 1

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Conversion Agreement, dated as of [•] 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Conversion Agreement”) by and between (i) Global Blue Group Holding AG, a Swiss corporation (the “Company”), (ii) Global Blue Holding LP, an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry under number 95120 (the “PG Shareholder”), (iii) SL Globetrotter L.P., an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry under number 95120 (the “SL Shareholder” and, together with the PG Shareholder, the “SL/PG Shareholders”) and (iv) the several persons whose names and addresses are set out in each of his/her respective Joinder Agreements (each a “Manager” and, together, the “Managers”, and together with the SL/PG Shareholders, the “Holders”), and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Conversion Agreement.

By executing and delivering this Joinder Agreement to the Conversion Agreement, the undersigned hereby adopts and approves the Conversion Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming the beneficial owner and/or transferee of certain Series A Preferred Shares, to become a party as a “Holder” and to be bound by and comply with the provisions of, the Conversion Agreement applicable to the such assigning Holder, in the same manner as if the undersigned were an original signatory to the Conversion Agreement.

The undersigned acknowledges and agrees that Clauses 16 to (a) of the Conversion Agreement is incorporated herein by reference, mutatis mutandis.

Accordingly, Jacques Stern as duly appointed attorney of [MANAGER] has executed and delivered this Joinder Agreement as of __________________ 2020

(Signature)

Address:

Email address:

Exhibit B

Delivery of Per Share Merger Consideration – Step Plan

1.

Extraordinary General Meeting of New Topco to resolve in the presence of a notary to increase the share capital of New Topco (ordinary capital increase) by issuing to the Exchange Agent new registered shares of CHF 0.01 nominal value each in an amount equal to Per Share Merger Consideration payable in respect of the FPAC Common Shares (in this Exhibit B, the “New Topco Shares”);

2.	The Exchange Agent (acting in its name but for the account of the holders of the FPAC Shares) signs the subscription form for the New Topco Shares.

3.	The Merger Effective Time occurs and FPAC becomes a wholly owned subsidiary of US Holdco by operation of Delaware law and the Agreement.

4.

Exchange Agent to receive new membership interests in US Holdco and become a member of US Holdco (“New US Holdco Interests”). These New US Holdco Interests will be contributed to New Topco for the New Topco Shares.

5.

Exchange Agent (acting in its name but for the account of the holders of the FPAC Common Shares) enters into a contribution in kind agreement as required under Swiss law with New Topco regarding issuance of the New Topco Shares against contribution in kind of the New US Holdco Interests.

6.

Exchange Agent (acting in its name but for the account of the holders of the FPAC Shares) transfers title and ownership in the New US Holdco Interests to New TopCo and New Topco becomes the holder of such New US Holdco Interests.

7.	The board of directors of New Topco shall issue the report regarding the capital increase as required under Swiss law.

8.	The auditor of New Topco shall issue its verification report to New Topco as required under Swiss law.

9.

The board of directors of New Topco shall take the resolutions on the ascertainment and the execution of the capital increase, as well as the corresponding amendments to New Topco’s Articles of Association in the presence of a notary as required under Swiss law.

10.	Immediately upon completion of the above steps, New Topco shall file the duly signed application (incl. enclosures) regarding the capital increase with the commercial register.

11.

New Topco shall as soon as the capital increase is approved by and registered with the commercial register deliver the New Topco Shares to the Exchange Agent for delivery in accordance with the terms of the Agreement.

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

Dated as of [•], 2020

i

REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2020 (this “Agreement”), among (i) Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in [Wangen-Brüttisellen, Switzerland] (the “Company”), (ii) Global Blue Holding LP, an exempted limited partnership formed under the laws of the Cayman Islands (“GB Holding”), (iii) SL Globetrotter, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Globetrotter”), (iv) Far Point LLC, a Delaware limited liability company (“Far Point”), (v) Third Point Offshore Master Fund L.P., an exempted limited partnership formed under the laws of the Cayman Islands, Third Point Ultra Master Fund L.P., an exempted limited partnership formed under the laws of the Cayman Islands, Third Point Partners Qualified L.P., a Delaware limited partnership, Third Point Partners L.P., a Delaware limited partnership, Third Point Enhanced L.P., an exempted limited partnership formed under the laws of the Cayman Islands, Third Point Ventures LLC, a Delaware limited liability company, and Cloudbreak Aggregator LP, a Cayman Islands exempted limited partnership (collectively, “Third Point”), and each of the persons whose name appears on the signature pages hereto or becomes a party hereto pursuant to Section 3.4.

R E C I T A L S:

WHEREAS, capitalized terms used but not defined herein shall have the meaning set forth in Article II of this Agreement.

WHEREAS, this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of January [•], 2020, by and among the Company, Fair Point Acquisition Corporation, a Delaware corporation, Globetrotter, and the other parties thereto (the “Merger Agreement”); and

WHEREAS, the Company has agreed to grant the other parties hereto registration rights in respect of the ordinary shares, nominal value CHF 0.01 per share (the “Company Ordinary Shares”), warrants to acquire Company Ordinary Shares (the “Warrants”) and [insert title per New Topco articles] (the “Convertible Preferred Shares” and, together with the Company Ordinary Shares and the Warrants, the “Company Shares”) of the Company held by them, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

REGISTRATION

1.1. Demand Registrations.

(a) Subject to the terms and conditions hereof, solely if the Company has failed to file the Shelf Registration Statement or maintain its effectiveness as provided in Section 1.3, any Demand Shareholders (“Requesting Shareholders”) shall be entitled to make written requests of the Company

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(each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by such Requesting Shareholders (such amount, in the case where SL Sponsor is a Requesting Shareholder, to include a number of Registrable Securities held by the Escrow Agent determined pursuant to the Management Shareholders Agreement) that equals or is greater than the Registrable Amount (a “Demand Registration”). Thereupon the Company will, subject to the terms of this Agreement, use its reasonable best efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which the Company has been so requested to register by the Requesting Shareholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which the Company has been requested to register pursuant to Section 1.1(b), but subject to Section 1.1(h); and

(iii) all Company Shares which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 1.1, but subject to Section 1.1(h),

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional Company Shares, if any, to be so registered.

(b) A Demand shall specify (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known and (iii) the identity of the Requesting Shareholder(s). Within three (3) Business Days after receipt of a Demand, the Company shall give written notice of such Demand to all Other Holders of Registrable Securities. The Company shall include (but only on a pro rata basis among the Requesting Shareholder and the Other Holders that have requested to participate in such Demand Registration based upon the relative number of Registrable Shares then held by each such Requesting Shareholder and Other Holders) in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein from the Other Holders thereof within five (5) days after the Company’s notice required by this paragraph has been given, subject to Section 1.1(h). Each such written request shall comply with the requirements of a Demand as set forth in this Section 1.1(b).

(c) During each fiscal year of the Company, SL Sponsor shall have the right to request up to nine (9) Demand Registrations and/or deliver Take-Down Notices pursuant to Section 1.3, in the aggregate, and FP/TP Sponsor shall have the right to request up to three (3) Demand Registrations and/or deliver Take-Down Notices pursuant to Section 1.3, in the aggregate (of which only two (2) Take-Down Notices may be for Marketed Underwritten Shelf Offerings). Notwithstanding the foregoing, the FP/TP Sponsor shall not be entitled to request a Demand Registration, deliver a Take-Down Notice or a Piggyback Notice or sell Registrable Securities pursuant to a registration statement, at any time when the SL Sponsor is restricted from selling Registrable Securities pursuant to Clause 6.2 or Clause 6.9 of the Management Shareholders Agreement; provided, however, that this sentence shall not be applicable in so far as it relates to Clause 6.9 of the Management

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Shareholders Agreement if the FP/TP Sponsor (or Far Point or Third Point individually if it is requesting a Demand Registration, delivering a Take-Down Notice or otherwise selling Registrable Securities pursuant to a registration statement that in each case would not involve sales by the other) does not possess material nonpublic information with respect to the Company or its securities and has no representative on the Company Board. A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (A) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least one hundred eighty (180) days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder (provided that such period shall be extended for a period of time equal to the period the Holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (B) if, after it has become effective, such Demand Registration becomes subject, prior to one hundred eighty (180) days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority, other than by reason of any act or omission by the applicable Selling Stockholders.

(d) Demand Registrations shall be on Form F-1 or Form F-3 if the Company is eligible under Applicable Law to register Registrable Securities on Form F-3 or, if the Company reasonably believes another registration form of the Commission would be more appropriate, such other appropriate registration form of the Commission as shall be selected by the Company and reasonably acceptable to the Requesting Shareholders.

(e) The Company shall not be obligated to (i) subject to Section 1.1(c), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than one hundred eighty (180) days or (ii) effect any Demand Registration (A) within forty-five (45) days of a “firm commitment” Underwritten Offering in which all Demand Shareholders were offered “piggyback” rights pursuant to Section 1.2 (subject to Section 1.2(b)) and at least 90% of the number of Registrable Securities requested by such Demand Shareholders to be included in such Underwritten Offering were included and sold or (B) during the first year after the Closing Date, within three (3) months of the completion of any other Demand Registration.

(f) The Company shall be entitled to postpone (upon written notice to the Requesting Shareholders and any Other Holders whose Registrable Securities are covered by such Demand pursuant to Section 1.1(b)) the filing or the effectiveness of a registration statement for any Demand Registration in the event of a Blackout Period until the expiration of the applicable Blackout Period. In the event of a Blackout Period, the Company shall deliver to the Requesting Shareholders requesting registration and any Other Holders whose Registrable Securities are covered by such Demand pursuant to Section 1.1(b) a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in the definition of Blackout Period are met.

(g) If the Majority in Interest of the Requesting Shareholders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Requesting

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Shareholder or Other Holders that have requested to include Registrable Securities in such Registration shall be conditioned upon such Requesting Shareholder’s participation in such Underwritten Offering and the inclusion of such Requesting Shareholder’s Registrable Securities in such Underwritten Offering to the extent provided herein (for the avoidance of doubt, in the event that SL Sponsor acts as Requesting Shareholder on behalf of the Escrow Agent, including the Registrable Securities held by the Escrow Agent and included in the Underwritten Offering in accordance with the Management Shareholders Agreement). All such Requesting Shareholders and Other Holders (including the Escrow Agent and, if required, Management Shareholders) proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 1.1(g) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering pursuant to Section 1.1(i).

(h) If, in connection with a Demand Registration or Shelf Offering that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its (their) opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration or Shelf Offering would adversely affect the success thereof, then the Company shall include in such registration statement only such securities as the Company is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first pro rata among the Holders that have requested to participate in such Demand Registration or Shelf Offering based on the relative number of Registrable Shares then held by each such Holder (including, in the event that SL Sponsor has included Registrable Securities held by the Escrow Agent, such Registrable Shares, as if they were held by SL Sponsor); (ii) second, other securities of the Company duly requested to be included in such registration statement by other persons, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by the Company; and (iii) third, securities the Company proposes to sell.

(i) Any time that a Demand Registration or Shelf Offering involves an Underwritten Offering, the Majority in Interest of the Requesting Shareholders shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which of such managing underwriters will serve as lead or co-lead) and underwriters and their respective economics with respect to the offering of such Registrable Securities; provided that such investment banker(s) and manager(s) shall be subject to the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

1.2. Piggyback Registrations.

(a) Subject to the terms and conditions hereof, whenever the Company proposes to register any Company Ordinary Shares under the Securities Act for its own account or for the account of other persons who are not Demand Shareholders (other than the PIPE Registration Statement or a registration by the Company (i) on Form F-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, or (iii) pursuant to Section 1.1) (a “Piggyback Registration”), the Company shall give all Holders prompt written notice thereof (but not less than ten (10) days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of Company Shares proposed to be registered, the proposed date of filing of such registration statement with the Commission, the

4

proposed means of distribution, the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such Company Ordinary Shares, in each case to the extent then known. Subject to Sections 1.1 (b) and 1.2(b), the Company shall include in each such Piggyback Registration all Registrable Securities held by Holders (a “Piggyback Seller”) with respect to which the Company has received written requests (which written requests shall specify the number of Registrable Securities requested to be disposed of by such Piggyback Seller) for inclusion therein within ten (10) days after such Piggyback Notice is received by such Piggyback Seller.

(b) If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advises the Company that, in its opinion, the inclusion of all the Company Ordinary Shares sought to be included in such Piggyback Registration by (i) the Company, (ii) other Persons who have sought to have Company Ordinary Shares registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration pursuant to agreements entered into by the Company in accordance with Section 3.14 (such Persons, if any, being “Other Demanding Sellers”), (iii) the Piggyback Sellers and (iv) any other proposed sellers of Company Ordinary Shares (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the success thereof, then the Company shall include in the registration statement applicable to such Piggyback Registration only such Company Ordinary Shares as the Company is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of Company Ordinary Shares to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, pro rata based on the number of Registrable Shares then held by each such Piggyback Seller (including, in the case of SL Sponsor, Registrable Shares held by the Escrow Agent and included with SL Sponsor’s Registrable Shares as if they were held by SL Sponsor), (C) third, Company Ordinary Shares sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of Company Ordinary Shares proposed to be sold by such Other Demanding Sellers and (D) fourth, other Company Ordinary Shares proposed to be sold by any Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, such number of Company Ordinary Shares sought to be registered by each Other Demanding Seller and Piggyback Seller pro rata based on the number of Registrable Shares then held by all such Other Demanding Sellers and Piggyback Sellers (including, in the case of SL Sponsor, Registrable Shares held by the Escrow Agent and included with SL Sponsor’s Registrable Shares as if they were held by SL Sponsor), (B) second, Company Ordinary Shares to be sold by the Company and (C) third, other Company Ordinary Shares proposed to be sold by any Other Proposed Sellers.

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(c) For clarity, in connection with any Underwritten Offering under this Section 1.2 that is initiated by the Company, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s); in connection with any Underwritten Offering under this Section 1.2 that is not initiated by the Company, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Majority in Interest of the Holders of Registrable Securities participating in such offering and the lead managing underwriter(s).

(d) If, at any time after giving written notice of its intention to register any Company Ordinary Shares as set forth in this Section 1.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such Company Ordinary Shares, the Company may, at its election, give written notice of such determination to the Piggyback Sellers within five (5) Business Days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration; provided that Demand Shareholders may continue the registration as a Demand Registration pursuant to the terms of Section 1.1.

(e) Any time that a Piggyback Registration involves an Underwritten Offering that is initiated by the Company, the Company shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which of such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities and their respective economics; in the event that a Piggyback Registration involves an Underwritten Offering that is not initiated by the Company, the Majority in Interest of the Holders of Registrable Securities participating in such offering shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which of such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities and their respective economics; provided that such investment banker(s) and manager(s) shall be subject to the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

1.3. Shelf Registration Statement.

(a) Promptly, but in any event within forty-five (45) days from the date hereof, the Company shall file a registration statement on Form F-1 or any successor form thereto to register all of the Registrable Securities of the Holders (which registration statement shall be amended, converted or replaced, as provided in the following sentence, with a registration statement on Form F-3 or any successor form thereto (“Form F-3”)) providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”); provided, however, that notwithstanding the foregoing, the Company shall be entitled to delay the filing of the Shelf Registration Statement until such time as any financial statements required by Applicable Law are available for inclusion in the Shelf Registration Statement. The Company shall cause the Shelf Registration Statement to be amended and/or converted to, or replaced with, a registration on Form F-3 as promptly as reasonably practicable after the Company becomes eligible to use Form F-3 under Applicable Law. The Company shall use reasonable best efforts to cause to be declared effective by the Commission as soon as reasonably practicable after such filing date, the Shelf Registration Statement relating to the offer and sale, from time to time, of an amount of

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Registrable Securities then held and specified by such Demand Shareholders (and including Registrable Securities held by the Escrow Agent) that equals or is greater than the Registrable Amount and including a plan and method of distribution substantially in the form of Exhibit A or as otherwise specified.

(b) Subject to Section 1.3(c), the Company will use its reasonable best efforts to keep a Shelf Registration Statement continuously effective until the earlier of (i) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (ii) the date on which this Agreement terminates pursuant to Section 3.1.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the Holders whose Registrable Securities are registered under the Shelf Registration Statement, to require such Holders to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period. In the event of a Blackout Period, the Company shall deliver to such Holders a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in the definition of Blackout Period are met. After the expiration of any Blackout Period, the Company shall deliver a notice of such expiration to Holders of Registrable Securities and without any further request from a Holder of Registrable Securities, the Company to the extent necessary shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) If one or more Demand Shareholders deliver a notice to the Company (a “Take-Down Notice”) stating that such Demand Shareholder(s) intend to sell at least a Registrable Amount of Registrable Securities on the Shelf Registration Statement in an Underwritten Offering (a “Shelf Offering”), the Company shall promptly, and in a manner reasonably agreed with such Demand Shareholder(s) amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering. The Demand Shareholders shall have the right to request the number of Shelf Offerings provided for in Section 1.1(c). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters (a “Marketed Underwritten Shelf Offering”), unless the Take-Down Notice is executed by or on behalf of all the Demand Shareholders (even if all the Demand Shareholders are not participating in such Marketed Underwritten Shelf Offering), the Company shall forward the Take-Down Notice to all other Demand Shareholders whose Registrable Securities are included on the Shelf Registration Statement and the Company and such proposing Demand Shareholder(s) shall permit each such other Demand Shareholder to include (but only on a pro rata basis with the

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proposing Demand Shareholder based on the relative number of Registrable Shares then held by each such Demand Shareholder) its Registrable Securities (including, in the case of SL Sponsor, Registrable Securities held by the Escrow Agent in an amount determined in accordance with the Management Shareholders Agreement) included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such other Demand Shareholder notifies the proposing Demand Shareholder(s) and the Company within two (2) days after delivery of the Take-Down Notice to such other Demand Shareholder.

In connection with any Shelf Offering that is an Underwritten Offering but is not a Marketed Underwritten Shelf Offering (a “Non-Marketed Underwritten Shelf Offering”), the Company shall forward the Take-Down Notice to all other Demand Shareholders whose Registrable Securities are included on the Shelf Registration Statement and the Company and such proposing Demand Shareholder(s) shall permit each such other Demand Shareholder to include (but only on a pro rata basis with the proposing Demand Shareholder based on the relative number of Registrable Shares then held by each such Demand Shareholder) its Registrable Securities (including, in the case of SL Sponsor, Registrable Securities held by the Escrow Agent in an amount determined in accordance with the Management Shareholders Agreement) included on the Shelf Registration Statement in the Non-Marketed Underwritten Shelf Offering if such other Demand Shareholder notifies the proposing Demand Shareholder(s) and the Company within 24 hours of receiving the Take-Down Notice.

(e) For the avoidance of doubt, no Other Holders (except the Escrow Agent on behalf of the Management Shareholders as provided herein and, for the avoidance of doubt, except a non-proposing Demand Shareholder in accordance with Section 1.1(e)) will be entitled to participate in Shelf Offerings unless SL Sponsor determines otherwise in a written notice delivered to the Company and such Other Holders (in which case such Other Holders shall be treated the same as a non-proposing Demand Shareholder with respect to such Shelf Offerings).

(f) For the avoidance of doubt, any Shelf Offering will be subject to Sections 1.1(h) and (i).

(g) Upon the written request of any Demand Shareholder, the Company will file and seek the effectiveness of a post-effective amendment to the Shelf Registration Statement to register additional Registrable Securities that would have been included in the Shelf Registration Statement had they been owned by such Demand Shareholder on the date hereof (or, if such additional Registrable Securities cannot be registered pursuant to a post-effective amendment under Applicable Law, an additional shelf registration statement); provided that when the Company effects a Demand Shareholder request to file such a post-effective amendment (or additional shelf registration statement), it shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities in such amendment (or additional shelf registration statement).

1.4. Withdrawal Rights. Any Demand Shareholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration

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and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn if any other Demand Shareholder has requested that Registrable Securities be included in such registration; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each Demand Shareholder seeking to register Registrable Securities notice to such effect and, within ten (10) days following the mailing of such notice, such Demand Shareholders still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten (10) day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof.

1.5. Underwriter Lock-up Agreements. (a) In connection with any Underwritten Offering in which a Holder participates pursuant to Section 1.2, each such Holder agrees to enter into customary agreements, including such customary carve-outs and limitations as any such Holder may reasonably request, restricting the public sale or distribution of equity securities of the Company (including sales pursuant to Rule 144 or Rule 145 under the Securities Act) to the extent requested in writing by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the “pricing” of such Underwritten Offering) and continuing for not more than the lesser of (i) the period to which the Company (subject to customary carve-outs and limitations) is restricted and (ii) ninety (90) days for the first offering of Company Shares after the Closing Date and forty-five (45) days thereafter, in each case, after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to the Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, or such other period as is required by the lead managing underwriter(s). Any discretionary waiver or termination of the requirements under the foregoing provisions made by the Company or applicable lead managing underwriter(s) shall apply to each Holder on a pro rata basis.

(b) If any Demand Registration involves an Underwritten Offering or in the event of a Marketed Underwritten Shelf Offering, the Company will not effect any public sale or distribution of any ordinary share capital (or securities convertible into or exchangeable or exercisable for ordinary share capital) (other than a registration statement on Form F-4, Form S-8 or any successor forms thereto) for its own account, within ninety (90) days, after the date of such Underwritten Offering or Marketed Underwritten Shelf Offering, as applicable, except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering or Marketed Underwritten Shelf Offering, as applicable.

1.6. Registration Procedures.

(a) If and whenever the Company is required to use reasonable best efforts to effect the registration and/or offering of any Registrable Securities under the Securities Act as provided in Section 1.1, Section 1.2 or Section 1.3, the Company shall as expeditiously as reasonably practicable:

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(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable best efforts to cause such registration statement to become and remain effective pursuant to the terms of this Article I; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the Holders which are including Registrable Securities in such registration (“Selling Stockholders”), their counsel and the lead managing underwriter(s) and their counsel, if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel a reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein. The Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the Holders of a majority of Registrable Securities held by the Selling Stockholder(s), their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with Applicable Law;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article I, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the Holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such Holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 1.6(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with Applicable Law;

(iv) furnish to the Selling Stockholders and each underwriter, if any, of the securities being sold by such Selling Stockholders such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholders and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Stockholders;

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(v) use reasonable best efforts to register or qualify or cooperate with the Selling Stockholders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Selling Stockholders and any underwriter of the securities being sold by such Selling Stockholders shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary or reasonably advisable to enable such Selling Stockholders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Stockholders, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(vi) use reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use reasonable best efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the NASDAQ Stock Market;

(vii) use reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be reasonably necessary to enable the Selling Stockholder(s) thereof to consummate the disposition of such Registrable Securities;

(viii) use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(ix) in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Section 1.9 hereof with respect to the underwriter and all parties to be indemnified pursuant to said Section except as otherwise agreed by the Holders of a majority of the Registrable Securities being sold and (C) deliver such documents and certificates as are reasonably requested by the Holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriters(s), if any, to evidence

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the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;

(x) in connection with an Underwritten Offering, use reasonable best efforts to obtain (A) for the underwriter(s) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters and (B) for the Selling Stockholders and underwriter(s) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter to the extent deliverable in accordance with the policies of such accountants) signed by the independent public accountants who have certified the Company’s financial statements and, to the extent required, any other financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(xi) make available for inspection by the Selling Stockholders, any underwriter participating in any offering pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by such Selling Stockholders or underwriter (collectively, the “Inspectors”), such financial and other records, pertinent corporate documents and instruments of the Company (collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its subsidiaries (and use its reasonable best efforts to cause its auditors) to participate in customary due diligence calls and to supply all information in each case reasonably requested by any such representative, underwriter, attorney, agent or accountant in connection with such registration statement; provided, however, that the Company shall not be required to provide any information under this clause (xi) if (A) the Company reasonably believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) if either (1) the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Selling Stockholder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Selling Stockholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

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(xii) as promptly as practicable notify in writing the Selling Stockholders and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 1.6(a)(ix) cease to be true and correct in any material respect; and (F) subject to the provisions of this Agreement relating to a Blackout Period, upon the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Stockholder, promptly prepare and furnish to such Selling Stockholder a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xiii) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonably practicable date, except that, subject to the requirements of Section 1.6(a)(v), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xiii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xiv) cooperate with the Selling Stockholders and the lead managing underwriter(s) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the lead managing underwriter(s) or such Selling Stockholders may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

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(xv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xvi) have appropriate officers of the Company prepare and make presentations at a reasonable number of “road shows” and before analysts, as the case may be, and other information meetings reasonably organized by the underwriters and otherwise use its reasonable best efforts to cooperate as reasonably requested by the Selling Stockholders and the underwriters in the offering, marketing or selling of the Registrable Securities.

(b) The Company may require each Selling Stockholder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Stockholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such registration statement.

(c) Each Selling Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 1.6(a)(xii), such Selling Stockholder shall forthwith discontinue such Selling Stockholder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 1.6(a)(xii), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, that the amount of time the Holder is required to discontinue disposition of such securities shall not exceed thirty (30) days; provided, further, that the Company shall extend the time periods under Section 1.1(c) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the Holder is required to discontinue disposition of such securities.

(d) For the avoidance of doubt, in the event that Registrable Securities held by the Escrow Agent are being registered and sold in connection with a Demand Registration or a Piggyback Registration, SL Sponsor shall be entitled to act on behalf of the Escrow Agent as Holder on behalf of the Management Shareholders in accordance with its obligations under the Management Shareholders Agreement and the Escrow Agreement to include such Registrable Securities as if they were held by SL Sponsor in any action taken by SL Sponsor; provided that the Escrow Agent shall be entitled to receive notices directly from the Company pursuant to Section 1.1(b) and Section 1.2(a) in its capacity as Other Holders holding Registrable Securities on behalf of Management Shareholders.

(e) With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration , the Company shall:

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(i) use reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, at any time when the Company is subject to such reporting requirements;

(iii) furnish to any Holder, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company with the Commission as such Holder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available); and

(iv) otherwise provide such Holder with such customary assistance as is reasonably requested.

1.7. Registration Expenses. All fees and expenses incident to the Company’s performance of its obligations under this Article I, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 1.6(a)(v)) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121), (b) all printer, printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a Demand Shareholder) and copying expenses, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions), (e) expenses incurred in connection with any “road show” and (f) reasonable and documented fees and disbursements of one counsel (together with one local counsel) for all Holders whose Registrable Securities are included in a registration statement, which counsel shall be selected by the Holders of a majority of the Registrable Securities (including, in the case of SL Sponsor, Registrable Securities held by the Escrow Agent) being sold in connection therewith, shall be borne solely by the Company whether or not any registration statement is filed or becomes effective or any offering is completed. In connection with the Company’s performance of its obligations under this Article I, the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Stockholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Stockholder’s Registrable Securities pursuant to any registration.

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1.8. Miscellaneous.

(a) Except with respect to the Shelf Registration Statement, ot less than two (2) days (and in the case of Section 1.3(d), 24 hours) before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each Holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such Holder to register Registrable Securities in such registration statement of the information, documents and instruments from such Holder that any underwriter reasonably requests in connection with such registration statement, including, to the extent applicable, a questionnaire, custody agreement, power of attorney, lock-up letter (not to exceed a sixty (60) days lock-up period) and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the day before the expected filing date, the Requested Information from such Holder, the Company may file the registration statement without including Registrable Securities of such Holder. The failure to so include in any registration statement the Registrable Securities of a Holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such Holder.

(b) The Company shall not grant any demand, piggyback or shelf registration rights, the terms of which are senior to or conflict with the rights granted to the Holders of Registrable Securities hereunder to any other Person, or enter into any other agreements that conflict with the rights granted to the Holders of Registrable Securities under this Agreement (except to the extent contemplated under the definition of Blackout Period), without the prior written consent of Demand Shareholders holding a majority of the Registrable Securities then held by all Demand Shareholders. The foregoing shall not apply to the PIPE Registration.

(c) The Company will cooperate with the Holders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates or book entries (which, in either case, shall not bear any restrictive legends) representing shares to be sold by any Holder pursuant to any registration statement or sold pursuant to Rule 144 or Rule 145 under the Securities Act, and enable such shares to be in such denominations and registered in such names as the selling Holders or managing underwriter(s) may request.

1.9. Registration Indemnification.

(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by Law, each Selling Stockholder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Stockholder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus, Free Writing Prospectus or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by any information furnished in writing to the Company by any Selling Stockholder expressly for use therein.

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(b) In connection with any registration statement in which a Selling Stockholder is participating, without limitation as to time, each such Selling Stockholder shall, severally and not jointly, indemnify the Company, its directors, officers, stockholders, employees, managers, partners and agents, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus, Free Writing Prospectus or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information regarding such Selling Stockholder furnished to the Company by such Selling Stockholder expressly for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Selling Stockholder shall be liable under this Section 1.9(b) for amounts in excess of the net proceeds received by such Holder in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there are defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) a conflict of interest exists between the interests of the indemnifying party and the indemnified party, (iii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either of which events the indemnified party shall be promptly reimbursed by the indemnifying party for the reasonable fees and expenses

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incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith) plus one local counsel or (iv) such indemnifying party otherwise so agrees). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.

(e) The indemnification and contribution provided for under this Agreement shall survive the sale of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Stockholder shall be required to make a contribution in excess of the net proceeds received by such Selling Stockholder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

ARTICLE II

DEFINITIONS

2.1. Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

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“Adjusted Warrants” means, as of any date of calculation, the number of Warrants equal to ((a – b) / a) * c, where

a = the VWAP of the Company Ordinary Shares for the 15 trading days prior to the date of calculation;

b = the average exercise price of the Warrants held by an applicable Holder; and

c = the number of Warrants held by an applicable Holder.

“Affiliate” means, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), (b) for the avoidance of doubt, if such specified Person is an investment fund, any other investment fund, the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof, and (c) if such specified Person is a natural Person, any family member of such natural Person. “Controlled” and “controlling” shall be construed accordingly. Notwithstanding the foregoing, for all purposes of this Agreement, in no event shall an Affiliate of any Sponsor include any “portfolio company” (as such term is customarily used among institutional investors) of any Person..

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person, its assets, properties, operations or business.

“Beneficial Owner” or “Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

“Blackout Period” means in the event that the Board of Directors of the Company determines in good faith that the registration or sale of Registrable Securities would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect the Company, a period of up to thirty (30) days; provided that a Blackout Period may not occur more than twice in any period of 12 consecutive months and no more than thirty (30) days in a 180 day period.

“Business Day” means a day on which banks are generally open for normal business in New York, New York, which day is not a Saturday or a Sunday.

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“Closing Date” has the meaning set forth in the Merger Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the preamble.

“Company Ordinary Shares” has the meaning set forth in the recitals.

“Convertible Preferred Shares” has the meaning set forth in the recitals.

“Company Shares” has the meaning set forth in the recitals.

“Demand” has the meaning set forth in Section 1.1(a).

“Demand Registration” has the meaning set forth in Section 1.1(a).

“Demand Shareholder” means any Sponsor that holds Registrable Securities.

“Escrow Agent” means [•].

“Escrow Agreement” means the escrow agreement dated as of [•], 2020 entered into by and among SL Sponsor, the Management Shareholders and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Far Point” has the meaning set forth in the preamble.

“Form F-3” has the meaning set forth in Section 1.3(a).

“FP/TP Sponsor” means, collectively, (i) Far Point and (ii) Third Point.

“Free Writing Prospectus” has the meaning set forth in Section 1.6(a)(iv).

“GB Holding” has the meaning set forth in the preamble.

“Globetrotter” has the meaning set forth in the preamble.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or applicable exchange or self-regulatory organization, including FINRA.

“Holder” means each holder of Registrable Securities that is a party to this Agreement.

“Inspectors” has the meaning set forth in Section 1.6(a)(xi).

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“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other order, judgment, decree, constitution, law, ordinance, regulation, statute, treaty, code, rule, by-law, writ, injunction, decision, arbitration award, franchise, license, agency requirement, permit or other award of any Governmental Authority, or any policy, guideline, notice or protocol, in each case, to the extent that it has the force of law.

“Losses” has the meaning set forth in Section 1.9(a).

“Majority in Interest” means holders of the majority of the Registrable Shares held by the relevant Holders (including, in the case of SL Sponsor, Registrable Shares held by the Escrow Agent).

“Management Shareholders” means the managers of the Company who are or become parties to the Management Shareholders Agreement.

“Management Shareholders Agreement” means the management shareholders agreement dated as of [•], 2020, entered into by and among GB Holding, Globetrotter, the management representative named therein, the Company, Partners Group Private Equity (Master Fund), LLC, Partners Group Barrier Reef, L.P. and Partners Group Client Access 5, L.P. Inc. .

“Marketed Underwritten Shelf Offering” has the meaning set forth in Section 1.3(e).

“Merger Agreement” has the meaning set forth in the recitals.

“Non-Marketed Underwritten Shelf Offering” has the meaning set forth in Section 1.3(e).

“Other Demanding Sellers” has the meaning set forth in Section 1.2(b).

“Other Holder” means each Holder other than, in the case of a Demand, the Requesting Shareholder that delivers a Demand pursuant to Section 1.1 and, in the case of a Shelf Offering, the Demand Shareholder that delivers a Shelf Notice or Take-Down Notice pursuant to Section 1.3.

“Other Proposed Sellers” has the meaning set forth in Section 1.2(b).

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Piggyback Notice” has the meaning set forth in Section 1.2(a).

“Piggyback Registration” has the meaning set forth in Section 1.2(a).

“Piggyback Seller” has the meaning set forth in Section 1.2(a).

“PIPE Registration” means the registration rights granted to certain investors in the Company pursuant to certain PIPE Agreements (as defined in the Merger Agreement).

“Records” has the meaning set forth in Section 1.6(a)(xi).

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“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $30 million, based on the anticipated offering price (as reasonably determined in good faith by the Company), without regard to any brokers’ fees, or underwriting discount or commission.

“Registrable Securities” means any Company Shares or any other shares received in respect of the shares in connection with any stock split or subdivision, stock dividend, distribution or similar transaction; provided that, any such securities shall cease to be Registrable Securities upon the earliest of (i) when they are sold by a Holder pursuant to an effective registration statement under the Securities Act, (ii) when they have been sold by a Holder pursuant to Rule 144 or Rule 145 under the Securities Act, and (iii) when they shall have ceased to be outstanding.

“Registrable Shares” means any Company Ordinary Shares, Company Preferred Shares (on an as converted basis), Adjusted Warrants or any other shares received in respect of the foregoing shares in connection with any stock split or subdivision, stock dividend, distribution or similar transaction; provided that, any such securities shall cease to be Registrable Shares upon the earliest of (i) when they are sold by a Holder pursuant to an effective registration statement under the Securities Act, (ii) when they have been sold by a Holder pursuant to Rule 144 or Rule 145 under the Securities Act, and (iii) when they shall have ceased to be outstanding.

“Requested Information” has the meaning set forth in Section 1.8(a).

“Requesting Shareholders” has the meaning set forth in Section 1.1(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholders” has the meaning set forth in Section 1.6(a)(i).

“Shareholders Agreement” means the shareholders agreement dated as of January [•], 2020 relating to the Company, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Shelf Offering” has the meaning set forth in Section 1.3(d).

“Shelf Registration Statement” has the meaning set forth in Section 1.3(a).

“SL Sponsor” means (a) all Silver Lake (as defined in the Merger Agreement]) entities and Affiliates of such entities that hold Registrable Securities, (b) any transferee of any of the Persons referenced in clause (a) to which shares are transferred by such Person referenced in clause (a) and that becomes a party hereto pursuant to Section 3.4 and (c) any transferee of any of the Persons included in clause (b) of this definition to which shares are transferred by such Person and that becomes a party hereto pursuant to Section 3.4; provided that at such time, if any, as GB Holding ceases to be an Affiliate of Silver Lake or transfers all Registrable Securities held by it to its limited partners, GB Holding or such limited partners, as the case may be, shall no longer be “SL Sponsor” under this Agreement.

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“Sponsors” means the SL Sponsor and FP/TP Sponsor.

“Take-Down Notice” has the meaning set forth in Section 1.3(d).

“Third Point” has the meaning set forth in the preamble

“Transfer” means any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“VWAP” means, for any security as of any date(s), the daily dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (with “Market” function set to “VWAP”, “Currency” function set to “USD”, and “Period” function set to “Daily”; the resulting VWAP is shown next to the “Average” label).

2.2. Interpretation. Whenever used herein, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section, Exhibit or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. If, and as often as, there is any change in the outstanding Company Shares by reason of stock dividends, splits, reverse splits, spin-offs, split-ups, mergers, reclassifications, reorganizations, recapitalizations, combinations or exchanges of shares and the like, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

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ARTICLE III

MISCELLANEOUS

3.1. Term. This Agreement will be effective as of the Closing (as defined in the Merger Agreement) and shall terminate, with respect to any Holder: (i) on the date when such Holder (together with its Affiliates) Beneficially Owns in the aggregate shares constituting less than three (3)% of the outstanding Company Shares and can sell such shares pursuant to Rule 144 or Rule 145 under the Securities Act without restriction, or (ii) at any time by written notice by such Holder to the Company; provided that in the event of any termination pursuant to this Section 3.1, any such Holder shall not sell any shares during any Blackout Period pending at the time of such termination. Section 1.9 and Articles II and III shall survive any termination.

3.2. Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) If to any Holder, to such Holder at the address indicated on Schedule A hereto.

(b) if to the Company, to:

[__________]

[________________]

[________________]

Facsimile: [•]

E-mail: [•]

Attention: [•]

3.3. Amendments and Waivers. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (i) the Company and (ii) Holders Beneficially Owning a majority of the Registrable Securities then Beneficially Owned by all Holders. In addition, any amendment or modification to this Agreement that would in any material respect have a disproportionately adverse effect on any Holder’s rights hereunder shall require the prior written consent of a Majority in Interest of the Holders whose rights are disproportionately adversely affected. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

3.4. Successors and Assigns and Transferees. SL Sponsor may assign all or a portion of its rights hereunder to any of its transferees to which SL Sponsor transfers all or any of its Registrable Securities in accordance with the Shareholders Agreement; provided that such transferee shall only be

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admitted as a party hereunder and assume SL Sponsor’s rights and obligations under this Agreement upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to the Company agreeing to be bound by the terms and conditions of this Agreement as if such person were a Holder party hereto; whereupon such Person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as SL Sponsor with respect to the transferred Registrable Securities. Except as provided in the immediately preceding sentence, neither this Agreement not any of the rights or obligations hereunder shall be transferred or assigned by any of the parties hereto. Subject to the foregoing provisions of this Section 3.4, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 3.4 shall be void.

3.5. Severability. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

3.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

3.7. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement, the Support and Standstill Agreement and the Confidentiality Agreement (each as defined in the Merger Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

3.8. APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE COMPANY OR THE SPONSORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY

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UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON SUCH PARTY AS PROVIDED IN SECTION 3.2 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PARTY.

3.9. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE SPONSORS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE COMPANY OR THE SPONSORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

3.10. Specific Performance. The parties hereto agree that monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is expressly agreed that the parties hereto shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or in equity.

3.11. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns; provided that the Persons indemnified under Section 1.9 are intended third party beneficiaries of Section 1.9.

3.12. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling

26

Person, fiduciary, representative or employee of any Sponsor (or any of their heirs, successors or permitted assigns), or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing Persons, but in each case not including the named parties hereto (each, a “Non-Liable Person”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against any Non-Liable Person, by the enforcement of any assignment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, such obligations or their creation.

3.13. Other Agreements. Nothing in this Agreement shall limit or affect any other agreement to which any Holder is or may be a party, including any PIPE Agreement or Shareholders Agreement (as such terms are defined in the Merger Agreement).

3.14. Other Registration Rights. The Company shall not grant any registration rights with respect to any securities of the Company, other than the rights agreed to hereunder, without the prior written consent of the Sponsors. The foregoing shall not apply to the PIPE Registration.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

GLOBAL BLUE GROUP HOLDING AG

By:
Name:
Title:

1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

SL SPONSOR

SL GLOBETROTTER, L.P.

By:	SL Globetrotter GP, Ltd., its general partner

By:
Name:
Title:

GLOBAL BLUE HOLDING L.P.

By:	SL Globetrotter GP, Ltd., its general partner

By:
Name:
Title:

FP/TP SPONSOR

FAR POINT LLC

By: Third Point LLC, investment manager of Cloudbreak Aggregator LP, its managing member

By:
Name:
Title:

2

THIRD POINT OFFSHORE MASTER FUND, L.P.

By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT ULTRA MASTER FUND L.P.

By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT PARTNERS QUALIFIED L.P.

By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT PARTNERS L.P.

By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT ENHANCED L.P.

By:	Third Point LLC, its investment manager

By:
Name:
Title:

3

CLOUDBREAK AGGREGATOR LP

By:	Third Point LLC, its investment manager

By:
Name:
Title:

4

THIRD POINT VENTURES LLC, as nominee for funds managed and/or advised by Third Point LLC

By:	Third Point LLC, its Attorney-in-Fact

By:
Name:
Title:

Third Point Ventures LLC executes this signature page as nominee for funds managed and/or advised by Third Point LLC and not in its individual capacity. All information and representations and warranties of Third Point Ventures LLC herein are provided by and with respect to such funds.

5

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

OTHER HOLDERS

By:
Name: Stanley McChrystal

By:
Name: Nicole Seligman

By:
Name: Laurence A. Tosi

By:
Name: David Bonanno

By:
Name: Kelly Vallante

EXHIBIT A

PLAN OF DISTRIBUTION

The selling securityholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the shares of common stock (collectively, “Securities”) covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling securityholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the Securities covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of the Securities. We will not receive any proceeds from the sale of our notes and the common stock covered hereby.

The selling securityholders may sell the Securities covered by this prospectus from time to time, and may also decide not to sell all or any of the Securities that they are allowed to sell under this prospectus. The selling securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling securityholders in one or more types of transactions, which may include:

•

purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the Securities for whom they may act as agent;

•

one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	the pledge of Securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of Securities;

•	short sales or transactions to cover short sales relating to the Securities;

•	one or more exchanges or over the counter market transactions;

•

through distribution by a selling securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of the selling securityholders; and

•	any combination of the foregoing, or any other available means allowable under applicable law.

A selling securityholder may also resell all or a portion of its Securities in open market transactions in reliance upon Rule 144 or Rule 145 under the Securities Act provided it meets the criteria and conforms to the requirements of Rule 144 or Rule 145, as applicable, and all applicable laws and regulations.

The selling securityholders may enter into sale, forward sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling securityholder or borrowed from the selling securityholders or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in a supplement or a post-effective amendment to the registration statement of which this prospectus is a part as may be required.

In addition, the selling securityholders may engage in hedging transactions with broker-dealers in connection with distributions of Securities or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling securityholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the Securities so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those Securities to investors in our securities or the selling securityholders’ securities or in connection with the offering of other securities not covered by this prospectus.

To the extent necessary, the specific terms of the offering of Securities, including the specific Securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any underwriter, broker-dealer or agent, if any, and any applicable compensation in the form of discounts, concessions or commissions paid to underwriters or agents or paid or allowed to dealers will be set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part. The selling securityholders may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase Securities from the selling securityholders at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. Any contracts like this will be described in and be subject to the conditions set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders. Broker-dealers or agents may also receive compensation from the purchasers of Securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in the resales.

In connection with sales of Securities covered hereby, the selling securityholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling securityholders may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, any profits realized by the selling securityholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” under the Securities Act must deliver this prospectus in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act or satisfied in accordance with Rule 174 under the Securities Act.

We and the selling securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling securityholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling securityholders or their affiliates in the ordinary course of business.

In order to comply with applicable securities laws of some states or countries, the Securities may only be sold in those jurisdictions through registered or licensed brokers or dealers and in compliance with applicable laws and regulations. In addition, in certain states or countries the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or country or an exemption from the registration or qualification requirements is available. In addition, any Securities of a selling securityholder covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 145 under the Securities Act may be sold in open market transactions under Rule 144 or Rule 145 rather than pursuant to this prospectus.

In connection with an offering of Securities under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities offered under this prospectus. As a result, the price of the    Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, the NASDAQ Stock Exchange or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.

Articles of Association NYSE Listing Global Blue Group Holding AG	Exhibit D

STATUTEN der Global Blue Group Holding AG (Global Blue Group Holding SA) (Global Blue Group Holding Ltd)	ARTICLES OF ASSOCIATION of Global Blue Group Holding AG (Global Blue Group Holding SA) (Global Blue Group Holding Ltd)

I.   GRUNDLAGEN

Artikel 1: Firma, Sitz

Unter der Firma

Global Blue Group Holding AG
(Global Blue Group Holding SA)
(Global Blue Group Holding Ltd)

besteht eine Aktiengesellschaft gemäss Artikel 620 ff. OR mit Sitz in Wangen-Brüttisellen. Die Dauer der Gesellschaft ist unbeschränkt.

I.   GENERAL PROVISIONS

Article 1: Corporate Name, Registered Office

Under the corporate name

Global Blue Group Holding AG
(Global Blue Group Holding SA)
(Global Blue Group Holding Ltd)

a Company exists pursuant to Articles 620 et seq. of the Swiss Code of Obligations (“CO”) having its registered office in Wangen-Brüttisellen. The duration of the Company is unlimited.

Artikel 2: Zweck

Der Zweck der Gesellschaft ist der Erwerb und die Verwaltung von Beteiligungen an in- und ausländischen Unternehmungen, insbesondere von beherrschenden Beteiligungen an Gesellschaften, welche im Bereich MwSt Rückerstattung, Fremdwährungstausch, Marketingdienstleistungen, Verkaufsstellen-Technologie, Ausbildung von Verkaufspersonal und Kundeninformationen tätig sind, die Führung und nachhaltige Entwicklung dieser Beteiligungsgesellschaften im Rahmen einer Unternehmensgruppe sowie die Bereitstellung der finanziellen und organisatorischen Voraussetzungen für die Führung einer Unternehmensgruppe.

Article 2: Purpose

The purpose of the Company is to acquire, hold and manage investments in domestic and foreign companies, in particular of controlling investments in companies active in the areas of VAT/GST tax refund, currency conversion, marketing services, point-of-sale technology, retail staff education, and customer intelligence, the management and sustainable development of these investment companies within a group of companies as well as the provision of financial and organizational means for the management of a group of companies.

Die Gesellschaft kann im In- und Ausland Liegenschaften und Immaterialgüterrechte erwerben, belasten, verwerten und verkaufen sowie Tochtergesellschaften und Zweigniederlassungen errichten und finanzieren.	The Company may acquire, mortgage, utilize and sell real estate properties and intellectual property rights in Switzerland and abroad as well as incorporate and finance subsidiaries and branches.

Die Gesellschaft kann alle der Verwirklichung ihres Zweckes förderlichen kommerziellen und finanziellen Transaktionen durchführen, insbesondere Kredite gewähren und aufnehmen, Obligationenanleihen ausgeben, Bürgschaften und Garantien abgeben, Sicherheiten stellen sowie Anlagen in allen marktgängigen Anlagemedien vornehmen.	The Company may engage in all kinds of commercial and financial transactions that are beneficial for the realisation of its purpose, in particular provide and take out loans, issue bonds, provide suretyships and guarantees, provide collateral as well as make investments in all marketable investment classes.

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II.   KAPITAL

Artikel 3a: Aktienkapital

Das Aktienkapital der Gesellschaft beträgt CHF [•] und ist eingeteilt in [•] auf den Namen lautendende Stammaktien mit einem Nennwert von je CHF [•0.01] und [•] wandelbare auf den Namen lautende Vorzugsaktien der Kategorie A mit einem Nennwert von je CHF [•0.01] (“Vorzugsaktie der Kategorie A”). Die Aktien sind vollständig liberiert.

II.   CAPITAL

Article 3a: Share Capital

The share capital of the Company amounts to CHF [•] and is divided into [•] registered common shares with a nominal value of CHF [•] each and [•] registered series A convertible preferred shares with a nominal value of CHF [•] each (“Series A Preferred Shares”). The share capital is fully paid-up.

Artikel 3b: Wandelbare Vorzugsaktien der Kategorie A

1.  Die Vorzugsaktien der Kategorie A haben dieselben Rechte wie die Stammaktien, einschliesslich des Rechts auf Dividenden (einschliesslich Liquidationsdividende) und Stimm- und Mitwirkungsrechte.

Article 3b: Convertible Series A Preferred Shares 1. The Series A Preferred Shares have the same dividend (including liquidation dividends), voting and other rights as common shares.

2. Jede Vorzugsaktie der Kategorie A verleiht ein Recht auf eine (zusätzliche) Vorzugsdividende (“Vorzugsdividende”).	2. Each Series A Preferred Share confers an (additional) preference dividend (“Preference Dividend”) as follows:

a.   Für die für das Geschäftsjahr 2025/2026 (d.h. erstmals an der ordentlichen Generalversammlung 2026) und danach beschlossenen Dividendenbeschlüsse (einschliesslich Beschlüsse betreffend ausschüttbare Reserven) ein Betrag entsprechend 8% p.a. (“Prozentsatz”) von USD 10, unter der Voraussetzung, dass die Generalversammlung eine entsprechende Dividende beschliesst und die einschlägigen Bestimmungen des Schweizerischen Obligationenrechts sowie sonstige für die Gesellschaft geltende rechtliche Vorschriften eingehalten werden. Insbesondere darf keine Vorzugsdividende ausgerichtet werden, insoweit kein Bilanzgewinn oder ausschüttbare Reserven bestehen.

a.   For dividends resolved (including resolutions regarding distributable reserves) for the financial year 2025/2026 (i.e. the first time at the ordinary General Meeting of Shareholders 2026) and thereafter an amount equal to 8% per annum (“Percentage”) of USD 10, under the prerequisite that the General Meeting of Shareholders resolves a corresponding dividend and that the relevant provisions of the CO, as well as the other legal requirements applicable to the Company are complied with. In particular no Preference Dividend may be distributed to the extent no balance sheet profit or distributable reserves are available for distribution.

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b. Der Prozentsatz erhöht sich in jedem auf das Geschäftsjahr 2025/2026 folgenden Geschäftsjahr jeweils um einen weiteren Prozentpunkt p.a.	b. The Percentage shall increase in each financial year after 2025/2026 by an additional one percentage point per annum.

c.   Die Generalversammlung kann beschliessen, in einem Geschäftsjahr keine Dividende auszuschütten, oder eine Dividende auszuschütten, welche zur vollständigen Zahlung einer Vorzugsdividende nicht ausreicht; diesfalls verfällt am Ende dieses Jahres der entsprechende restliche Betrag der Vorzugsdividende für dieses Geschäftsjahr, dieser Betrag wird nicht auf das nächste Geschäftsjahr vorgetragen und erhöht den auf der Basis des künftig anwendbaren Prozentsatzes nicht.

c.   The General Meeting of Shareholders may resolve in any given year not to distribute dividends, or to distribute dividends in an amount not covering the full amount of the Preference Dividend; in such cases the respective remaining amount of the Preference Dividend of such year is forfeited at the end of such year, shall not be carried forward to the following year(s) and does not increase the basis of the subsequently applicable Percentage.

Die ordentliche Dividende für die Stamm- und Vorzugaktien der Kategorie A kann beschlossen werden, nachdem die Generalversammlung die Bezahlung der Vorzugsdividende für das betreffende Jahr vollumfänglich beschlossen hat.

The regular dividend on the common shares and Series A Preferred Shares can be resolved once the General Meeting of Shareholders has approved the payment of the Preference Dividend for the respective year in full.

3.  Die Inhaber der Vorzugsaktien der Kategorie A haben ein Recht auf einen Vorweganteil am Liquidationsergebnis nach Tilgung der Schulden, wobei der Betrag pro Vorzugsaktie 10 (zehn) USD (United States Dollars) entspricht. Nach Auszahlung des Vorzugsanteils am Liquidationsergebnis an die Vorzugsaktien der Kategorie A, ist das restliche Liquidationsergebnis unter den Stammaktien zu verteilen.

3.  Each Series A Preferred Share confers the right to receive after all debts have been satisfied a priority share of the liquidation proceeds in an amount equal to 10 (ten) USD (United States Dollars). After distribution of the liquidations proceeds to the Series A Preferred Shares, the remainder shall be distributed on the common shares.

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4.  Die Gesellschaft ist im Rahmen des gesetzlich Zulässigen ermächtigt, alle oder einen Teil der Vorzugsaktien der Kategorie A gegen Bargeld und/oder Stammaktien (aus dem Eigenbestand oder Stammaktien aus genehmigtem Kapital) auf der Basis einer Vereinbarung mit den Vorzugsaktionären, welche den Vorzugsaktionären Andienungsrechte und der Gesellschaft Erwerbs- und Rückkaufsrechte einräumt, zu vereinbaren (die “Eintauschvereinbarung”).

4.  To the extent permitted by applicable law, the Company is authorized to acquire all or any portion of the Series A Preferred Shares in exchange for cash and/or common shares (sourced, in particular, from treasury shares or shares issued out of authorized share capital) pursuant to a contractual arrangement between the Company and the holders of the Series A Preferred Shares which grants the holders put rights and the Company call rights and redemption rights (the “Conversion Agreement”).

5.  Die Ausgabe neuer Vorzugsaktien und die Abänderung bzw. Aufhebung dieses Artikels 3b bedarf der Zustimmung einer Sonderversammlung der Inhaber der Vorzugsaktien der Kategorie A mit der Mehrheit der anwesenden Stimmen (die “Sonderversammlung”). [•German translation to be included once English version agreed] Für die Vernichtung von Vorzugsaktien der Kategorie A, welche im Eigenbestand der Gesellschaft oder ihrer Tochtergesellschaften gehalten werden.

5.  The issuance of any preferred shares as well as the modification and cancellation, respectively, of this Article 3b requires the approval of a special meeting of the Series A Preferred Shares with a majority of the votes present at the meeting (the “Special Meeting”). In addition, approval by the Special Meeting is required for (a) the approval of a merger which would result in a holder of a Series A Preferred Share receiving less than 10 (ten) USD (United States Dollars) per Series A Preferred Share or (b) in case of resolutions by a General Meeting of Shareholders being held in the context of a public tender offer for all or part of the shares of the company, to the extent that a holder of a Series A Preferred Share would receive less than 10 (ten) USD (United States Dollars) per Series A Preferred Share. However, no Special Meeting is required for the cancellation of Series A Preferred Shares which are held in treasury by the Company or its subsidiaries.

6.  Im Falle der Ausgabe von neuen Stammaktien haben die Vorzugsaktien der Kategorie A dieselben Bezugs- und Vorwegzeichnungsrechte wie die Stammaktien. Der Ausschluss von Bezugs- und Vorwegzeichnungsrechte auf Stammaktien bedarf keiner Zustimmung der Sonderversammlung.

6.  The Series A Preferred Shares confer the same pre-emptive rights and advance subscription rights for newly issued common shares as the common shares. The exclusion of pre-emptive or advance subscription rights for common shares does not require approval by the Special Meeting.

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Artikel 4a: Bedingtes Kapital – Mitarbeiterbeteiligung	Article 4a: Conditional Capital – Employee or Director Participation[1]

1.  Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [•] durch Ausgabe von höchstens [•] vollständig zu liberierenden Stammaktien mit einem Nennwert von je CHF [•0.01] bei Ausübung von Optionsrechten oder im Zusammenhang mit anderen Rechten auf Aktien (einschliesslich sog. Restricted Stock Units (RSU) oder sog. Performance Stock Units (PSU)) erhöht, welche Organmitgliedern und Mitarbeitern oder Verwaltungsräte aller Stufen der Gesellschaft und der Gruppengesellschaften gemäss den entsprechenden Reglementen und Beschlüssen des Verwaltungsrats zustehen. Das Bezugsrecht und das Vorwegzeichnungsrecht der Aktionäre sind ausgeschlossen.

1.  The share capital of the Company may be increased by up to CHF [•] by issuing up to [•] fully paid-in common shares with a nominal value of CHF [•0.01] each, upon the exercise of option rights or in connection with other rights regarding shares (including restricted stock units (RSU) or Performance Stock Units (PSU)) granted to officers and employees or directors at all levels of the Company and its group companies according to respective regulations and resolutions of the Board of Directors. The pre-emptive rights and the advance subscription rights of the shareholders are excluded.

2.  Die Bedingungen zur Zuweisung und Ausübung der Optionsrechte und anderer Rechte auf Aktien aus diesem Artikel 4a sind vom Verwaltungsrat festzulegen. Die Ausgabe von Aktien unter dem Marktpreis ist zulässig.

2.  The conditions for the allocation and exercise of the option rights and other rights regarding shares from this Article 4a are determined by the Board of Directors. The shares may be issued at a price below the market price.

Artikel 4b: Bedingtes Kapital – Wandelanleihen	Article 4b: Conditional Capital – Convertible Debt

1.  Das Aktienkapital der Gesellschaft wird durch die Ausgabe von höchstens [•] voll zu liberierenden Stammaktien von je CHF [•0.01] Nennwert im Nominalbetrag von höchstens CHF [•] erhöht durch Ausübung von Wandel- oder Optionsrechten, welche im Zusammenhang mit Wandelanleihen, Anleihen, Wandeldarlehen und ähnlichen Finanzierungsformen der Gesellschaft oder einer ihrer Tochtergesellschaften eingeräumt worden sind.

1.  The share capital of the Company shall be increased in an amount of not more than CHF [•] by issuance of not more than [•] fully paid-in common shares with a nominal value of CHF [•0.01] each by means of the exercise of conversion rights or options[2] in relation with convertible debt instruments, bonds, loans and similar forms of financing of the Company or of a subsidiary company.

[1]

Note to Draft: The statutory maximum for conditional capital (i.e. Article 4a to 4c together) is 50% of the issued shares. Companies with an exclusive listing in the U.S. a large amount of conditional capital is quite common.

[2]

Note to Draft: The “options” referred to in this provision cover options issued in connection with debt instruments. There is a separate provision for the Warrants mentioned in the Capital overview (Article 4c below).

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2.  Die Ausgabebedingungen für die Options- und Wandelrechte werden durch den Verwaltungsrat festgelegt. Der Verwaltungsrat ist ermächtigt, das Vorwegzeichnungsrecht der Aktionäre aufzuheben oder einzuschränken, sofern die Wandelanleihen, Anleihen, Wandeldarlehen und ähnliche Finanzierungsformen verwendet werden (i) falls die Emission auf dem Weg der Festübernahme durch ein Konsortium mit anschliessender Platzierung im Publikum ohne Vorwegzeichnungsrecht im betreffenden Zeitpunkt, insbesondere hinsichtlich der Emissionskonditionen, als die geeignetste Emissionsform erscheint, oder (ii) im Zusammenhang mit der Finanzierung oder Refinanzierung des Erwerbs (einschliesslich Übernahme) von Gesellschaften, Unternehmen, Unternehmensteilen, Beteiligungen oder Kooperationen oder anderer Investitionen.

2.  The conditions for the granting of the option rights and conversion rights shall be determined by the Board of Directors. The Board of Directors is authorized to exclude or restrict shareholders’ advance subscription rights, if the convertible debt instruments, bonds, loans and similar forms of financing are used, (i) if an issue by firm underwriting by a consortium with subsequent offering to the public without advance subscription rights seems to be the most appropriate form of issue at the time, particularly in terms of the conditions for issue, or (ii) in connection with the financing or refinancing of the acquisition (including takeover) of companies, enterprises, parts of enterprises, participations or joint ventures or other investments.

3.  Soweit das Vorwegzeichnungsrecht ausgeschlossen ist, (i) beträgt die Ausübungsfrist für Wandelrechte höchstens 15 Jahre und für Optionsrechte höchstens 7 Jahre und (ii) und die Bedingungen solcher Wandelanleihen, Anleihen, Wandeldarlehen und ähnliche Finanzierungsformen, einschliesslich Options- und Wandelbedingungen, sind unter Berücksichtigung der Marktverhältnisse zum Zeitpunkt von deren Ausgabe festzulegen.

3.  To the extent shareholders’ advance subscription rights are excluded, (i) the exercise period for conversion and option rights granted shall not exceed 15 years and 7 years, respectively, and (ii) the terms of the relevant convertible debt instruments, bonds, loans and similar forms of financing, including conversion and option terms, shall be set taking into consideration the market conditions at the time of their issue.

Artikel 4c: Bedingtes Kapital – Bestehende Aktionärsoptionen	Article 4c: Conditional Share Capital – Existing Shareholder Warrants

1.  Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [•] durch Ausgabe von höchstens [•] vollständig zu liberierenden Stammaktien mit einem Nennwert von CHF [•0.01] je Aktie erhöht bei und im Umfang der Ausübung von Aktionärsoptionen, welche im Rahmen der Kotierung an vormalige Inhaber von Optionen der Far Point Acquisition Corporation ausgegeben worden sind.

1.  The share capital of the Company shall be increased by an amount not exceeding CHF [•], through the issue from time to time of a maximum of [•] fully paid-in common shares with a par value of CHF [•0.01] each, in connection with the exercise of shareholder warrants that have been issued in connection with the listing of the Company to former holders of the warrants of Far Point Acquisition Corporation.

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2.  Das Bezugsrecht der Aktionäre ist ausgeschlossen. Die neuen Stammaktien können zum oder unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat bestimmt bei einer solchen Emission die spezifischen Ausgabekonditionen, inklusive den Ausgabepreis der Aktien in den Bedingungen der Aktionärsoptionen.

2.  The pre-emptive rights of the shareholders are excluded. The new common shares may be issued at a price equal to or below the current market price. The Board of Directors shall specify the specific conditions of issue including the issue price of the shares in the terms of the shareholder warrants.

Artikel 4d: Genehmigtes Kapital	Article 4d: Authorized capital

Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum [•insert date] 2022 um höchstens CHF [•] durch Ausgabe von bis zu [•] vollständig zu liberierenden Stammaktien mit einem Nennwert von je CHF [•0.01] zu erhöhen. Erhöhung auf dem Wege der Festübernahme und in Teilbeträgen ist zulässig. Der Verwaltungsrat bestimmt den Ausgabepreis, die Art der zu leistenden Einlage, den Beginn der Dividendenberechtigung und die Verwendung von zugeteilten aber nicht ausgeübten Bezugsrechten.

The Board of Directors is authorized to increase the share capital of the Company at any time until [•insert date] 2022, by an amount not exceeding CHF [•] through the issuance of up to [•] fully paid-in common shares with a nominal value of CHF [•0.01] each. Increases by way of underwriting as well as partial increases are permitted. Issue price, type of contribution, start of dividend entitlement as well as the expiry or allocation of pre-emptive rights not exercised shall be determined by the Board of Directors.

Der Verwaltungsrat ist ermächtigt, das Bezugsrecht der Aktionäre ganz oder teilweise aufzuheben oder zu beschränken:	The Board of Directors is authorized to exclude or restrict the pre-emptive rights of the existing shareholders:

1. im Zusammenhang mit strategischen Partnertransaktionen und Kooperationen;	1. in connection with strategic partnering and co-operation transactions;

2.  im Zusammenhang mit Fusionen sowie mit dem Erwerb (einschliesslich Übernahmen) von Gesellschaften, Unternehmen oder Unternehmensteilen, Beteiligungen oder Immaterialgüterrechten oder anderen Investitionen von strategischer Bedeutung und die Finanzierung oder Refinanzierung solcher Transaktionen;

2.  in connection with mergers, acquisitions (including take-over) of companies, enterprises or parts of enterprises, participations or intellectual property rights or other types of strategic investments as well as financing or refinancing of such transactions;

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3. für die Beteiligung von Organmitgliedern und Mitarbeitern aller Stufen der Gesellschaft und deren Gruppengesellschaften;	3. for the participation of directors, officers and employees at all levels of the Company and its group companies;

4. zum Zwecke der Erweiterung des Aktionariats im Zusammenhang mit der Kotierung von Aktien an (zusätzlichen) ausländischen Börsen;	4. for the purpose of expanding the shareholder base in connection with the listing of shares on (additional) foreign stock exchanges.

5. zum Umtausch bzw. Rückkauf von Vorzugsaktien der Kategorie A gegen Stammaktien aus genehmigtem Kapital gemäss Artikel 3b Ziffer 4 der Statuten;

5.  for the exchange and buy-back, respectively, of Series A Preferred Shares in exchange for common shares issued from authorized share capital according to Article 3b Section 4 of the Articles of Association;

6.  im Zusammenhang mit der Ausübung von Optionen, welche im Rahmen der Kotierung der Gesellschaft an vormalige Optionsinhaber der Far Point Acquisition Corporation, [ ], ausgegeben worden sind, bzw. der Schaffung von entsprechenden eignen Aktien;

6.  in connection with the exercise of warrants that have been issued to former holders of warrants of Far Point Acquisition Corporation, [ ], in connection with the listing of the Company and the creation of corresponding treasury shares, respectively;

7.  im Zusammenhang mit der Ausgabe von Stammaktien an Far Point LLC, [•] in ihrer Eigenschaft als Gründerin der Far Point Acquisition Corporation gemäss den Bestimmungen des Agreement and Plan of Merger, datiert per [•] 2020 zwischen [•], wie von Zeit zu Zeit geändert (die “Fusionsvereinbarung”) bzw. der Schaffung von entsprechenden eigenen Aktien;

7.  in connection with the issue of common shares to Far Point LLC, [•] in its capacity as founder of Far Point Acquisition Corporation pursuant to the Agreement and Plan of Merger, dated as of [•] 2020 among [•], as amended from time to time (the “Merger Agreement”) and the creation of corresponding treasury shares, respectively;

8.  im Zusammenhang mit der Kotierung, einschliesslich im Zusammenhang mit dem der Ausgabe von Stammaktien an Mitglieder des Managements im Austausch für Darlehensschuldscheine bzw. Beteiligungsrechte, welche durch eine Tochtergesellschaft, Global Blue Holding Limited, begeben worden sind; oder

8.  in connection with the listing of the Company, including in connection with exchanges of loan notes or equity instruments issued by the Company’s subsidiary Global Blue Holding Limited to members of management for common shares of the Company; or

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9.  im Zusammenhang mit der Ausgabe von Stammaktien an S.L. Globetrotter L.P. (Cayman Island) und andere ehemalige Aktionäre der Global Blue Group AG gemäss den Bestimmungen über Preisanpassungen der Fusionsvereinbarung.

9.  in connection with the issuance of common shares to S.L. Globetrotter L.P. (Cayman Island) and other former shareholders of Global Blue Group AG in accordance with the price adjustment provisions pursuant to the Merger Agreement.

Artikel 5: Form der Aktien

Die Gesellschaft kann ihre Stammaktien in der Form von Einzelurkunden, Globalurkunden oder Wertrechte ausgeben und jederzeit ohne Genehmigung der Aktionäre eine bestehende Form in eine andere Form von Stammaktien umwandeln. Ein Aktionär oder eine Aktionärin hat keinen Anspruch auf Umwandlung seiner oder ihrer Stammaktien in eine andere Form oder auf Druck und Auslieferung von Urkunden. Mit der Zustimmung des Aktionärs oder der Aktionärin kann die Gesellschaft ausgestellte Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren. Jeder Aktionär und jede Aktionärin können jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm oder ihr gemäss Aktienregister gehaltenen Stammaktien verlangen.

Article 5: Form of shares

The Company may issue its common shares in the form of individual certificates, global certificates and/or uncertificated securities and convert one form into another form of common shares at any time and without the approval of the shareholders. A shareholder has no entitlement to demand a conversion of the form of the common shares or the printing and delivery of share certificates. With the consent of the shareholder, the Company may cancel issued certificates which are returned to it without replacement. Each shareholder may, however, at any time request a written confirmation from the Company of the common shares held by such shareholder, as reflected in the share register of the Company.

Die Gesellschaft kann für die Stammaktien Bucheffekten schaffen. Die Übertragung von Bucheffekten und die Bestellung von Sicherheiten an Bucheffekten richten sich nach den Bestimmungen des Bucheffektengesetzes. Die Gesellschaft kann als Bucheffekten ausgestaltete Stammaktien aus dem entsprechenden Verwahrungssystem zurückziehen.	The Company may create intermediated securities for the common shares. The transfer of intermediated securities and furnishing of collateral in intermediated securities must conform with the regulations of the Intermediary-Held Securities Act. The Company may withdraw common shares issued as intermediary-held securities from the respective custody system.

Wertrechte können, sofern keine Bucheffekten geschaffen wurden, nur durch Zession übertragen werden. Die Zession bedarf zur Gültigkeit der Anzeige an die Gesellschaft.	Uncertified securities (Wertrechte) may only be transferred by way of assignment provided that they are not registered as book-entry securities. In order to be valid, the assignment must be reported to the Company.

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Für den Fall, dass die Gesellschaft Aktienzertifikate druckt und ausgibt, müssen die Aktienzertifikate die Unterschrift von mindestens einem zeichnungsberechtigten Verwaltungsrat enthalten. Faksimile-Unterschriften sind erlaubt.	If the Company prints and issues share certificates, such share certificates shall bear the signature of at least one member of the Board of Directors who is authorized to sign. The signatures may be facsimile signatures.

Die vorstehenden Bestimmungen dieses Artikels 5 der Statuten gelten mutatis mutandis auch für die Vorzugsaktien der Kategorie A.	The foregoing provisions of this Article 5 of the Articles of Association apply mutatis mutandis to Series A Preferred Shares.

Artikel 6: Aktienbuch und Beschränkung der Übertragbarkeit von Vorzugsaktien der Kategorie A

Für die Stamm- und Vorzugsaktien der Kategorie wird ein Aktienbuch geführt. Darin werden die Eigentümer und Nutzniesser mit Namen und Vornamen (bei juristischen Personen die Firma), Wohnort (bei juristischen Personen der Sitz) und Adresse eingetragen. Wechselt eine im Aktienbuch eingetragene Person ihre Adresse, so hat sie dies der Gesellschaft mitzuteilen.

Article 6: Share register and Transfer Restrictions for Series A Preferred Shares

The identity of the owners/usufructuaries of common shares and Series A Preferred Shares shall be entered in the share register stating first/last name (for legal entities the company name), domicile (for legal entities the legal domicile) and address. Any person registered in the share register changing its address, must inform the Company accordingly.

Die Übertragung von Vorzugsaktien der Kategorie A, ob zu Eigentum oder zu Nutzniessung, bedarf in jedem Falle der Genehmigung durch den Verwaltungsrat. Die Zustimmung kann nur verweigert werden bzw. der Verwaltungsrat ist verpflichtet, die Zustimmung zu verweigern, falls der Erwerber der Eintauschvereinbarung nicht beitritt.	The transfer of Series A Preferred Shares, be it for ownership or usufruct purposes, is in any case subject to the approval by the Board of Directors. The approval can only be refused and the Board of Directors is obliged to refuse approval, respectively, if the acquirer does not accede to the Conversion Agreement.

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III. ORGANISATION A. Generalversammlung Artikel 7: Befugnisse Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen folgende unübertragbare Befugnisse zu:

III. ORGANISATION

A. General Meeting of Shareholders

Article 7: Authorities

The General Meeting of Shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:

1. Festsetzung und Änderung der Statuten;	1. to adopt and amend the Articles of Association;

2.  Wahl und Abberufung der Mitglieder des Verwaltungsrats, des/der Präsidenten/in des Verwaltungsrats, der Mitglieder des Vergütungsausschusses, der Revisionsstelle und des unabhängigen Stimmrechtsvertreters;

2. to elect and recall the members of the Board of Directors, the Chairman/Chairwoman of the Board of Directors, the members of the Compensation Committee, the Auditors and the Independent Proxy;

3. Genehmigung des Lageberichts und der Konzernrechnung;	3. to approve the management report and the consolidated accounts;

4. Genehmigung der Jahresrechnung sowie Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende;	4. to approve the annual accounts as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

5. Genehmigung der Vergütungen des Verwaltungsrats und der Geschäftsleitung gemäss den Artikeln 8, 27 und 28;	5. to approve the compensation of the members of the Board of Directors and the Executive Management pursuant to Articles 8, 27 and 28;

6. Entlastung der Mitglieder des Verwaltungsrats der Geschäftsleitung und des Vergütungsausschusses;	6. to grant discharge to the members of the Board of Directors Executive Management and the Compensation Committee;

7. Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr durch den Verwaltungsrat vorgelegt werden.	7. to pass resolutions regarding issues which are reserved to the General Meeting of Shareholders by law or by the Articles of Association or which are presented to it by the Board of Directors.

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Artikel 8: Beschlüsse betreffend Vergütungen Die ordentliche Generalversammlung genehmigt jedes Jahr gesondert die Anträge des Verwaltungsrates in Bezug auf:

Article 8: Resolutions on compensation

Each year, the ordinary General Meeting of Shareholders shall approve separately the proposals by the Board of Directors in relation to the aggregate maximum amount of:

a. den maximalen Gesamtbetrag der Vergütung des Verwaltungsrats für die Dauer bis zur nächsten ordentlichen Generalversammlung; und	a. the compensation of the Board of Directors for the term of office until the next ordinary Meeting of the Shareholders; and

b. den maximalen Gesamtbetrag der Vergütung der Geschäftsleitung für das folgende Geschäftsjahr.	b. the compensation of the Executive Management for the next financial year.

Lehnt die Generalversammlung einen beantragten Vergütungsbetrag ab, kann der Verwaltungsrat unter Berücksichtigung aller relevanten Umstände einen maximalen Gesamtbetrag festlegen und diesen einer neuen Generalversammlung zur Genehmigung unterbreiten. Diesfalls können die Gesellschaft oder von ihr kontrollierte Gesellschaften, unter Vorbehalt einer späteren Genehmigung durch die Generalversammlung, bereits vorgängig Vergütungen ausrichten.	If the General Meeting of Shareholders does not approve the proposed compensation amount, the Board of Directors may determine the aggregate maximum compensation amount, taking into consideration all relevant circumstances and submit such amount to a new General Meeting of Shareholders for approval. In this case, the Company or companies controlled by it may pay compensation prior to such General Meeting of Shareholders, subject to its subsequent approval.

Die ordentliche Generalversammlung stimmt jedes Jahr konsultativ über den Vergütungsbericht der Gesellschaft ab.	Each year, the ordinary General Meeting of Shareholders shall hold a consultative vote on the Company’s compensation report.

Eine Überschreitung der genehmigten maximalen Gesamtbeträge aufgrund von Wechselkursschwankungen ist unbeachtlich.	Any excess of the approved maximum aggregate amounts, which results from foreign currency exchange rate fluctuations shall be disregarded.

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Artikel 9: Zusätzlicher Vergütungsbetrag für neue Mitglieder der Geschäftsleitung

Werden Mitglieder der Geschäftsleitung während einer Vergütungsperiode neu ernannt bzw. Mitglieder befördert, für welche die Generalversammlung den maximalen Gesamtbetrag bereits genehmigt hat, und reicht dieser maximale Gesamtbetrag nicht aus, um die Vergütungen dieser Mitglieder zu decken, sind die Gesellschaft und von ihr kontrollierte Gesellschaften ermächtigt, einen Zusatzbetrag auszurichten. Der Zusatzbetrag (einschliesslich allfälliger Antrittsprämien) darf pro Vergütungsperiode und Mitglied fünfunddreissig Prozent der jeweils letzten genehmigten (maximalen) Gesamtvergütung der Geschäftsleitung nicht übersteigen.

Article 9: Supplementary compensation amount for new members of the Executive Management

In the event that members of Executive Management are newly appointed, or members of the Executive Management are promoted during a compensation period for which the General Meeting of Shareholders has already voted upon and the aggregate maximum compensation approved for such period is not sufficient to cover the compensation of these appointees, the Company or companies controlled by it are authorized to pay or award supplementary compensation. The supplementary amount (including sign-on bonuses, if any) shall, per compensation period and member, not exceed thirty-five percent of the aggregate (maximum) compensation amount for Executive Management last approved.

Artikel 10: Versammlungen

Die ordentliche Generalversammlung findet jedes Jahr innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Zeitpunkt und Ort werden durch den Verwaltungsrat bestimmt.

Article 10: Meetings

The ordinary General Meeting of Shareholders shall be held annually within six months after the close of the business year. The Board of Directors determines the time and location of the General Meeting of Shareholders.

Ausserordentliche Generalversammlungen werden einberufen, so oft es notwendig ist, insbesondere in den vom Gesetz vorgesehenen Fällen.	Extraordinary General Meetings of Shareholders shall be called as often as necessary, in particular, in all cases required by law.

Zu ausserordentlichen Generalversammlungen hat der Verwaltungsrat einzuladen, wenn eine Generalversammlung dies beschliesst oder Aktionäre, die mindestens zehn Prozent des Aktienkapitals vertreten, schriftlich und unter Angabe der Verhandlungsgegenstände und der Anträge eine Einberufung verlangen.	Extraordinary General Meetings of Shareholders shall be convened by the Board of Directors upon a resolution of the General Meeting of Shareholders or if shareholders representing at least ten percent of the share capital request such meeting in writing, setting forth the items to be discussed and the proposals to be decided upon.

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Artikel 11: Einberufung Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle einberufen.	Article 11: Notice General Meetings of Shareholders shall be convened by the Board of Directors and, if need be, by the Auditors.

Die Einladung erfolgt mindestens 20 Kalendertage vor der Versammlung durch Publikation im Schweizerischen Handelsamtsblatt. In der Einladung sind neben Tag, Zeit und Ort der Versammlung die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrats und der Aktionäre, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, bekanntzugeben.	Notice of the General Meeting of Shareholders shall be given by publication in the Swiss Official Gazette of Commerce at least 20 calendar days before the date of the meeting. The notice shall state the day, time and place of the meeting, the agenda, the proposals of the Board of Directors and the proposals of the shareholders who have requested the General Meeting of Shareholders or that an item be included on the agenda

Die Eigentümer, Nutzniesser oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvorschriften abhalten (Universalversammlung). Solange die Eigentümer oder Vertreter sämtlicher Aktien anwesend sind, kann in dieser Versammlung über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände verhandelt und gültig Beschluss gefasst werden.	The owners, usufructuaries or representatives of all the shares may, if no objection is raised, hold a General Meeting of Shareholders without observing the formal requirements for the convening of the General Meeting of Shareholders (Universal Shareholders Meeting). As long as the owners or representatives of all the shares are present, all subjects falling within the scope of business of the Shareholders Meeting may be validly discussed and decided upon at such meeting.

Spätestens 20 Kalendertage vor der ordentlichen Generalversammlung sind der Geschäftsbericht, der Revisionsbericht und der Vergütungsbericht am Sitz der Gesellschaft zur Einsicht der Aktionäre aufzulegen. In der Einberufung zur Generalversammlung ist auf diese Auflegung und auf das Recht der Aktionäre hinzuweisen, die Zustellung dieser Unterlagen verlangen zu können.	The annual business report, the Auditors’ report and the Compensation Report must be submitted for examination by the shareholders at the registered office of the Company at least 20 calendar days prior to the date of the ordinary General Meeting of Shareholders. Reference to such submission and to the shareholders’ right to request the conveying of these documents to them shall be included in the notice to the General Meeting of Shareholders.

Artikel 12: Traktanden Der Verwaltungsrat nimmt die Traktandierung der Verhandlungsgegenstände vor.	Article 12: Agenda The Board of Directors shall state the items on the agenda.

Aktionäre, die einzeln oder zusammen mindestens zehn Prozent des Aktienkapitals der Gesellschaft vertreten, können vom Verwaltungsrat die Traktandierung eines Verhandlungsgegenstands verlangen. Das Begehren um Traktandierung ist mindestens 45 Kalendertage vor der Generalversammlung schriftlich unter Angabe des Verhandlungsgegenstands und der Anträge an den/die Präsidenten/in des Verwaltungsrats einzureichen.	Shareholders with voting rights individually or jointly representing at least ten percent of the share capital of the Company may demand that items be put on the agenda. Such demands have to be submitted to the Chairman/Chairwoman of the Board of Directors at least 45 calendar days before the date of the General Meeting of Shareholders and shall be in writing, specifying the item and the proposals.

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Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen, welche auch nicht im Zusammenhang mit einem gehörig traktandierten Verhandlungsgegenstand stehen, können keine Beschlüsse gefasst werden, ausser in den gesetzlich vorgesehenen Fällen.	No resolution shall be passed on items proposed only at the General Meeting and which have no bearing on any of the proposed items of the agenda, apart from those exceptions permitted by law.

Artikel 13: Vorsitz, Protokolle

Den Vorsitz der Generalversammlung führt der/die Präsident/in des Verwaltungsrats, bei dessen/deren Verhinderung ein/e Vizepräsident/in des Verwaltungsrats oder ein anderes durch den Verwaltungsrat bestimmtes Mitglied des Verwaltungsrats (der/die “Vorsitzende”).

Article 13: Chair, minutes

The General Meeting of Shareholders shall be chaired by the Chairman/Chairwoman of the Board of Directors, or, in his/her absence, by a Vice-Chairman/Vice-Chairwoman of the Board of Directors or another member of the Board of Directors selected by the Board of Directors (“Chairman/Chairwoman”).

Der/die Vorsitzende bezeichnet den/die Sekretär/in, der/die nicht Aktionär/in sein muss.	The Chairman/Chairwoman designates a Secretary who does not need to be shareholder.

Der Verwaltungsrat sorgt für die Führung der Protokolle, die vom/von der Vorsitzende/n und vom/von der Sekretär/in zu unterzeichnen sind.	The Board of Directors is responsible for the keeping of the minutes, which are to be signed by the Chairman/Chairwoman and by the Secretary.

Artikel 14: Beschlussfassung Jede Aktie berechtigt, unter Vorbehalt von Artikel 6, zu einer Stimme.	Article 14: Resolutions Subject to Article 6, each share entitles to one vote.

Jede/r Aktionär/in kann sich vom unabhängigen Stimmrechtsvertreter oder von einer anderen Person, die kein(e) Aktionär/in sein muss, vertreten lassen. Der Verwaltungsrat erlässt die Verfahrensvorschriften über die Teilnahme und Vertretung an der Generalversammlung. Über die Anerkennung der Vollmacht entscheidet der/die Vorsitzende.	Each shareholder may be represented by the Independent Proxy or any other person who needs not to be a shareholder. The Board of Directors issues regulations on the procedures of participation and representation at the General Meeting of Shareholders. The Person chairing the General Meeting of Shareholders decides whether a proxy is acceptable or not.

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Soweit nicht das Gesetz oder die Statuten abweichende Bestimmungen enthalten, fasst die Generalversammlung ihre Beschlüsse und vollzieht ihre Wahlen mit der einfachen Mehrheit der abgegebenen Stimmen, wobei Enthaltungen, leer eingelegte Stimmen und ungültige Stimmen bei der Berechnung des Mehrs nicht berücksichtigt werden.	The General Meeting shall pass its resolutions and carry out its elections with the simple majority of the votes cast, to the extent that neither the law nor the Articles of Association provide otherwise. Abstentions, empty votes and invalid votes will not be taken into account for the calculation of the required majority.

Die Wahlen von Mitgliedern des Verwaltungsrats und des Vergütungsausschusses erfolgen jeweils einzeln.	The members of the Board of the Directors and the members of the Compensation Committee are elected individually.

Der/die Vorsitzende bestimmt das Abstimmungsverfahren. Die Abstimmungen und Wahlen erfolgen – sofern an der Versammlung möglich – mit elektronischen Abstimmungsgeräten. Andernfalls finden Abstimmungen und Wahlen offen statt, es sei denn, dass die Generalversammlung eine schriftliche Durchführung beschliesst oder der/die Vorsitzende sie anordnet.	The Chairman/Chairwoman shall determine the voting procedure. The voting and elections shall be conducted by with electronic voting devices– to the extent that this is possible at the Meeting. If not, resolutions or elections will be taken on a show of hands unless a written ballot is held upon resolution of the General Meeting of Shareholders or if the person chairing the General Meeting of Shareholders so directs.

Der/die Vorsitzende kann, sofern seiner/ihrer Meinung nach Zweifel am Abstimmungs- respektive Wahlergebnis bestehen, die Art der Abstimmung oder Wahl ändern. In diesem Fall gilt die vorausgegangene Abstimmung oder Wahl als nicht geschehen.	If the person chairing the General Meeting doubts the results of the vote, he/ she may change the way of voting. In this case, the preceding resolution or election is deemed not to have occurred

Artikel 15: Qualifiziertes Mehr für wichtige Beschlüsse

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Aktienstimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:

Article 15: Qualified majority for important resolutions

A resolution of the General Meeting of Shareholders passed by at least two thirds of the represented share votes and the absolute majority of the represented nominal value of the shares is required for:

1. die Einführung, Erleichterung oder Aufhebung der Beschränkung der Übertragbarkeit von Namenaktien;	1. the introduction, easement or abolition of restrictions of the transferability of registered shares;

2. die Einführung von Vorzugs- oder Stimmrechtsaktien;	2. any creation of shares with preferential rights or with privileged voting rights;

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3. genehmigte oder bedingte Kapitalerhöhungen;	3. any authorized or conditional capital increases;

4. Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	4. any increase of capital against the Company’s equity, against contributions in kind, or for the purpose of acquiring assets or the granting of special benefits;

5. Einschränkung oder Aufhebung des Bezugsrechts;	5. any limitation or withdrawal of subscription rights;

6. Verlegung des Sitzes oder Änderung der Firma der Gesellschaft;	6. any change of the registered office or corporate name of the Company;

7. Veräusserung des ganzen Vermögens der Gesellschaft oder im Wesentlichen aller Teile davon;	7. any sale of all or substantially all of the assets of the Company;

8. Fusion, Spaltung oder eine ähnliche Reorganisation der Gesellschaft;	8. any merger, demerger or similar reorganization of the Company;

9. Liquidation der Gesellschaft;	9. the liquidation of the Company;

10. Änderung der Maximalzahl der Verwaltungsräte;	10. change of the maximum number of Directors;

11. eine Änderung dieses Artikels 15; und	11. any change to this Article 15; and

12.  die weiteren in Artikel 704 Abs. 1 OR sowie im Bundesgesetz über Fusion, Spaltung, Umwandlung und Vermögensübertragung (Fusionsgesetz) vom 3. Oktober 2003 in der jeweils gültigen Fassung genannten Fälle

12. the other cases listed in Article 704 para. 1 CO and in the Federal Act on Merger, Demerger, Conversion and Transfer of Assets (Merger Act) dated 3 October 2003 in the relevant applicable version

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Artikel 16: Unabhängiger Stimmrechtsvertreter Die Generalversammlung wählt einen unabhängigen Stimmrechtsvertreter. Wählbar sind natürliche oder juristische Personen und Personengesellschaften.	Article 16: Independent proxy The General Meeting elects an independent proxy. Natural persons as well as legal entities and partnerships are eligible for election.

Die Amtsdauer des unabhängigen Stimmrechtsvertreters endet mit Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist zulässig. Seine Pflichten richten sich nach den anwendbaren gesetzlichen Bestimmungen.	The term of office of the Independent Proxy ends with the conclusion of the next ordinary General Meeting of Shareholders. Re-election is permitted. The duties of the Independent Proxy are governed by the relevant statutory provisions.

B. Verwaltungsrat

Artikel 17: Wahl, Amtsdauer, Konstituierung

Der Verwaltungsrat besteht aus mindestens 3, jedoch nicht mehr als 9 Mitgliedern. Die Amtsdauer der Mitglieder des Verwaltungsrats sowie des/der Präsidenten/in entspricht der gesetzlich zulässigen Maximaldauer von einem Jahr und endet mit Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist zulässig.

B. Board of Directors

Article 17: Election, term of office, constitution

The Board of Directors shall consist of a minimum of 3 members and maximum of 9 members. The term of the members of the Board of Directors as well of the Chairman/Chairwoman shall correspond to the legally permitted maximum term of one year and shall end at the end of the next ordinary General Meeting of Shareholders. Re-election is permitted.

Abgesehen von der Wahl des/der Verwaltungsratspräsidenten/in und der Mitglieder des Vergütungsausschusses konstituiert sich der Verwaltungsrat selbst.	Except for the election of the Chairman/Chairwoman of the Board of Directors and the members of the Compensation Committee, the Board of Directors constitutes itself.

Der Verwaltungsrat bezeichnet den/die Sekretär/in, der/die weder Aktionär/in noch Mitglied des Verwaltungsrats sein muss.	The Board of Directors appoints the Secretary who does not need to be a shareholder or a member of the Board of Directors.

Artikel 18: Oberleitung, Delegation

Dem Verwaltungsrat obliegt die oberste Leitung der Gesellschaft und die Überwachung der Geschäftsführung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.

Article 18: Ultimate direction, delegation

The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or the regulations.

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Der Verwaltungsrat kann die Geschäftsführung oder einzelne Teile derselben sowie die Vertretung der Gesellschaft, an eine oder mehrere natürliche Personen oder Mitglieder des Verwaltungsrats übertragen. Er erlässt das Organisationsreglement und ordnet die entsprechenden Vertragsverhältnisse	The Board of Directors may delegate the management and the representation of the Company wholly or in part to one or several natural persons or members of the Board of Directors. The Board of Directors shall enact the organizational regulations and arrange for the respective contractual relationships.

Artikel 19: Aufgaben Der Verwaltungsrat entscheidet über alle Angelegenheiten, die nicht durch Gesetz, Statuten oder Reglemente einem anderen Organ der Gesellschaft vorbehalten oder übertragen sind.

Article 19: Duties

The Board of Directors is authorized to pass resolutions regarding all matters which are not reserved to another governing body of the Company by law, these Articles of Association or any regulations.

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:	The Board of Directors has the following non-transferable and irrevocable duties:

1. Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;	1. to ultimately direct the Company and issue the necessary directives;

2. Festlegung der Organisation;	2. to determine the organization;

3. Ausgestaltung des Rechnungswesens, des internen Kontrollsystems (IKS), der Finanzkontrolle und der Finanzplanung sowie die Durchführung einer Risikobeurteilung;	3. to organize the accounting, the internal control system (ICS), the financial control and the financial planning as well as to perform a risk assessment;

4. Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und Regelung der Zeichnungsberechtigung;	4. to appoint and recall the persons entrusted with the management and representation of the Company and to grant signatory power;

5. Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5. to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law, the Articles of Association, regulations and directives;

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6. Erstellung des Geschäftsberichts sowie Vorbereitung der Generalversammlung und Ausführung ihrer Beschlüsse;	6. to prepare the business report, as well as the General Meeting and to implement the latter’s resolutions;

7. Erstellung des Vergütungsberichts;	7. to prepare the compensation report;

8. Benachrichtigung des Richters im Falle der Überschuldung;	8. to inform the judge in the event of over-indebtedness;

9. Beschlussfassung über die nachträgliche Leistung von Einlagen auf nicht vollständig liberierte Aktien und daraus folgenden Statutenänderungen;	9. to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares and regarding the amendments to the Articles of Association entailed thereby;

10. Beschlussfassung über die Feststellung von Kapitalerhöhungen, die Erstellung des Kapitalerhöhungsberichts und daraus folgende Statutenänderungen;	10. to pass resolutions confirming increases in share capital, regarding the preparation of the capital increase report and regarding the amendments to the Articles of Association entailed thereby;

11. Prüfung der Einhaltung der gesetzlichen Bestimmungen betreffend Einsetzung, Wahl und fachliche Voraussetzungen der Revisionsstelle;	11. to examine compliance with the legal requirements regarding the appointment, election and the professional qualifications of the Auditors;

12. Abschluss von Verträgen gemäss Artikel 12, 36 und 70 des Fusionsgesetzes	12. to execute the agreements pursuant to Articles 12, 36 and 70 of the Merger Act.

Ist das Amt des/der Präsidenten/in des Verwaltungsrats vakant, ist der Vergütungsausschuss nicht vollständig besetzt oder hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter, so ernennt der Verwaltungsrat jeweils für die Dauer bis zum Abschluss der nächsten ordentlichen Generalversammlung einen Ersatz, welcher – mit Ausnahme des unabhängigen Stimmrechtsvertreters – ein Mitglied des Verwaltungsrats sein muss.	If the office of the Chairman/Chairwoman of the Board of Directors is vacant, the Compensation Committee is not complete or the Company does not have an Independent Proxy, the Board of Directors shall appoint a substitute for the time period until the conclusion of the next ordinary General Meeting of Shareholders that must be – with the exception of the Independent Proxy – a member of the Board of Directors.

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Artikel 20: Organisation, Protokolle

Sitzungsordnung, Beschlussfähigkeit (Präsenz) und Beschlussfassung des Verwaltungsrats richten sich nach dem Organisationsreglement. Beschlüsse können auch auf dem Zirkulationsweg per Briefpost, Telefax oder E-Mail gefasst werden, sofern nicht ein Mitglied die mündliche Beratung verlangt. Details regelt das Organisationsreglement.

Article 20: Organization, minutes

The organization of the meetings, the presence quorum and the passing of resolutions of the Board of Directors shall be in compliance with the organizational regulations. Resolutions can be made by circulation by mail, telefax or e-mail, unless a member requests oral deliberation. The organizational regulations govern the details.

Der/die Vorsitzende hat keinen Stichentscheid.	The Chairman/Chairwoman shall have no casting vote.

Über die Verhandlungen und Beschlüsse des Verwaltungsrats ist ein Protokoll zu führen. Das Protokoll ist vom/von der Vorsitzende/n und vom/von der Sekretär/in des Verwaltungsrats zu unterzeichnen.	Minutes shall be kept of the deliberations and resolutions of the Board of Directors. The minutes shall be signed by the Chairman/Chairwoman and the Secretary of the Board of Directors.

Artikel 21: Vergütungsausschuss

Die Generalversammlung wählt mindestens zwei Mitglieder des Verwaltungsrats in den Vergütungsausschuss. Die Amtsdauer endet mit Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist zulässig.

Article 21: Compensation committee

The Meeting of Shareholders elects at least two members of the Board of Directors as members of the Compensation Committee. The term of office ends with the conclusion of the next ordinary Meeting of the Shareholders. Re-election is permitted.

Der Vergütungsausschuss unterstützt den Verwaltungsrat in der Überprüfung und Festlegung der Vergütungsstrategie und -politik der Gesellschaft und hat die folgenden Grundaufgaben und Zuständigkeiten im Zusammenhang mit der Vergütung des Verwaltungsrats und der Geschäftsleitung:	The Compensation Committee shall support the Board of Directors in reviewing and establishing the Company’s compensation strategy and policy and shall have the following basic tasks and responsibilities in relation to the compensation of the Board of Directors and Executive Management:

1.  Anträge zuhanden des Verwaltungsrats betreffend die maximalen Gesamtbeträge der Vergütungen des Verwaltungsrats und der Geschäftsleitung, welche der Generalversammlung zur Abstimmung unterbreitet werden sollen;

1.  to propose to the Board of Directors for approval by the General Meeting of the Shareholders the aggregate maximum compensation of the Board of Directors and the aggregate maximum compensation of the Executive Management;

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2. Antrag zuhanden des Verwaltungsrats betreffend die Zuteilung des von der Generalversammlung genehmigten maximalen Gesamtbetrags der Vergütungen an den Verwaltungsrat;	2. to propose to the Board of Directors the allocation of the aggregate Board compensation approved by the General Meeting of Shareholders;

3.  Antrag zuhanden des Verwaltungsrats betreffend Festsetzung der Vergütung des Chief Executive Officers der übrigen Mitglieder der Geschäftsleitung im Rahmen des von der Generalversammlung genehmigten maximalen Gesamtbetrags;

3.  to propose to the Board of Directors the compensation of the Chief Executive Officer and the other members of the Executive Management within the framework of the aggregate maximum compensation approved by the General Meeting of Shareholders;

4. Antrag zuhanden des Verwaltungsrats betreffend Festlegung der Ziele und Bestimmung der Zielerreichung im Rahmen der leistungsabhängigen kurzfristigen variablen Vergütung der Geschäftsleitung;	4. to propose to the Board of Directors targets and determination of target achievement under the performance-based short-term variable compensation of the Executive Management;

5. Antrag zuhanden des Verwaltungsrats betreffend Änderung der Statuten mit Bezug auf das Vergütungssystem des Verwaltungsrats und der Geschäftsleitung.	5. to propose to the Board of Directors modifications to the Articles of Association regarding the compensation system for the Board of Directors and Executive Management.

Der Verwaltungsrat regelt die weiteren Aufgaben und Zuständigkeiten des Vergütungsausschusses im Organisationsreglement und im Reglement des Vergütungsausschusses.	The Board of Directors will provide for further duties and responsibilities of the Compensation Committee in the organizational regulations and the regulations of the Compensation Committee.

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C. Revisionsstelle

Artikel 22: Revisionspflicht, Wahl und Einsetzung der Revisionsstelle und ihre Aufgaben

Die Generalversammlung wählt eine Revisionsstelle gemäss den Bestimmungen dieses Artikels 22. Die Revisionsstelle ist in das Handelsregister einzutragen.

C. Auditors

Article 22: Duty of audit, election, appointment and duties of auditors

The General Meeting of Shareholders shall elect the Auditors pursuant to the provisions of this Article 22. The Auditors must be registered in the Commercial Register.

Die Gesellschaft hat ihre Jahresrechnung durch eine Revisionsstelle ordentlich prüfen zu lassen.	The Auditors shall perform a regular audit of the Company’s annual financial statements.

Die Amtsdauer der Revisionsstelle beträgt ein Jahr. Ihr Amt endet mit der Abnahme der letzten Jahresrechnung. Wiederwahl und Abberufung sind jederzeit möglich.	The Auditors’ term of office shall be one year. It shall end with the approval of the last annual financial accounts. Re-election and revocation are possible at any time.

Die Revisionsstelle hat die Rechte und Pflichten gemäss Artikel 728 ff. OR.	The Auditors’ rights and obligations are those provided for in Articles 728 et seq. CO.

IV.  RECHNUNGSLEGUNG

Artikel 23: Jahresrechnung und Konzernrechnung

Die Gesellschaft erstellt ihren Geschäftsbericht einschliesslich Jahresrechnung (Einzelabschluss) und Konzernrechnung gemäss den anwendbaren gesetzlichen Vorschriften.

IV.  ACCOUNTING PRINCIPLES

Article 23: Annual accounts and consolidated financial statements

The Company prepares its annual report including annual accounts (statutory financial statements) and consolidated financial statements in accordance with applicable law.

Das Geschäftsjahr beginnt am 1. April und endet am 31. März (mit Ausnahme des ersten Geschäftsjahrs, welches am 31. März 2021 endet).	The financial year starts on April 1 and ends on March 31 (except for the first financial year which ends on March 31, 2021).

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Artikel 24: Gewinnverteilung Unter Vorbehalt der gesetzlichen Vorschriften über die Gewinnverteilung, insbesondere Artikel 671 ff. OR, steht der Bilanzgewinn zur Verfügung der Generalversammlung.

Article 24: Distribution of profits

Subject to the statutory provisions regarding the distribution of profits, in particular Articles 671 et seq. CO, the profits as shown on the balance sheet may be allocated by the General Meeting of Shareholders at its discretion.

Die Dividende darf erst festgesetzt werden, nachdem die dem Gesetz entsprechenden Zuweisungen an die gesetzlichen Reserven abgezogen worden sind. Alle Dividenden, welche innerhalb von fünf Jahren nach ihrer Fälligkeit nicht bezogen worden sind, verfallen zugunsten der Gesellschaft.	The dividend may only be determined after the transfers prescribed by law to the legal reserve funds have been deducted. All dividends unclaimed within a period of five years after their due date shall be forfeited to the Company.

V. VERGÜTUNGEN UND DAMIT ZUSAMMENHÄNGENDE BESTIMMUNGEN

Artikel 25: Zulässige weitere Tätigkeiten

Mitglieder des Verwaltungsrats, welche nicht gleichzeitig in der Geschäftsleitung tätig sind, können bis zu vier zusätzliche Mandate (gemäss untenstehender Definition) in börsenkotierten Unternehmen bzw. bis zu zehn Mandate in nicht börsenkotierten Unternehmen wahrnehmen.

V. COMPENSATION AND RELATED PROVISIONS

Article 25: Permitted additional activities

The non-executive members of the Board of Directors can have up to four additional Mandates (as defined below) in listed companies and up to ten additional in non-listed companies, respectively.

Die Mitglieder der Geschäftsleitung können, mit vorheriger Zustimmung des Verwaltungsrats, bis zu vier weitere Mandate (gemäss untenstehender Definition), davon zwei in börsenkotierten Unternehmen, wahrnehmen.	The members of the Executive Management may upon prior approval by the Board of Directors have up to four additional Mandates (as defined below), two of which can be in listed companies.

Die folgenden Funktionen unterliegen im Rahmen dieses Art. 25 nicht den obenstehenden Beschränkungen:	For the purposes of this Article 25 the following functions do not fall under the above restrictions:

1. Mandate in von der Gesellschaft beherrschten Unternehmen;	1. Mandates in entities controlled by the Company;

2.  Mandate, die Mitglieder des Verwaltungsrats oder der Geschäftsleitung auf Anordnung der Gesellschaft wahrnehmen. Kein Mitglied des Verwaltungsrats oder der Geschäftsleitung kann mehr als fünf solche Mandate wahrnehmen; und

2.  Mandates a member of the Board of Directors or the Executive Management assumes upon request by the Company, provided that no member of the Board of Directors or Executive Management may hold more than five of such Mandates; and

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3.  Mandate in Vereinen, Stiftungen, gemeinnützigen Organisationen, Trusts, Personalfürsorgestiftungen oder ähnlichen Institutionen. Kein Mitglied des Verwaltungsrats oder der Geschäftsleitung kann mehr als zehn solche Mandate wahrnehmen.

3.  Mandates in associations, foundations, charitable organisations, trusts, employee welfare foundations or other comparable structures, provided that no member of the Board of Directors or the Executive Management may hold more than ten Mandates in such organizations.

Als “Mandate” im Sinne dieses Art. 25 gelten Mitgliedschaften in höheren Management- oder Aufsichtsgremien von rechtlichen Einheiten, die zur Eintragung im Schweizerischen Handelsregister oder einem gleichwertigen ausländischen Register verpflichtet sind. Mehrere Mandate in rechtlichen Einheiten, die demselben Konzern angehören bzw. Portfoliogesellschaften (einschliesslich börsenkotierte Unternehmen) einer Private Equity Gruppe (einschliesslich Fonds geführt, beraten oder auf andere Weise kontrolliert durch diese Gruppe) sind, gelten, zusammen mit den Mandaten in rechtlichen Einheiten, (einschliesslich Fonds geführt, beraten oder auf andere Weise kontrolliert durch diese Einheiten), welche dieser Private Equity Gruppe angehören, als ein Mandat. Eine kurzfristige Überschreitung der in diesem Artikel geregelten Begrenzungen ist zulässig.	“Mandate” as used in this Article 25 means memberships in the senior management or oversight bodies of legal units obliged to register themselves in a Swiss commercial register or a foreign equivalent thereof. Several Mandates in legal units belonging to the same consolidated group of companies or several Mandates in legal units constituting portfolio companies (including listed companies) of a private equity investor group (including funds managed, advised or otherwise controlled by such group) are deemed, together with mandates in legal units (including funds managed, advised or otherwise controlled by such units) constituting that private equity investor group, one Mandate. It is admissible to exceed the limitations set forth in this article for a short period of time.

Artikel 26: Verträge, die den Vergütungen für Mitglieder des Verwaltungsrats und der Geschäftsleitung zugrunde liegen

Die Vereinbarungen mit den Mitgliedern des Verwaltungsrats dauern von der Wahl bis zum Abschluss der nächsten ordentlichen Generalversammlung. Vorbehalten bleiben Rücktritt und Abberufung.

Article 26: Agreements related to the Compensation for Members of the Board of Directors and the Executive Management

The agreements of the members of the Board of Directors shall have a term from election until the conclusion of the next ordinary Meeting of the Shareholders. Resignation or dismissal remains reserved.

Die Arbeitsverträge mit den Mitgliedern der Geschäftsleitung sind in der Regel unbefristet. Die maximale Kündigungsfrist beträgt zwölf Monate. Kommt der Verwaltungsrat oder ein Ausschuss des Verwaltungsrats zum Schluss, dass befristete Verträge eingegangen werden sollen, beträgt die Vertragsdauer höchstens ein Jahr. Erneuerung ist zulässig.	The employment agreements of the members of the Executive Management shall in principle be concluded for an indefinite period. With respect to employment agreements entered into for an indefinite period, the maximum notice period must not exceed 12 months. If the Board of Directors considers a fixed term appropriate, such fixed term shall not exceed one year. Renewal is possible.

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Für den Fall, dass das Arbeitsverhältnis beendet wird, kann die Gesellschaft das Mitglied der Geschäftsleitung während der laufenden Kündigungsfrist freistellen oder mit diesem eine Aufhebungsvereinbarung abschliessen.	In the event of termination of the employment agreement, the Company can relieve the member of Executive Management from his/her duties during the notice period or enter into a termination agreement.

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit den Mitgliedern der Geschäftsleitung Konkurrenzverbote ab Beendigung des Arbeitsverhältnisses vereinbaren. Die gesamte Abgeltung während der Dauer des Konkurrenzverbots darf den Betrag von einem Jahresgehalt (entsprechend dem Durchschnitt des bzw. der während der drei Jahre vor Beendigung des Arbeitsverhältnisses bezahlten Grundgehalts und variablen kurzfristigen Vergütung) nicht übersteigen.	The Company or companies controlled by it may enter into non-competition agreements with members of the Executive Management after termination of employment. The total compensation payable during the term of the non-competition agreement shall not exceed the amount of one annual salary (which is equal to the average base and short term variable compensation paid in the three years prior to the termination of employment).

Artikel 27: Grundsätze der Vergütungen für die Mitglieder des Verwaltungsrats	Article 27: Principles relating to the compensation of the members of the Board of Directors

Die Mitglieder des Verwaltungsrats erhalten jährlich ein vom Verwaltungsrat auf Empfehlung des Vergütungsausschusses festgesetztes und von der Generalversammlung vorgängig im Rahmen des maximalen Gesamtbetrags genehmigtes Pauschalhonorar.	The members of the Board of Directors shall receive an annual retainer as determined by the Board of Directors upon recommendation by the Compensation Committee, subject to prior approval by the Meeting of the Shareholders.

Der Verwaltungsrat kann bestimmen, dass nicht geschäftsführende Mitglieder des Verwaltungsrats verlangen können, dass ihnen ein Teil ihres Pauschalhonorars in Aktien ausbezahlt wird. Zudem kann der Verwaltungsrat bestimmen, dass das Pauschalhonorar ganz oder teilweise in gesperrten Aktien oder aktienbasierten Instrumenten ausgerichtet wird. In diesem Fall legt er deren Bedingungen einschliesslich betreffend Wartefrist, Ausübung und Verwirkung fest. Der Verwaltungsrat kann auch die Verlängerung, die Verkürzung oder den Wegfall von Ausübungs- und Vesting-Voraussetzungen als Folge gewisser vordefinierter Ereignisse vorsehen.	The Board of Directors may determine that non-executive members of the Board of Directors shall have the right to elect that part of their annual retainer be paid in shares, and/or the retainer be in whole or in part paid in the form of blocked shares or equity based instruments, in which case it shall determine the conditions, including blocking periods, exercise and forfeiture conditions. The Board may provide for extension, acceleration or removal of vesting and exercise conditions in case of certain predefined events.

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Vergütungen können durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausgerichtet werden.	Compensation may be paid by the Company or companies controlled by it.

Artikel 28: Grundsätze der Vergütungen für die Mitglieder der Geschäftsleitung

Die Geschäftsleitungsmitglieder erhalten eine fixe Vergütung bestehend aus Grundgehalt, Beiträgen an Vorsorgeeinrichtungen oder ähnlichen Leistungen sowie gegebenenfalls andere Bar- oder Sachleistungen. Zudem können die Mitglieder der Geschäftsleitung leistungsabhängige kurz- und langfristige variable Vergütungen erhalten.

Article 28: Principles of compensation relating to the members of the Executive Management

Members of the Executive Management shall receive a fixed compensation consisting of a base salary, contributions to pension schemes or similar benefits and, where applicable, other benefits in cash or kind. In addition, members of Executive Management are eligible for performance based short-term variable compensation and long-term variable compensation.

Die kurzfristige variable Vergütung basiert auf der Erreichung von Leistungszielen, die üblicherweise über eine Jahresfrist gemessen werden. Die Leistungsziele beruhen auf Unternehmens- und Geschäftsbereichszielen, funktionalen Zielen und individuellen Zielen. Die jährliche Zielgrösse der variablen Vergütung wird als Prozentsatz des Grundgehalts festgelegt. Abhängig von der Zielerreichung kann die kurzfristige variable Vergütung einen vordefinierten Multiplikator der Zielgrösse betragen. Die kurzfristige variable Vergütung kann in bar ausgerichtet werden.	The short-term variable compensation shall be based on the achievement of performance targets which are generally measured over a one-year period. Performance targets are based on enterprise and business unit, functional and individual goals. The annual target level shall be determined as a percentage of the base salary. Depending on achieved performance, the compensation may amount up to a pre-determined multiplier of target level. Short-term variable compensation can be awarded in cash.

[•]	[3][•]

Vergütungen können durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausgerichtet werden.	Compensation may be paid by the Company or companies controlled by it.

[3]	Note to Draft: insert very basic parameter for the long term incentive compensation once a concrete arrangement has been commercially agreed

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Artikel 29: Kredite und Vorsorgepläne Es werden keine Darlehen oder Kredite an Mitglieder des Verwaltungsrats oder der Geschäftsleitung gewährt.	Article 29: Credit and pension schemes No loans or credits shall be granted to the members of the Board of Directors or Executive Management.

Die Verwaltungsratsmitglieder, die nicht auch Mitglieder der Geschäftsleitung sind, nehmen nicht an den Vorsorgeeinrichtungen der Gesellschaft teil. Die Mitglieder der Geschäftsleitung sind berechtigt, an den Vorsorge- und Pensionsplänen teilzunehmen.	The members of the Board of Directors not serving in the Executive Management shall not participate in the Company’s pension and retirement plans. The members of the Executive Management are eligible to participate in the Company’s retirement and pension schemes.

VI.  BEENDIGUNG

Artikel 30: Auflösung und Liquidation

Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.

VI.  LIQUIDATION

Article 30: Dissolution and liquidation

The General Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.	The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting of Shareholders has not entrusted the same to other persons.

Die Liquidation der Gesellschaft erfolgt nach Massgabe der Artikel 742 ff. OR. Die Liquidatoren sind ermächtigt, Aktiven (Grundstücke eingeschlossen) auch freihändig zu verkaufen.	The liquidation of the Company shall take place in accordance with Articles 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

Nach erfolgter Tilgung der Schulden wird das Vermögen unter die Aktionäre nach Massgabe der eingezahlten Beträge verteilt.	After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

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VII. BENACHRICHTIGUNGEN, SPRACHE DER STATUTEN, RECHTSKOSTEN UND SCHIEDSGERICHT

Artikel 31: Mitteilungen und Bekanntmachungen

Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt. Der Verwaltungsrat kann weitere Publikationsorgane bestimmen.

Mitteilungen der Gesellschaft an die Aktionäre sowie andere Bekanntmachungen erfolgen durch Publikation im Schweizerischen Handelsamtsblatt.

VII. INFORMATION, LANGUAGE OF THE ARTICLES OF ASSOCIATION, LEGAL COST AND ARBITRATION

Article 31: Notices and announcements

The publication instrument of the Company is the Swiss Official Gazette of Commerce. The Board of Directors may designate further means of publication.

Notices by the Company to the shareholders and other announcements shall be published in the Swiss Official Gazette of Commerce.

Artikel 32: Sprache der Statuten Im Falle eines Widerspruchs zwischen der deutschen und jeder anderen Fassung dieser Statuten ist die deutsche Fassung massgeblich.

Article 32: Language of the Articles of Association

In the event of deviations between the German version of these Articles of Association and any version in another language, the German authentic text prevails.

Artikel 33: Kosten in Rechtsverfahren

Die Gesellschaft kann Verwaltungsrats- und Geschäftsleitungsmitglieder für Kosten, die im Zusammenhang mit rechtlichen, regulatorischen oder ähnlichen Verfahren entstehen, ihnen entsprechende Vorschüsse leisten.

Article 33: Costs in legal proceedings

The Company may grant advances to members of the Board of Directors and Executive Management for costs incurred in connection with legal, regulatory or similar proceedings.

Die Gesellschaft kann die Mitglieder des Verwaltungsrats sowie der Geschäftsleitung aus dem Gesellschaftsvermögen im Rahmen des gesetzlich Zulässigen schadlos halten für Forderungen, Kosten, Verluste, Schäden, Bussen, und sonstige Auslagen, welche ihnen im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft entstehen bzw. gegen diese erhoben werden.	The Company is authorized to indemnify and hold harmless to the extent permitted by applicable law each of the members of the Board of Directors and the Executive Management out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain in connection with their service on behalf of the Company.

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Artikel 34: Schiedsklausel

Gesellschaftsrechtliche Streitigkeiten werden durch ein Schiedsgericht mit Sitz in Zürich, Schweiz, beurteilt. Das Schiedsgericht besteht aus drei Schiedsrichtern. Das Schiedsverfahren wird in Englisch durchgeführt.

Diese Schiedsklausel ist gegenüber allen Aktionären, der Gesellschaft und den Organen der Gesellschaft verbindlich.

Das Schiedsverfahren unterliegt den Vorschriften der Schiedsgerichtsordnung der Internationalen Handelskammer (ICC), die am Datum der Einreichung des Schiedsantrages gemäss der vorgenannten Schiedsordnung in Kraft sind.

Article 34: Arbitration

Corporate litigations shall be resolved by an arbitration court with its seat in Zurich, Switzerland. The number of arbitrators shall be three. The arbitral proceedings shall be conducted in English.

This arbitration clause shall be binding on all shareholders of the Company, the Company itself and the corporate bodies of the Company.

The arbitration proceedings shall be resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force on the date on which the request for arbitration is submitted in accordance with these rules.

VIII. ÜBERGANGSBESTIMMUNGEN Artikel 35: Sacheinlagen [•]

VIII. TRANSITIONAL PROVISIONS

Article 35: Contributions in Kind

[will include Swiss law mandatory disclosure regarding issue of common and preference shares against contribution in kind in connection with (a) management rollup into TopCo, (b) rollup of SL/PG into TopCo and (c) roll up of Sponsor and SPAC investors into TopCo; i.e. name of contributor/new shareholder, nature and value of contribution in kind consideration and no of shares issued to contributor/new shareholder]

Zürich, [•] 2020	Zurich, [•], 2020

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